Form 10-K405, Exhibit 13
period 1996-12-31
MASON DIXON BANCSHARES INC/MD
filed 1997-03-31
CIK 879558

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

                                                                                 YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                     1996         1995         1994         1993         1992
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Interest income                                             $    58,796  $    46,737  $    34,790  $    35,008  $    37,794
  Interest expense                                                 29,244       23,071       15,392       15,217       18,468
                                                              -----------  -----------  -----------  -----------  -----------
    Net interest income                                            29,552       23,666       19,398       19,791       19,326
  Provision for credit losses                                         836           --           --          329          812
                                                              -----------  -----------  -----------  -----------  -----------
    Net interest income after provision for credit losses          28,716       23,666       19,398       19,462       18,514
  Other operating income                                            7,481        4,159        3,245        4,031        4,410
  Other operating expenses                                         24,758       17,944       13,806       13,793       13,998
                                                              -----------  -----------  -----------  -----------  -----------
  Income before income taxes and cumulative effect of
    accounting changes                                             11,439        9,881        8,837        9,700        8,926
  Applicable income taxes                                           3,003        2,582        2,225        3,082        3,154
                                                              -----------  -----------  -----------  -----------  -----------
  Income before cumulative effect of accounting changes             8,436        7,299        6,612        6,618        5,772
  Cumulative effect of accounting change for:
    Post-retirement benefits                                           --           --           --         (482)          --
    Income taxes                                                       --           --           --          471           --
                                                              -----------  -----------  -----------  -----------  -----------
      Net Income                                              $     8,436  $     7,299  $     6,612  $     6,607  $     5,772
                                                              -----------  -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------  -----------
PER SHARE DATA
  Income before cumulative effect of accounting changes*      $      1.60  $      1.54  $      1.52  $      1.52  $      1.31
  Cumulative effect of accounting change for:
    Post-retirement benefits*                                          --           --           --        (0.11)          --
    Income taxes*                                                      --           --           --         0.11           --
                                                              -----------  -----------  -----------  -----------  -----------
  Net income*                                                 $      1.60  $      1.54  $      1.52  $      1.52  $      1.31
  Dividends paid *                                            $      0.52  $     0.485  $      0.45  $      0.42  $      0.34
  Book value                                                  $     13.71  $     12.67  $      9.89  $     10.27  $      8.66
  Tangible book value                                         $     12.80  $     11.66  $      9.89  $     10.27  $      8.66
  Shares outstanding                                            5,303,166    5,258,040    4,326,125    4,363,902    4,356,402

OTHER DATA
  Total assets                                                $   841,074  $   765,781  $   507,572  $   489,058  $   460,143
  Total deposits                                              $   620,735  $   593,835  $   383,058  $   373,022  $   370,601
  Total loans-net                                             $   392,997  $   348,221  $   192,885  $   195,779  $   198,506
  Total equity                                                $    72,699  $    66,596  $    42,773  $    44,797  $    37,744

KEY RATIOS
  Return on average stockholders' equity                           12.27%       13.69%       15.28%       16.53%       16.30%
  Return on average total assets                                    1.05%        1.18%        1.34%        1.40%        1.26%
  Dividends declared to net income                                 32.60%       31.83%       29.71%       27.71%       26.16%
  Average stockholders' equity to average total assets              8.54%        8.60%        8.75%        8.50%        7.75%

*BASED ON THE WEIGHTED AVERAGE NUMBER OF SHARES AFTER GIVING EFFECT TO THE 3-FOR-1 STOCK SPLIT IN 1994.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

  The following pages of this report present management's discussion and analysis of the consolidated financial condition, results of operations, and cash flows of Mason-Dixon Bancshares, Inc. ("Mason-Dixon"), including its subsidiaries: Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 1996.

  Mason-Dixon is a two bank holding company headquartered in Westminster, Maryland. Prior to 1995, Mason-Dixon consisted of one bank subsidiary, Carroll County Bank. On July 17, 1995, Mason-Dixon acquired all of the outstanding stock of Bank Maryland Corp located in Towson, Maryland for a combination of cash and stock in a transaction accounted for as a purchase. As a result of the acquisition, Bank of Maryland, Bank Maryland Corp's principal subsidiary, became a wholly-owned subsidiary of Mason-Dixon.

  The application of the purchase method of accounting requires that the earnings of any newly acquired company be included in consolidated earnings after the acquisition date. Assets and liabilities of the acquired company are adjusted to market value as of the date of the acquisition and are included in the consolidated statement of condition subsequent to the acquisition. Any excess of the purchase price over the net assets acquired is considered goodwill and is amortized over a period usually ranging from five to forty years.

  As a result of applying the purchase method of accounting, historical statements of earnings included in this Management Discussion and the accompanying financial statements are not restated to include the historical financial information of Bank Maryland Corp prior to the acquisition. Therefore, results of operations include Bank of Maryland for a full year for 1996, approximately half of the year for 1995, and not at all for 1994. Throughout this Management Discussion, references are made to the effects of the acquisition on the reported results of operations. In order to facilitate comparisons from year to year, estimates of amounts attributable to the full year impact of the acquisition are included where relevant. The estimated impact was computed by annualizing the amounts in 1995's results of operations which were contributed by Bank of Maryland.

  PERFORMANCE OVERVIEW -- Mason-Dixon achieved a record level of earnings for 1996, marking the 12th consecutive year of higher profits. Net income for 1996 totaled $8,436,000, an increase of 16% over 1995's net income of $7,299,000. Net income for 1994 was $6,612,000. On a per share basis, net income was $1.60 in 1996, up from $1.54 in 1995 and $1.52 in 1994. Factors contributing to the increase in net income were the additional earnings added by the full year impact of Bank of Maryland's earnings and higher levels of net interest income and other operating income. The favorable impact of these items was partially offset by a higher provision for credit losses and increased levels of other operating expenses. Mason-Dixon's return on average assets was 1.05%, lower than the 1.18% and 1.34% posted in 1995 and 1994, respectively. Return on average stockholders' equity was 12.27%, down from 13.69% in 1995 and 15.28% in 1994. Returns on average assets and average equity were affected by the merger with Bank of Maryland. Results for 1996 reflect the full year impact, while 1995 results reflect the impact from the acquisition date. Ratios for 1994 do not include any impact of the Bank of Maryland acquisition.

  NET INTEREST INCOME -- Net interest income continues to be the principal component of net income and totaled $29,552,000. Net interest income for 1995 and 1994 was $23,666,000 and $19,398,000, respectively. The increase in net interest income was attributable to the effects of the acquisition and a full year inclusion of net interest income pursuant to the acquisition of Bank of Maryland.

  A significant portion of earning assets are tax exempt instruments, therefore, it is more appropriate to analyze net interest income on a tax equivalent basis. Analyzing net interest income on a tax equivalent basis adjusts interest income for the tax exempt status of certain loans and investment securities to an amount approximating what would have been earned if the income were fully taxable. The following table highlights the major components of net interest income, adjusting for tax equivalency, for the past three years:

--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                 1996                               1995                        1994
-----------------------------------------------------------------------------------------------------------------------------------

                                           AVERAGE                YIELD/     AVERAGE                YIELD/     AVERAGE
                                           BALANCE    INTEREST     RATE      BALANCE    INTEREST     RATE      BALANCE    INTEREST
-----------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans                                  $   365,778  $  34,122      9.33%  $  260,511  $  25,133      9.65%  $  194,711  $  16,787
  Investments:
    Taxable                                   66,504      4,353      6.55%      35,780      2,420      6.76%      19,915      1,490
    Mortgage-backed securities               221,624     15,315      6.91%     208,302     15,004      7.20%     199,025     13,547
    Tax-exempt                                72,394      6,029      8.33%      63,766      5,332      8.36%      54,909      4,643
  Federal funds sold                          21,826      1,176      5.39%      13,144        834      6.35%       1,701         72
  Interest bearing deposits in banks             210         16      7.62%         149         12      8.05%         271          9
                                         ---------------------------------  --------------------------------  ---------------------
  Total earning assets                       748,336     61,011      8.15%     581,652     48,735      8.38%     470,532     36,548
                                                      ---------                         ---------                         ---------
Non-interest earning assets
  Cash and due from banks                     19,701                            13,580                            10,049
  Premises and equipment                      15,552                            12,042                             9,668
  Other assets                                26,313                            16,686                             6,781
  Allowance for credit losses                 (4,827)                           (3,822)                           (2,634)
                                         -----------                        ----------                        ----------
Total assets                             $   805,075                        $  620,138                        $  494,396
                                         -----------                        ----------                        ----------
                                         -----------                        ----------                        ----------
Interest bearing liabilities
  Demand deposits                        $    58,676  $   1,514      2.58%  $   43,103  $   1,115      2.59%  $   39,834  $   1,036
  Savings deposits                           182,857      5,628      3.08%     158,228      4,972      3.14%     158,571      4,827
  Time deposits                              286,557     15,860      5.53%     200,883     11,568      5.76%     132,128      6,305
  Borrowings                                 115,919      6,242      5.38%      93,351      5,416      5.80%      71,392      3,224
                                         ---------------------------------  --------------------------------  ---------------------
  Total interest bearing liabilities         644,009     29,244      4.54%     495,565     23,071      4.66%     401,925     15,392
                                                      ---------                         ---------                         ---------
Non-interest bearing liabilities
  Demand deposits                             83,825                            63,072                            45,165
  Other                                        8,471                             8,183                             4,034
Stockholders' equity                          68,770                            53,318                            43,272
                                         -----------                        ----------                        ----------
Total liabilities and stockholders'
  equity                                 $   805,075                        $  620,138                        $  494,396
                                         -----------                        ----------                        ----------
                                         -----------                        ----------                        ----------
Net interest spread                                   $  31,767      3.61%              $  25,664      3.72%              $  21,156
                                                      ---------                         ---------                         ---------
                                                      ---------                         ---------                         ---------
Net interest margin                                                  4.25%                             4.41%

(DOLLARS IN THOUSANDS)
---------------------------------------
                                          YIELD/
                                           RATE
---------------------------------------
Earning assets
  Loans                                      8.62%
  Investments:
    Taxable                                  7.48%
    Mortgage-backed securities               6.81%
    Tax-exempt                               8.46%
  Federal funds sold                         4.23%
  Interest bearing deposits in banks         3.32%

  Total earning assets                       7.77%

Non-interest earning assets
  Cash and due from banks
  Premises and equipment
  Other assets
  Allowance for credit losses

Total assets

Interest bearing liabilities
  Demand deposits                            2.60%
  Savings deposits                           3.04%
  Time deposits                              4.77%
  Borrowings                                 4.52%

  Total interest bearing liabilities         3.83%

Non-interest bearing liabilities
  Demand deposits
  Other
Stockholders' equity

Total liabilities and stockholders'
  equity

Net interest spread                          3.94%

Net interest margin                          4.50%

  Net interest income on a tax equivalent basis was $31,767,000, an increase of 24% from 1995's net interest income of $25,664,000. Net interest income for 1994 totaled $21,156,000.

  The tax equivalent net interest margin decreased to 4.25% from 4.41% as interest spreads tightened in 1996. For 1994, the tax equivalent net interest margin was 4.50%. The decrease in the margin occurred as average rates on earning assets decreased 23 basis points, while the average rates paid on deposits and borrowings decreased by 12 basis points.

  Changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and borrowings. Changes in the levels of earning assets and interest bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on

--------------------------------------------------------------------------------

deposits and borrowings are referred to as rate-related variances. The table below summarizes the changes in tax equivalent net interest income due to volume and rate variances:

(DOLLARS IN THOUSANDS)           1996 COMPARED TO 1995    1995 COMPARED TO 1994    1994 COMPARED TO 1993
---------------------------------------------------------------------------------------------------------

                                    INCREASE                 INCREASE                INCREASE
                                   (DECREASE)               (DECREASE)              (DECREASE)
                                     DUE TO                   DUE TO                  DUE TO
                                ------------------------  ----------------------  -----------------------
                                VOLUME    RATE    TOTAL   VOLUME   RATE   TOTAL   VOLUME   RATE    TOTAL
                                -------------------------------------------------------------------------
Interest income
  Loans                         $10,156  $(1,167) $8,989  $5,673  $2,673  $8,346  $ (471) $  (152) $ (623)
  Investments:
    Taxable                       2,078     (145)  1,933   1,187    (257)    930     (53)     113      60
    Mortgage-backed securities      960     (649)    311     631     826   1,457     103   (1,263) (1,160)
    Tax-exempt                      721      (24)    697     749     (60)    689   2,401     (208)  2,193
  Other earning assets              556     (210)    346     480     285     765      (7)      22      15
                                ------------------------  ----------------------  -----------------------
Total interest income            14,471   (2,195) 12,276   8,720   3,467  12,187   1,973   (1,488)    485
Interest expense
  Interest bearing demand
    deposits                        403       (4)    399      85      (6)     79      98     (148)    (50)
  Savings deposits                  774     (118)    656     (10)    155     145       8     (463)   (455)
  Time deposits                   4,934     (642)  4,292   3,280   1,984   5,264     (67)    (335)   (402)
  Borrowings                      1,309     (483)    826     993   1,198   2,191     616      466   1,082
                                ------------------------  ----------------------  -----------------------
Total interest expense            7,420   (1,247)  6,173   4,348   3,331   7,679     655     (480)    175
                                ------------------------  ----------------------  -----------------------
Net interest income             $ 7,051  $  (948) $6,103  $4,372  $  136  $4,508  $1,318  $(1,008) $  310
                                ------------------------  ----------------------  -----------------------
                                ------------------------  ----------------------  -----------------------

  Interest income on a tax equivalent basis totaled $61,011,000, an increase of $12,276,000 from 1995. The increase was primarily attributable to higher levels of average assets as a result of the acquisition. Average earning assets were $166,684,000 higher for 1996 compared to 1995. The effects of the acquisition added approximately $104,093,000, while other growth totaled $62,591,000. Average yields declined 23 basis points due to a lower rate environment.

  Interest expense totaled $29,244,000, up $6,173,000 from $23,071,000. Average interest bearing deposits increased $125,876,000 and average borrowings increased $22,568,000, resulting in higher interest expense. The weighted average rates paid on interest bearing deposits decreased 3 basis points, as rates paid on NOW and Savings accounts declined slightly and the mix of average interest bearing deposits became more concentrated in higher yielding time deposits. Average rates on borrowings declined 42 basis points, reflecting a decline in short-term interest rates in 1996.

  PROVISION AND ALLOWANCE FOR CREDIT LOSSES -- Mason-Dixon places a strong emphasis on asset quality and performs a thorough analysis of the risks in its loan portfolio and the allowance for credit losses. Each subsidiary maintains an adequate allowance for credit losses and performs a regular overview to assure that adequacy. Review of the loan portfolio and assessment of the adequacy of the allowance for credit losses is a continuing process in light of changing economic conditions and changes in the strength of borrowers. In management's opinion, the allowance for credit losses is adequate as of December 31, 1996.

  The provision for credit losses in 1996 totaled $836,000. No provision was recognized in 1995 or 1994. The increase in the provision is largely due to growth in loans, which grew by $45,214,000. While net chargeoffs increased by $145,000 to total $398,000, net chargeoffs as a percentage of average loans was only .11%. This compares to .10% in 1995 and .03% in 1994. Intensive collection efforts continue after loans are charged off.

--------------------------------------------------------------------------------

Recoveries as a percentage of prior year chargeoffs were 82% in 1996, 67% in 1995, and 61% in 1994. The allowance for credit losses was 1.30% of loans outstanding at December 31, 1996 and 1.34% at December 31, 1995 and 1994.

  Loans 90 days or more past due, secured by sufficient collateral and, therefore, still accruing, were $214,000 (.05% of loans outstanding), compared to $277,000 (.08% of loans outstanding) for 1995 and $62,000 (.03% of loans outstanding) for 1994.

  Non-accrual loans totaled $2,821,000 (.71% of loans outstanding), compared to $1,560,000 (.44% of loans outstanding) at year end 1995 and $211,000 (.11% of loans outstanding) at year end 1994. Non-performing loans, which consist of non-accrual loans and loans 90 days past due, totaled $3,035,000 at year end 1996, compared to $1,837,000 for 1995 and $273,000 for 1994. Non-performing loans as a percentage of total loans were .76% at year end 1996, compared to
 .52% for 1995 and .14% for 1994. Coverage of non-performing loans (allowance for credit losses divided by non-performing loans) equaled 1.70x, 2.57x, and 9.62x at December 31, 1996, 1995, and 1994, respectively. Although levels of non-performing loans increased, Mason-Dixon still compares favorably to national industry peers. The average level of non-performing loans as a percentage of loans for bank holding companies with assets between $500 million and $1 billion was .97% at September 30, 1996.

  OTHER OPERATING INCOME -- Other operating income consists of service charges on deposit accounts, fees for trust services, gains on sales of loans and securities, commissions received on sales of annuities and mutual funds, loan servicing fees, and other miscellaneous income, such as safe deposit box rental fees.

  Total other operating income amounted to $7,481,000, up $3,322,000 or 80% from 1995. Approximately $561,000 of the increase was attributable to the full year effect of the acquisition of Bank of Maryland. Also contributing was growth in most other components of other operating income, as well as a gain recognized on the sale of deposits.

  Service charges increased $493,000, with the full year effect of the Bank of Maryland acquisition approximating $449,000 of the increase. The remaining increase in service charges of $44,000 was due to the increased volume of overdrafts and Automated Teller Machine transactions. Pricing on most service charges remained constant. Trust Division income continued to increase, up by $294,000 or 26%. Trust assets under management grew by $14,777,000 or 10%, to reach $161,307,000. Gains on sales of securities totaled $271,000, compared to $107,000 and $192,000 in 1995 and 1994, respectively. Gains on sales of mortgage loans increased to $584,000, compared to a $202,000 gain in 1995 and a $55,000 loss in 1994. The increase accompanied significant growth in mortgage loan origination volume, as Mason-Dixon expanded its mortgage operation in the third quarter of 1996. The expansion included the opening of two Maryland production offices in Eldersburg and Millersville. A gain of $1,469,000 on the sale of deposits was recognized in the fourth quarter of 1996 for the sale of the Bethesda branch deposits of Bank of Maryland. All other sources of other operating income increased by $520,000. Included in this increase is a $151,000 gain recognized from the sale of a former branch site which was relocated and $144,000 in increased commissions from the sales of annuities and mutual funds.

  OTHER OPERATING EXPENSES -- Total other operating expenses increased by $6,814,000 or 38%. Much of this increase was attributable to the full year impact of Bank of Maryland, which accounted for $4,473,000 of the increase. Excluding the acquisition effects, expenses grew by $2,341,000 or 13%. All components of other operating expenses increased with the exception of Federal Deposit Insurance Corporation (FDIC) insurance.

  Salaries and employee benefits increased by $3,958,000 or 38%. In addition to Bank of Maryland's full year expense impact of $2,257,000, salaries and benefits grew by $1,701,000 or 16%. This increase resulted from normal increases in salaries and wages, increased staffing levels for expanded mortgage banking operations, a restructuring charge for the consolidation of several back office functions, severance costs related to the sale of the Bethesda branch, and the addition of a new Bank of Maryland branch. Costs relating to employee benefits increased from 1995, largely due to higher pension plan expenses.

  Net occupancy expenses grew by $845,000, with Bank of Maryland's full year expense impact adding $650,000 to the growth in this category. Excluding the increased expenses attributable to the acquisition, net occupancy

--------------------------------------------------------------------------------

expenses increased by $195,000 or 13%, compared to 16% growth from 1994 to 1995. Occupancy cost increases include approximately $79,000 related to severe winter weather in 1996, which increased utility and maintenance expenses, and $53,000 for an additional branch office.

  Equipment expenses increased by $310,000. Expenses added by the full year impact of the acquisition totaled $387,000. Excluding the effects of the acquisition, equipment expenses decreased by $77,000. Equipment expenses increased just $8,000 from 1994 to 1995, net of the effects of the acquisition. Equipment expenses in 1996 reflect the benefits of the transition of Bank of Maryland's data processing platform to ALLTEL Information Services in the second quarter, which resulted in lower equipment depreciation and maintenance expenses. Prior to this date, Bank of Maryland performed its data processing in-house.

  FDIC insurance expenses declined $449,000. The significant decrease resulted as the FDIC lowered insurance premiums dramatically. At the beginning of 1996, premiums were reduced to the statutory minimum of $2,000 annually for well capitalized institutions.

  Outside data processing expenses increased by $85,000 or 9% due primarily to the addition of Bank of Maryland to the ALLTEL Information Services data processing platform. As previously mentioned, Bank of Maryland's data processing was performed in-house prior to the transition. Also included in this increase is a non-recurring charge of $30,000 for expenses related to the sale of branch deposits.

  Amortization of mortgage sub-servicing rights totaled $415,000 in 1996, compared to $173,000 in 1995. This expense reflects the amortization of the purchase price of mortgage sub-servicing rights acquired in the purchase of Bank of Maryland. In 1996, a full year is included for Bank of Maryland compared to five months in 1995. Mortgage sub-servicing rights permit the company to maintain escrow and other deposits for loans serviced by a third party. These rights are discussed in detail in the Balance Sheet Review of this Management Discussion as well as in the notes to the consolidated financial statements.

  Amortization of intangible assets totaled $493,000 in 1996, compared to $210,000 in 1995. Intangible assets include goodwill created as a result of the merger, as well as other intangible assets acquired in the merger. As with all expenses of Bank of Maryland, 1996 includes a full year's amortization compared to five months in 1995.

  Other expenses increased by $1,540,000 or 52%. The full year impact of the acquisition totaled $721,000.
Excluding the effects of the acquisition, other expenses grew $819,000 or 28%. The increase includes $497,000 in non-recurring costs associated with Bank of Maryland's Bethesda branch sale and data processing integration, and various other professional and miscellaneous activities.

  NET OVERHEAD -- Management continues to monitor two ratios which it believes are effective measures of cost containment and efficiency. The first is the net overhead ratio, which measures the level of net operating expenses (other operating expenses less other operating income) as a percentage of average assets. The net overhead ratio for 1996 was 2.18%, improving from 2.24% for 1995. The net overhead ratio for 1994 was 2.17%. The second ratio monitored by management is known as the efficiency ratio. This ratio measures other operating expenses as a percentage of operating income (tax equivalent net interest income plus other operating income). For 1996, the efficiency ratio was 63.6%. Efficiency ratios for 1995 and 1994 were 60.4% and 57.0%, respectively. Contributing to the increase in the efficiency ratio was the full year effect of the acquisition, with Bank of Maryland having higher overhead ratios than Mason-Dixon prior to the transaction. Generally, net overhead ratios below 2.25% and efficiency ratios below 63.0% are considered favorable.

  INCOME TAXES -- Income tax expenses increased $421,000 from 1995, due to higher levels of pretax net income. The effective tax rate for 1996 was 26.3%, up slightly from 26.1% in 1995 and 25.2% in 1994. Note 17 to the consolidated financial statements includes a reconciliation of Federal income tax expense computed using the Federal statutory rate of 34%. See Notes 1 and 17 to the consolidated statements for additional information relating to income tax expense and tax benefits acquired in 1995.

--------------------------------------------------------------------------------

  LIQUIDITY AND INTEREST RATE RISK -- Liquidity describes the ability of Mason-Dixon and its bank subsidiaries to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the banks' customers and to fund current and planned expenditures. Through its bank subsidiaries, Mason-Dixon derives liquidity from increased customer deposits, the maturity distribution of the investment portfolio, loan repayments, and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met utilizing short-term funds markets. Longer-term funding requirements can be obtained through advances from the Federal Home Loan Bank (FHLB). Mason-Dixon's bank subsidiaries maintain lines of credit with the FHLB of $135,000,000. At December 31, 1996, Mason-Dixon's loan to deposit ratio was 64%. Additionally, Mason-Dixon's securities classified as available for sale, which totaled $165,287,000, were available for the management of liquidity and interest rate risk. Mortgage-backed securities classified as held to maturity, which totaled $70,106,000, provide significant cash flow each month. Cash and cash equivalents at December 31, 1996 were $46,346,000, up from $33,103,000 at year end 1995. Management is not aware of any trends, demands, commitments, or uncertainties that are reasonably likely to result in material changes in liquidity.

  Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of earning assets and funding sources. Asset/Liability Committees of the subsidiary banks manage the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with liquidity, growth, and capital adequacy goals.

  Mason-Dixon's interest rate sensitivity at December 31, 1996, on a consolidated basis, is set forth in the table below:

                                                                  AFTER 3     AFTER 1                   NON-
                                                                  MONTHS-      YEAR-                  INTEREST
                                                       WITHIN      WITHIN      WITHIN      AFTER      SENSITIVE
(DOLLARS IN THOUSANDS)                                3 MONTHS     1 YEAR     5 YEARS     5 YEARS       FUNDS       TOTAL
----------------------------------------------------------------------------------------------------------------------------
Assets
Investment securities                                $   56,737  $   51,887  $  111,163  $  138,744  $        --  $  358,531
Loans (including loans held for sale)                   161,338      51,919     156,487      31,562           --     401,306
Other rate sensitive assets                              19,454          --          --          --           --      19,454
Interest sensitivity hedges on assets                   (12,000)     (3,000)     15,000          --           --          --
Non-interest earning assets                                  --          --          --          --       61,783      61,783
                                                     ----------  ----------  ----------  ----------  -----------  ----------
    Total Assets                                     $  225,529  $  100,806  $  282,650  $  170,306  $    61,783  $  841,074
                                                     ----------  ----------  ----------  ----------  -----------  ----------
                                                                                                                  ----------
Liabilities and Stockholders' Equity
Interest bearing deposits                            $   90,335  $  185,410  $  214,244  $   36,086  $        --  $  526,075
Short-term borrowings                                    53,734          --          --          --           --      53,734
Long-term borrowings                                     75,924           1       9,350          --           --      85,275
Non-interest bearing liabilities and stockholders'
  equity                                                     --          --          --          --      175,990     175,990
                                                     ----------  ----------  ----------  ----------  -----------  ----------
    Total Liabilities and Stockholders' Equity       $  219,993  $  185,411  $  223,594  $   36,086  $   175,990  $  841,074
                                                     ----------  ----------  ----------  ----------  -----------  ----------
                                                                                                                  ----------
Interest rate sensitivity gap                        $    5,536  $  (84,605) $   59,056  $  134,220  $  (114,207)
Cumulative interest rate sensitivity gap             $    5,536  $  (79,069) $  (20,013) $  114,207           --
Cumulative ratio of interest sensitive assets to
  interest sensitive liabilities                           1.03        0.80        0.97        1.17         1.00

--------------------------------------------------------------------------------

  The rate sensitivity analysis provided in the preceding table indicates the sensitivity to fluctuations in interest rates by analyzing maturity and repricing information for selected categories of assets and liabilities. Other rate sensitive assets, consisting of Federal funds sold and interest bearing deposits in banks, are assigned to an immediately repricable category, as these are overnight investments. Mortgage-backed investments are categorized based on the estimated amortization of these securities using recent prepayment histories. Fixed rate investments are grouped by final maturity date. Variable rate investments are categorized according to the next available repricing opportunity. Fixed rate loans are grouped in the appropriate category based on normal scheduled amortization. Variable rate loans are categorized based on the next available repricing opportunity. Interest bearing deposits without a contractual maturity are based on management's estimates of deposit withdrawals. Interest bearing deposits with contractual maturities are categorized based on the effective maturity of the deposit.

  As a general rule, a positive GAP will have the effect of increasing net interest income during periods of rising interest rates, as higher volumes of rate sensitive earning assets will reprice at higher levels than rate sensitive liabilities. A negative GAP will usually have the opposite effect, as more rate sensitive liabilities will reprice at higher levels than rate sensitive assets, resulting in lower net interest income. In falling rate environments, the effects are reversed. A positive GAP will result in lower net interest income and a negative GAP will result in higher net interest income.

  At December 31, 1996, Mason-Dixon had a negative one year GAP (rate sensitive liabilities in excess of rate sensitive assets) of $79,069,000, which was 9% of assets. The negative GAP tightens to $20,013,000 or 2% of assets at five years.

  At December 31, 1995, Mason-Dixon had a positive one year GAP of $4,186,000 and a negative five year GAP of $4,181,000. The change was due to significant growth in earning assets in the one to five year category, while growth in interest bearing deposits and borrowings was concentrated in categories under one year. Management believes its overall rate sensitivity position is appropriate for current rate conditions.

  Mason-Dixon's bank subsidiaries employ the use of interest rate swaps to manage the interest rate risks of certain transactions and manage overall levels of interest rate risk. Interest rate swaps involve an agreement to exchange fixed and variable rate interest payments based on a notional amount. The use of interest rate swaps involves no exposure to loss of principal, as swaps do not involve the exchange of notional amounts, only net interest payments. Any credit risk is equal to the fair value of the instrument if a counterparty fails to perform, which is normally a small percentage of the notional amount and fluctuates with movements in interest rates. Counterparty risk is mitigated by executing all transactions in national markets with highly rated counterparties using International Derivatives Association Master Agreements. At December 31, 1996, the notional amount of all interest rate swaps totaled $48,000,000. The risk of loss due to failure of the counterparty to perform was $119,000, which is the total of all interest rate swaps in a gain position. The terms of all interest rate swaps as of December 31, 1996 were as follows:

                                                                   INTEREST RATE SWAPS THAT MATURE WITHIN:
                                                                     ONE        TWO       THREE      FOUR
(DOLLARS IN THOUSANDS)                                              YEAR       YEARS      YEARS      YEARS      TOTAL

--------------------------------------------------------------------------------

Pay fixed/receive floating:
  Notional amount                                    $   3,000  $   5,000  $   5,000  $   5,000  $  18,000
  Weighted average rates received                         5.53%      5.57%      5.53%      5.59%      5.56%
  Weighted average rates paid                             5.99%      6.06%      5.11%      6.45%      5.89%
Receive fixed/pay floating:
  Notional amount                                           --  $  20,000  $  10,000         --  $  30,000
  Weighted average rates received                           --       6.42%      5.30%        --       6.05%
  Weighted average rates paid                               --       5.60%      5.45%        --       5.55%

--------------------------------------------------------------------------------

  BALANCE SHEET REVIEW -- Total assets ended 1996 at $841,074,000, increasing $75,293,000 or just under 10%. The growth in total assets reflects increased levels of cash, loans, and investment securities. The increase in assets was funded through increases in deposits, borrowed funds, and stockholders' equity.

  Investment securities totaled $358,531,000, an increase of $18,019,000 or 5%. Much of the increase occurred as deposits and borrowings grew more than loans, resulting in an increase in investment securities. Securities classified as held to maturity increased $26,867,000 or 16%. The market value of the held to maturity investments was $194,257,000, a .5% unrealized appreciation over the amortized cost of $193,244,000. Securities classified as available for sale declined by $8,848,000, due to a significant increase in cash flows from mortgage-backed securities and normal scheduled maturities. Management believes that the available for sale portfolio, which totaled $165,287,000 at December 31, 1996, is more than sufficient to allow for prudent management of liquidity and interest rate risk.

  Overall, the securities portfolio was comprised mainly of U.S Treasury securities and obligations of U.S. government agencies or sponsored agencies, which totaled $249,875,000 (70%). Obligations of states and municipalities totaled $78,070,000 (22%) at December 31, 1996. For several years, management has increased the holdings of tax exempt securities. The increase has been attributable to attractive tax equivalent yields compared to alternative high quality securities with similar term structures. Continued growth in the level of the tax exempt portfolio will be influenced by tax equivalent rates offered on tax exempt securities compared to other investment alternatives, potential changes in tax laws, and Alternative Minimum Tax considerations.

  Loans increased by $45,214,000 or 13%. Growth in residential real estate mortgages was spurred by the expansion of mortgage banking activities during 1996, which resulted in increased originations of adjustable rate mortgages. These mortgages are generally retained and not sold due to a lower level of interest rate risk associated with these types of loans. Also contributing to growth in this category was an increase in home equity loans, which continue to be popular with consumers. Growth was also realized in commercial real estate loans and consumer loans.

  Deferred income taxes decreased by $378,000. The decrease is primarily attributable to the realization of a portion of Bank of Maryland's net operating loss carryforwards of $718,000. Offsetting the decrease is a reduction in the deferred tax liability related to available for sale securities. As the unrealized gain on these securities declined in 1996, the related tax liability declined, increasing deferred income taxes by $220,000.

  Mortgage servicing and sub-servicing rights declined by $378,000, due to normal scheduled amortization. Bank of Maryland holds mortgage sub-servicing rights to maintain escrow and other deposits for mortgages serviced by Greystone, a mortgage servicing company. These rights are valued much like a core deposit intangible. The right to maintain these deposits, both interest bearing and non-interest bearing, were purchased originally for $10,030,000. The purchase price is being amortized using the higher of the straight-line or level yield method. At year end, accumulated amortization reduced the book value to $3,732,000. Valuations are performed to determine if there has been any significant deterioration in value which would require a write-down in reported book value. Carroll County Bank had unamortized mortgage servicing rights totaling $88,000 at year end 1996.

  Intangible assets at year end represent goodwill created as a result of the Bank Maryland Corp acquisition and a core deposit intangible acquired. Goodwill is typically created in acquisitions accounted for under the purchase method of accounting, and represents the excess of the purchase price of Bank Maryland Corp over the fair value of the net assets acquired. This $5,151,000 amount is being amortized over 15 years using the straight-line method. The remaining book value of goodwill was $4,702,000 at December 31, 1996. The unamortized portion of the core deposit intangible asset totaled $97,000 at year end.

--------------------------------------------------------------------------------

  Deposits grew by $26,900,000 or 5%. The overall growth was impacted by the sale of the deposits of Bank of Maryland's Bethesda branch. Excluding the sale of these deposits, which totaled $18,694,000, deposits increased $45,594,000 or 8%. The table below highlights the changes in deposit levels and the composition of total deposits:

                                                                                  PERCENT                    PERCENT
                                                                 DECEMBER 31,    OF TOTAL    DECEMBER 31,   OF TOTAL
(DOLLARS IN THOUSANDS)                                               1996        DEPOSITS        1995       DEPOSITS
----------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                                     $    94,660          15%    $   89,118          15%
NOW accounts                                                           58,363          10%        56,288          10%
Passbook and statement savings                                         95,108          15%       100,944          17%
Money market savings                                                   85,043          14%        78,519          13%
Time deposits                                                         287,561          46%       268,966          45%
                                                                 -------------       -----   ------------       -----
  Total deposits                                                  $   620,735         100%    $  593,835         100%
                                                                 -------------       -----   ------------       -----
                                                                 -------------       -----   ------------       -----

  With the exception of regular savings, all deposit types increased and the composite shifted very little from 1995.

  Short-term borrowings increased by $4,283,000 or 9%. Higher short-term borrowings occurred as growth in earning assets exceeded growth in deposits and long-term borrowings.

  Long-term borrowings increased by $36,146,000 or 74%. Borrowings from the Federal Home Loan Bank of Atlanta (FHLB) increased $41,333,000, as Mason-Dixon increased its level of advances throughout 1996. The use of advances from the FHLB has increased over the last several years. These advances often carry longer term fixed rates and provide a funding source that minimizes interest rate risk on long-term fixed rate loans. Variable rate advances are also utilized to lower funding costs, as FHLB advances can be an alternative to repurchase agreements or other short-term funding sources. Longer term maturities available on variable rate FHLB advances provide a longer term source of liquidity, compared to short-term funding sources. Some of the fixed rate advances have call provisions, which may result in repayment of the advance before the stated maturity. Several variable rate advances have interest rate reset options, which may result in adjustments to stated rates of interest. In addition to advances from the FHLB, Mason-Dixon is a party to a term loan with an original amount of $6,500,000 to pay a portion of the cash consideration for the acquisition of Bank Maryland Corp in 1995. The original term was for five years with quarterly principal and interest payments, however, a $5,000,000 prepayment was made during 1996, which significantly reduced the outstanding commitment at December 31, 1996. The prepayment was made in light of more favorable borrowing rates available to Mason-Dixon during 1996. Based on the remaining scheduled principal payments, the loan will be fully repaid in early 1998.

  STOCKHOLDERS' EQUITY AND CAPITAL RESOURCES -- Total stockholders' equity ended 1996 at $72,699,000, up $6,103,000 from year end 1995. Most of the increase occurred in retained earnings, which grew $5,686,000 as a result of $8,436,000 in net income less $2,750,000 in cash dividends paid. Stockholders' equity also increased as a result of additional shares issued under the provisions of benefit and dividend reinvestment plans. A total of 45,000 shares were issued for both purposes and increased stockholders' equity by $798,000. Offsetting these increases was a $381,000 decline in unrealized appreciation in certain debt and equity securities, another component of stockholders' equity.

  Various regulatory agencies have implemented capital adequacy guidelines which are based on an individual institution's risk profile. By regulatory definition, a "well capitalized" institution has a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more, and a capital leverage ratio of 5% or more. Institutions which maintain ratios to qualify as well capitalized face fewer regulatory hindrances in operations and qualify for the lowest deposit insurance premiums. Minimum ratios of 8%, 4%, and 3% have been established for total capital, Tier 1 capital, and capital leverage ratios, respectively. Tier 1 capital consists of stockholders' equity adjusted for unrealized gains and losses on securities classified as available for sale, less intangible assets. Deferred income tax assets which cannot be realized in the next 12 months are also disallowed from Tier 1 capital. Total capital consists of Tier 1 capital and the allowance for credit losses.

--------------------------------------------------------------------------------

  The following table summarizes Mason-Dixon's capital adequacy for 1996 and 1995:

(DOLLARS IN THOUSANDS)                                                                            1996         1995
-----------------------------------------------------------------------------------------------------------------------
Tier 1 Capital:
  Total Stockholders' Equity                                                                   $    72,699  $    66,596
  Less: Unrealized appreciation on certain debt and equity securities                                  505          886
       Intangible assets                                                                             4,799        5,292
       Disallowed deferred income taxes                                                              4,125        4,844
                                                                                               -----------  -----------
  Total Tier 1 Capital                                                                              63,270       55,574
Total Capital:
  Add: Allowance for credit losses                                                                   5,167        4,729
                                                                                               -----------  -----------
     Total Capital                                                                             $    68,437  $    60,303
                                                                                               -----------  -----------
                                                                                               -----------  -----------
Risk-weighted assets                                                                           $   491,286  $   406,923
Quarterly average assets                                                                       $   834,410  $   743,073

Total Capital Ratio (1)                                                                             13.93%       14.82%
Tier 1 Capital Ratio (2)                                                                            12.88%       13.66%
Capital Leverage Ratio (3)                                                                           7.58%        7.48%

(1) TOTAL CAPITAL DIVIDED BY RISK-WEIGHTED ASSETS

(2) TIER 1 CAPITAL DIVIDED BY RISK-WEIGHTED ASSETS

(3) TIER 1 CAPITAL DIVIDED BY QUARTERLY AVERAGE ASSETS

  The Capital Leverage Ratio improved from 1995, as the percentage increase in qualifying capital was greater than the increase in average quarterly assets. Both Total Capital and Tier 1 Capital Ratios declined, as the rate of growth of risk-weighted assets was greater than the rate of growth of qualifying capital. The increase in risk-weighted assets reflects the higher levels of loans as a percentage of assets. As a general rule, loans carry a higher risk-rating than investment securities, and a higher percentage of loans to total assets will increase risk-weighted assets. A portion of the increase in risk-weighted assets is attributable to higher levels of certain off-balance sheet commitments to extend credit, which are considered in the computation of risk-weighted assets. Despite the decline in risk-weighted ratios, the levels of regulatory capital are sufficient to support the future growth of Mason-Dixon, while maintaining a "well-capitalized" regulatory status. See Note 12 to the consolidated financial statements for more detailed information relating to capital adequacy ratios.

  RECENT STOCK PRICES AND DIVIDENDS -- Mason-Dixon's common stock is traded on the NASDAQ National Market System under the symbol "MSDX". The number of stockholders of record as of December 31, 1996 and 1995 was 1,914 and 1,900, respectively. The table below indicates the range of stock prices and cash dividends paid in 1996 and 1995:

                                                                  MARKET PRICE
----------------------------------------------------------------------------------------------------

                                                                      1996
----------------------------------------------------------------------------------------------------
                                               HIGH        LOW       HIGH        LOW        CASH
                                                ASK        ASK        BID        BID      DIVIDEND
                                             ---------  ---------  ---------  ---------  -----------
1st Quarter                                  $   19.75  $   19.00  $   19.00  $   18.25   $   0.125
2nd Quarter                                  $   19.25  $   18.50  $   18.50  $   17.50   $   0.125
3rd Quarter                                  $   18.50  $   17.50  $   17.50  $   16.75   $    0.13
4th Quarter                                  $   22.25  $   17.75  $   21.50  $   16.75   $    0.14
----------------------------------------------------------------------------------------------------
                                                                      1995
----------------------------------------------------------------------------------------------------
                                               HIGH        LOW       HIGH        LOW        CASH
                                                ASK        ASK        BID        BID      DIVIDEND
                                             ---------  ---------  ---------  ---------  -----------
1st Quarter                                  $   17.25  $   15.25  $   16.25  $   14.50   $    0.12
2nd Quarter                                  $   15.75  $   15.25  $   15.00  $   14.75   $    0.12
3rd Quarter                                  $   16.75  $   15.75  $   16.00  $   15.00   $    0.12
4th Quarter                                  $   20.00  $   16.50  $   19.00  $   16.00   $   0.125

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

(DOLLARS IN THOUSANDS)                                                                        1996           1995
---------------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                                 $      26,892  $     16,102
  Interest bearing deposits in other banks                                                           90           413
  Federal funds sold                                                                             19,364        16,588
  Investment securities held to maturity (HTM)--at amortized cost
    --fair value of $194,257 (1996) and $168,370 (1995)                                         193,244       166,377
  Investment securities available for sale (AFS)--at fair value                                 165,287       174,135
  Loans held for sale                                                                             3,142         1,662
  Loans (net of unearned income)                                                                398,164       352,950
    Less: Allowance for credit losses                                                            (5,167)       (4,729)
                                                                                          -------------  ------------
      Loans, net                                                                                392,997       348,221
  Premises and equipment                                                                         15,471        15,588
  Other real estate owned                                                                           501           447
  Deferred income taxes                                                                           6,274         6,652
  Mortgage servicing and sub-servicing rights                                                     3,820         4,198
  Intangible assets                                                                               4,799         5,292
  Accrued interest receivable and other assets                                                    9,193        10,106
                                                                                          -------------  ------------
        Total Assets                                                                      $     841,074  $    765,781
                                                                                          -------------  ------------
                                                                                          -------------  ------------
Liabilities
  Non-interest bearing deposits                                                           $      94,660  $     89,118
  Interest bearing deposits                                                                     526,075       504,717
                                                                                          -------------  ------------
      Total deposits                                                                            620,735       593,835
  Short-term borrowings                                                                          53,734        49,451
  Long-term borrowings                                                                           85,275        49,129
  Accrued expenses and other liabilities                                                          8,631         6,770
                                                                                          -------------  ------------
        Total Liabilities                                                                       768,375       699,185
                                                                                          -------------  ------------
Stockholders' Equity
  Common stock--$1.00 par value, authorized:
    10,000,000 shares, issued and outstanding:
    5,303,166 shares (1996) and 5,258,040 (1995)                                                  5,303         5,258
  Surplus                                                                                        40,560        39,807
  Retained earnings                                                                              26,331        20,645
  Unrealized appreciation in certain debt and equity securities                                     505           886
                                                                                          -------------  ------------
        Total Stockholders' Equity                                                               72,699        66,596
                                                                                          -------------  ------------
        Total Liabilities And Stockholders' Equity                                        $     841,074  $    765,781
                                                                                          -------------  ------------
                                                                                          -------------  ------------

--------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                  1996          1995          1994
------------------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                                              $     33,957  $     24,940  $     16,607
  Interest on deposits in other banks                                               16            12             9
  Interest on Federal funds sold                                                 1,176           834            72
  Interest and dividends on investment securities:
    Taxable interest on mortgage-backed securities                              15,315        15,004        13,547
    Other taxable interest and dividends                                         4,353         2,420         1,490
    Tax exempt interest and dividends                                            3,979         3,527         3,065
                                                                          ------------  ------------  ------------
      Total interest income                                                     58,796        46,737        34,790
                                                                          ------------  ------------  ------------
Interest Expense
  Interest on deposits:
    Time certificates of deposit of $100,000 or more                             1,466         1,410           877
    Other deposits                                                              21,536        16,245        11,291
                                                                          ------------  ------------  ------------
      Total interest on deposits                                                23,002        17,655        12,168
  Interest on short-term borrowings                                              2,511         4,165         2,030
  Interest on long-term borrowings                                               3,731         1,251         1,194
                                                                          ------------  ------------  ------------
      Total interest expense                                                    29,244        23,071        15,392
                                                                          ------------  ------------  ------------
      Net interest income                                                       29,552        23,666        19,398
Provision For Credit Losses                                                        836            --            --
                                                                          ------------  ------------  ------------
      Net interest income after provision for credit losses                     28,716        23,666        19,398
                                                                          ------------  ------------  ------------
Other Operating Income
  Service charges on deposit accounts                                            2,128         1,635         1,208
  Trust Division income                                                          1,407         1,113           949
  Gain on sale of securities                                                       271           107           192
  Gain(loss) on sale of mortgage loans                                             584           202           (55)
  Gain on sale of deposits                                                       1,469            --            --
  Other income                                                                   1,622         1,102           951
                                                                          ------------  ------------  ------------
      Total other operating income                                               7,481         4,159         3,245
                                                                          ------------  ------------  ------------
Other Operating Expenses
  Salaries and employee benefits                                                14,433        10,475         8,219
  Net occupancy expenses                                                         2,319         1,474           798
  Equipment expenses                                                             1,604         1,294           976
  FDIC insurance expense                                                             4           453           834
  Outside data processing expense                                                1,008           923           863
  Amortization of mortgage sub-servicing rights                                    415           173            --
  Amortization of other intangible assets                                          493           210            --
  Other expenses                                                                 4,482         2,942         2,116
                                                                          ------------  ------------  ------------
      Total other operating expenses                                            24,758        17,944        13,806
                                                                          ------------  ------------  ------------
Income Before Taxes                                                             11,439         9,881         8,837
Applicable Income Taxes                                                          3,003         2,582         2,225
                                                                          ------------  ------------  ------------
Net Income                                                                $      8,436  $      7,299  $      6,612
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Per Share Data*
  Net Income Per Common Share                                             $       1.60  $       1.54  $       1.52
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

* BASED ON THE WEIGHTED AVERAGE NUMBER OF SHARES AFTER GIVING EFFECT TO THE 3-FOR-1 STOCK SPLIT IN 1994.

--------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                                                               UNREALIZED
                                                                                                              APPRECIATION
                                                                                                              (DEPRECIATION)
                                                                                                               IN CERTAIN
                                                                                                                  DEBT
                                                                       COMMON                     RETAINED     AND EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                           STOCK        SURPLUS       EARNINGS     SECURITIES
--------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1994                                         $     14,546  $     14,161  $     13,904  $      2,186
  Net income                                                                  --            --         6,612            --
  Cash dividends ($0.45 per share)                                            --            --        (1,964)           --
  Redemption and retirement of shares                                       (150)         (486)           --            --
  Issuance of additional shares of common stock                               19            87            --            --
  Decrease in par value from $10.00 to $1.00                             (12,972)       12,972            --            --
  Increase in shares related to 3 for 1 stock split                        2,883            --        (2,883)           --
  Decrease in unrealized appreciation in certain debt and equity
    securities--net of income taxes                                           --            --            --        (6,142)
                                                                    ------------  ------------  ------------  ------------
Balances at December 31, 1994                                              4,326        26,734        15,669        (3,956)
  Net income                                                                  --            --         7,299            --
  Cash dividends ($0.485 per share)                                           --            --        (2,323)           --
  Issuance of additional shares of common stock                               16           251            --            --
  Acquisition of Bank Maryland Corp                                          916        12,822            --            --
  Increase in unrealized appreciation in certain debt and equity
    securities--net of income taxes                                           --            --            --         4,842
                                                                    ------------  ------------  ------------  ------------
Balances at December 31, 1995                                              5,258        39,807        20,645           886
  Net income                                                                  --            --         8,436            --
  Cash dividends ($0.52 per share)                                            --            --        (2,750)           --
  Issuance of additional shares of common stock                               45           753            --            --
  Decrease in unrealized appreciation in certain debt and equity
    securities--net of income taxes                                           --            --            --          (381)
                                                                    ------------  ------------  ------------  ------------
Balances at December 31, 1996                                       $      5,303  $     40,560  $     26,331  $        505
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

--------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                        1996          1995          1994
------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                                    $      8,436  $      7,299  $      6,612
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                       1,392           967           763
    Amortization of mortgage sub-servicing rights                                        415           173            --
    Amortization of intangibles                                                          493           210            --
    Net accretion of purchase accounting adjustments                                    (702)         (386)           --
    Provision for credit losses                                                          836            --            --
    Provision for deferred taxes                                                         598           381           215
    Proceeds from sales of investment securities--Trading                              4,002         4,345            --
    Purchases of investment securities--Trading                                       (4,000)       (4,329)           --
    Originations of loans held for sale                                              (22,485)       (7,482)      (14,578)
    Proceeds from sales of loans held for sale                                        21,590         6,452        28,644
    Net gain on sale of assets                                                          (846)         (308)         (166)
    Gain on sale of deposits                                                          (1,469)           --            --
    Net decrease (increase) in accrued interest receivable and other assets              913        (2,352)       (1,893)
    Net increase (decrease) in accrued expenses and other liabilities                  1,861         1,966          (136)
    Other--net                                                                           299            (1)           84
                                                                                ------------  ------------  ------------
        Net cash provided by operating activities                                     11,333         6,935        19,545
                                                                                ------------  ------------  ------------
Cash Flows From Investing Activities
  Proceeds from maturities of investment securities--HTM                              29,915        19,621        14,621
  Proceeds from sales of investment securities--HTM                                       --            --         3,319
  Purchases of investment securities--HTM                                            (56,759)      (20,366)      (58,026)
  Proceeds from maturities of investment securities--AFS                              46,137        13,446        29,442
  Proceeds from sales of investment securities--AFS                                   71,249        42,007        32,281
  Purchases of investment securities--AFS                                           (109,518)      (76,436)      (53,331)
  Net increase in loans                                                              (45,065)      (24,376)       (8,866)
  Capital expenditures                                                                (1,873)       (3,826)         (940)
  Purchase of mortgage servicing rights                                                  (15)          (29)           --
  Proceeds from sales of assets                                                          709           279           205
  Sale of deposits                                                                   (18,694)           --            --
  Acquisitions of subsidiaries, net of cash acquired                                      --        24,621            --
                                                                                ------------  ------------  ------------
        Net cash used by investing activities                                        (83,914)      (25,059)      (41,295)
                                                                                ------------  ------------  ------------
Cash Flows From Financing Activities
  Net increase in deposits                                                            47,347        23,067        10,036
  Net increase (decrease) in short-term borrowings                                     4,283        (8,365)       14,624
  Proceeds from long-term borrowings                                                  42,819        35,500         8,500
  Repayments of long-term borrowings                                                  (6,673)       (9,485)      (12,486)
  Issuance of additional shares of common stock                                          798           267           106
  Repurchase of common stock                                                              --            --          (636)
  Dividends paid                                                                      (2,750)       (2,323)       (1,964)
                                                                                ------------  ------------  ------------
        Net cash provided by financing activities                                     85,824        38,661        18,180
                                                                                ------------  ------------  ------------
Net Increase (Decrease) In Cash And Cash Equivalents                                  13,243        20,537        (3,570)
Cash And Cash Equivalents At Beginning Of Year                                        33,103        12,566        16,136
                                                                                ------------  ------------  ------------
Cash And Cash Equivalents At End Of Year                                        $     46,346  $     33,103  $     12,566
                                                                                ------------  ------------  ------------
                                                                                ------------  ------------  ------------
Supplemental Cash Flow Information
  Interest payments                                                             $     28,306  $     22,478  $     15,255
  Income tax payments                                                           $      1,406  $      2,922  $      1,826
Noncash Investing Activities
  Transfers from loans to other real estate owned                               $        170  $         --  $        176
  Transfers from loans to loans held for sale                                   $         --  $         --  $     11,718
  Transfers from investments AFS to investments HTM                             $         --  $         --  $     40,934
  Transfers from investments HTM to investments AFS                             $         --  $     52,873  $         --

--------------------------------------------------------------------------------
SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Mason-Dixon Bancshares, Inc. ("Mason-Dixon") and its subsidiaries Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland with all significant intercompany transactions eliminated. The accounting and reporting policies of Mason-Dixon conform to generally accepted accounting principles (GAAP) and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1996.

  NATURE OF OPERATIONS -- Mason-Dixon, through its bank subsidiaries, conducts domestic financial services business in Central Maryland and on Maryland's Eastern Shore. The primary financial services provided include real estate, commercial, and consumer lending, as well as offering demand deposits, savings products, trust services, and retail investment products. Products and services are offered to individuals, partnerships, corporations, governments, and associations.

  USE OF ESTIMATES -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PURCHASE METHOD OF ACCOUNTING -- Net assets of companies acquired in purchase transactions are recorded at the fair value at the date of acquisition. The excess of purchase price over the fair value of net assets acquired (goodwill) is amortized on a straight-line basis over 15 years.

  INVESTMENT SECURITIES HELD TO MATURITY -- Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. Mason-Dixon has the ability and intent to hold these securities until maturity. Sales from the held to maturity classification are rare occurrences. The amortized cost of the specific security sold is used to compute gains or losses on the sale of these securities.

  INVESTMENT SECURITIES AVAILABLE FOR SALE -- Investment securities designated as available for sale are stated at fair value based on quoted market prices. Securities available for sale represent those securities which management may sell as part of its asset/liability management or in response to changing interest rates, prepayment risk, or liquidity needs. The cost of securities sold is determined by the specific identification method.

  TRADING ACCOUNT SECURITIES -- Investment securities designated for the trading account are carried at market value. Gains and losses on trading account securities are included in other operating income.

  LOANS HELD FOR SALE -- Loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of these loans are shown as a separate component of other operating income. Loans held for sale are originated and sold without recourse. Retention of the servicing rights to these loans for the collection of principal and interest payments and escrow account management is elected by the customer at the time of origination. The income derived from servicing these loans is included in other operating income.

  In May of 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights". This Statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities", to require the recognition of a separate asset for the rights to service mortgage loans for others, however the servicing rights are acquired. Institutions that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and that sell or securitize those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

--------------------------------------------------------------------------------

  The Statement also requires the assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. Any impairment should be recognized through a valuation allowance.

  SFAS No. 122 applies prospectively in fiscal years after December 15, 1995, with earlier adoption permitted. Mason-Dixon adopted SFAS No. 122 on January 1, 1996. The adoption of the new standard did not have a material effect on the financial statements of Mason-Dixon.

  LOANS -- Loans are stated at the amount of unpaid principal reduced by unearned income. Interest on commercial loans, real estate mortgages, and certain installment loans is accrued at the contractual rate on the principal amounts outstanding. Income on certain other installment loans is recognized on a declining balance method. When scheduled principal or interest payments are past due 90 days or more on any loan not fully secured by collateral and not in the process of collection, the accrual of interest income is discontinued and recognized only as collected. The loan is restored to an accruing status when all amounts past due have been paid and the borrower has demonstrated the ability to service the debt on a current basis. Loan fees and related direct costs of loan origination are deferred and recognized over the life of the loan as a component of interest income.

  ALLOWANCE FOR CREDIT LOSSES -- The determination of the balance of the allowance for credit losses is based on an analysis of the loan portfolio, current economic conditions, and off-balance sheet commitments. The allowance reflects an amount which, in management's judgment, is adequate to provide for potential loan losses; however, future additions may be necessary based on changes in economic conditions. Provisions for credit losses are charged to operating expenses.

  Effective January 1, 1995, Mason-Dixon adopted SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", respectively. These Standards define a loan as impaired when current information and events deem it probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. If the value of the impaired loan is less than its recorded investment, a valuation allowance should be created for the difference. Adoption of these Standards did not have a material impact on Mason-Dixon's financial statements.

  LONG-LIVED ASSETS -- Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of physical properties are computed on the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance, repairs, and minor renewals are charged to operating expenses; expenditures for betterments are charged to the property accounts. Upon retirement or other disposition of properties, the carrying value and the related accumulated depreciation are removed from the accounts.

  Intangible assets, consisting of goodwill and a core deposit intangible, are amortized using the straight-line method. Goodwill is being amortized over 15 years, while the core deposit intangible is being amortized over 10 years.

  Mortgage servicing rights, including those purchased as well as originated, are amortized in proportion to and over the estimated period of the related net servicing revenues. Mortgage sub-servicing rights to maintain escrow and other deposits for mortgages serviced by a mortgage servicing company are amortized using the higher of straight-line or level yield method.

  Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", was adopted on January 1, 1996. Implementation of this Standard did not have a significant impact on the financial condition or results of operations of Mason-Dixon.

--------------------------------------------------------------------------------

  OTHER REAL ESTATE OWNED -- Real estate acquired in foreclosure of loans is carried at cost or fair value, less estimated costs of disposal, whichever is lower. Fair value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of loan balance over fair value is charged to the allowance for credit losses. Any subsequent reduction in value, as well as any operating expenses, are included in other operating expenses.

  PENSION PLAN -- Carroll County Bank has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's average compensation during the final five years of employment. The funding policy is to contribute the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

  POST-RETIREMENT BENEFITS -- Carroll County Bank provides health care benefits for its retired employees. Certain currently active employees who meet established age and service criteria will also be eligible for health care benefits upon retirement. Carroll County Bank also provides life insurance benefits for retirees. Current employees may become eligible for these benefits if they satisfy specific plan criteria. These benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions". This Standard establishes the accounting for post-retirement benefits on an accrual basis.

  INCOME TAXES -- Deferred income taxes reflect the future years' tax consequences of differences between the tax and financial accounting bases of assets and liabilities.

  NET INCOME PER COMMON SHARE -- Net income per common share is based on the weighted average number of shares outstanding after giving retroactive effect to stock splits and dividends. The number of weighted average shares used in the calculation was 5,285,268 in 1996, 4,753,185 in 1995, and 4,337,916 in 1994.

  TRUST ASSETS AND INCOME -- Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets. Trust Division income is accounted for on a cash basis. Recognition of such income on an accrual basis would not materially affect reported income.

  CASH FLOWS -- Mason-Dixon has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks", "Interest bearing deposits in other banks", and "Federal funds sold".

  FINANCIAL INSTRUMENTS -- Interest rate swaps used in asset/liability management activities are accounted for using the accrual method. Net interest income (expense) resulting from the differential between exchanging floating and fixed rate interest payments is recorded on a current basis.

  FAIR VALUE DISCLOSURE -- SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Mason-Dixon.

     CASH AND CASH EQUIVALENTS -- The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

--------------------------------------------------------------------------------

     INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES) -- Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     LOANS HELD FOR SALE -- The fair value of loans held for sale is based upon secondary market quotations for similar instruments.

     LOANS -- For all variable rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans are based on quoted market prices of similar loans, adjusted for some differences in loan characteristics. The fair values for fixed rate commercial, consumer, and some mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     DEPOSIT LIABILITIES -- The fair values disclosed for demand deposits (e.g., interest and non-interest bearing checking), savings, and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     SHORT-TERM AND LONG-TERM BORROWINGS -- The fair values of short-term and long-term borrowings are estimated using discounted cash flow analyses, based on the Banks' current incremental borrowing rates for similar types of borrowing arrangements.

     OFF-BALANCE SHEET INSTRUMENTS -- Fair values for loan commitments are based on fees currently charged to enter into similar agreements, taking into account remaining terms of the agreements and the counterparties' credit standards. The fair value of interest rate swaps is based upon secondary market quotations for similar contracts with like terms and conditions.

  PROSPECTIVE ACCOUNTING CHANGES -- On January 1, 1997, Mason-Dixon adopted the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this pronouncement did not have a material impact on the financial position of Mason-Dixon.

2. ACQUISITION

  On July 17, 1995, Mason-Dixon completed the acquisition of Bank Maryland Corp of Towson, Maryland for a purchase price of $26,800,000, which included 915,868 shares of Mason-Dixon common stock and $13,100,000 in cash. The transaction was accounted for as a purchase and, therefore, results of operations of Bank of Maryland are included in the consolidated statements of income and cash flows from the date of acquisition. The excess of the cost over the estimated fair value of the tangible net assets acquired (goodwill) was $5,151,000 and is being amortized on a straight-line basis over 15 years.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

  The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves are based on percentages of certain deposit types and totaled $5,274,000 at December 31, 1996.

--------------------------------------------------------------------------------

4. INVESTMENT SECURITIES

  The amortized cost and estimated fair values of investment securities held to maturity are as follows:

(DOLLARS IN THOUSANDS)                                                                       1996
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S. government
  agencies                                                          $     45,068  $        125  $        328  $     44,865
Obligations of states and political subdivisions                          78,070         1,410           181        79,299
Mortgage-backed securities                                                70,106           593           606        70,093
                                                                    ------------  ------------  ------------  ------------
Total investment securities held to maturity                        $    193,244  $      2,128  $      1,115  $    194,257
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

(DOLLARS IN THOUSANDS)                                                                       1995
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S. government
  agencies                                                          $     40,196  $        280  $        180  $     40,296
Obligations of states and political subdivisions                          67,265         1,841           101        69,005
Mortgage-backed securities                                                58,916           753           600        59,069
                                                                    ------------  ------------  ------------  ------------
Total investment securities held to maturity                        $    166,377  $      2,874  $        881  $    168,370
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

  The amortized cost and estimated fair values of investment securities available for sale are as follows:

(DOLLARS IN THOUSANDS)                                                                       1996
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S. government
  agencies                                                          $      9,462  $        101  $         --  $      9,563
Mortgage-backed securities                                               150,107         1,357           635       150,829
                                                                    ------------  ------------  ------------  ------------
Total debt securities available for sale                                 159,569         1,458           635       160,392
Equity securities available for sale                                       4,894             1            --         4,895
                                                                    ------------  ------------  ------------  ------------
Total investment securities available for sale                      $    164,463  $      1,459  $        635  $    165,287
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

(DOLLARS IN THOUSANDS)                                                                       1995
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S. government
  agencies                                                          $     21,155  $         50  $         --  $     21,205
Mortgage-backed securities                                               148,730         1,698           488       149,940
                                                                    ------------  ------------  ------------  ------------
Total debt securities available for sale                                 169,885         1,748           488       171,145
Equity securities available for sale                                       2,807           183            --         2,990
                                                                    ------------  ------------  ------------  ------------
Total investment securities available for sale                      $    172,692  $      1,931  $        488  $    174,135
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

--------------------------------------------------------------------------------

  The amortized cost and fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                    AVAILABLE FOR SALE
(DOLLARS IN THOUSANDS)                                              HELD TO MATURITY PORTFOLIO          PORTFOLIO
--------------------------------------------------------------------------------------------------------------------------

                                                                     AMORTIZED        FAIR       AMORTIZED        FAIR
                                                                        COST         VALUE          COST         VALUE
                                                                    ------------  ------------  ------------  ------------
Due in one year                                                     $      5,520  $      5,578  $         --  $         --
Due after one year through five years                                     37,094        37,406         6,021         6,061
Due after five years through ten years                                    28,796        28,934         3,441         3,502
Due after ten years                                                       51,728        52,246            --            --
Mortgage-backed securities                                                70,106        70,093       150,107       150,829
                                                                    ------------  ------------  ------------  ------------
Total debt securities                                               $    193,244  $    194,257  $    159,569  $    160,392
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

  Proceeds from sales of investments in debt securities and associated gross gains and losses are as follows:

(DOLLARS IN THOUSANDS)                                                                 1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Proceeds from sales of debt securities                                             $     75,251  $     42,007  $     35,600
Gross gains                                                                        $        431  $        345  $        585
Gross losses                                                                       $        160  $        238  $        393

  Included in the 1994 totals above is the sale of investment securities held to maturity. The amortized cost of these securities was $3,316,000, the gross proceeds were $3,319,000, and the gross realized gains were $3,000. Sales from the held to maturity category, while rare, are permissible under current accounting rules. These securities were sold in light of favorable market conditions and were sold within 90 days of their contractual maturity.

  Investment securities held to maturity with a book value of $40,917,000 and investment securities available for sale with a book value of $80,510,000 at December 31, 1996, were pledged as collateral for certain liabilities as required or permitted by law.

  During 1995, securities classified as held to maturity with an amortized cost of $52,873,000 and an unrealized loss of $932,000 were transferred to investment securities available for sale. The transfer was initiated in light of pronouncements from the FASB in the fourth quarter of 1995, permitting a one-time review and reclassification of investment securities. Mason-Dixon transferred securities into available for sale in response to the FASB announcement, to increase the size of the available for sale portfolio, and to allow for increased flexibility for liquidity and interest rate risk management.

  There were no state, county, and municipal securities whose book value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 1996 or 1995.

--------------------------------------------------------------------------------

5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

  At December 31, loans were as follows:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Construction and land development                                                                 $     24,202  $     20,085
Residential real estate--mortgage                                                                      164,695       137,120
Commercial real estate--mortgage                                                                       135,410       123,142
Commercial                                                                                              54,556        55,781
Consumer                                                                                                19,873        17,964
                                                                                                  ------------  ------------
    Total loans                                                                                        398,736       354,092
Unearned income on loans                                                                                  (572)       (1,142)
                                                                                                  ------------  ------------
    Loans (net of unearned income)                                                                $    398,164  $    352,950
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Proceeds from sales of loans in 1996 and 1995 were $21,590,000 and $6,452,000, respectively.

  The following table presents information concerning non-accrual loans and loans 90 days or more past due and still accruing interest as of December 31:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                                                                 $      2,821  $      1,560
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Interest income which would have been recorded under original terms                               $        443  $        220
Less: Interest income recognized                                                                            29            93
                                                                                                  ------------  ------------
Interest income not recognized                                                                    $        414  $        127
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Accruing loans 90 days or more past due                                                           $        214  $        277
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Changes in the allowance for credit losses were as follows:

(DOLLARS IN THOUSANDS)                                                                 1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                               $      4,729  $      2,627  $      2,686
Allowance applicable to loans of acquired bank                                               --         2,355            --
Provision charged to operating expense                                                      836            --            --
Recoveries                                                                                  338           157           176
Loans charged off                                                                          (736)         (410)         (235)
                                                                                   ------------  ------------  ------------
Balance at December 31                                                             $      5,167  $      4,729  $      2,627
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

  In accordance with SFAS Nos. 114 and 118, "Accounting By Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", Mason-Dixon has identified certain loans as impaired. The following table presents information relating to impaired loans as of December 31:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Actual recorded investment                                                                        $      2,310  $        946
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Average recorded investment                                                                       $      2,455  $      1,360
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Allowance for credit losses relating to all impaired loans                                        $        662  $        450
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Cash payments:
Applied to principal                                                                              $        633  $          8
Applied to interest                                                                                        131           113
                                                                                                  ------------  ------------
Totals                                                                                            $        764  $        121
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

6. PREMISES AND EQUIPMENT

  At December 31, premises and equipment consisted of the following:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Land                                                                                              $      3,309  $      3,344
Buildings and leasehold improvements                                                                    14,623        15,076
Equipment                                                                                                9,572         8,975
Construction-in-process                                                                                     16             1
                                                                                                  ------------  ------------
                                                                                                        27,520        27,396
Accumulated depreciation and amortization                                                               12,049        11,808
                                                                                                  ------------  ------------
Premises and equipment--net                                                                       $     15,471  $     15,588
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Depreciation expense on premises, equipment, and leasehold improvements totaled $1,392,000, $967,000, and $763,000, for 1996, 1995, and 1994,
respectively. Capitalized interest totaled $0 for 1996, $68,000 for 1995, and $0 for 1994.

  Total rental expenses for premises and equipment were $1,060,000 for 1996, $612,000 for 1995, and $239,000 for 1994. At December 31, 1996, the aggregate minimum rental commitments under all noncancelable operating leases for premises are indicated below. There were no rental commitments for equipment.

(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

1997                                                                       $    1,012
1998                                                                            1,031
1999                                                                            1,059
2000                                                                              871
2001                                                                              830
Thereafter                                                                      3,526
                                                                           ----------
      Total                                                                $    8,329
                                                                           ----------
                                                                           ----------

  In addition to minimum rentals, certain leases have escalation clauses and include provisions for additional payments to cover taxes, insurance, and maintenance.

--------------------------------------------------------------------------------

7. MORTGAGE SERVICING AND SUB-SERVICING RIGHTS

  Bank of Maryland retains the mortgage sub-servicing rights to maintain escrow and other deposits for mortgages currently serviced by Greystone, a mortgage servicing company. Prior to October 29, 1996, the mortgages were serviced by USGI, Inc. As of December 31, the total amounts of these deposits included in the consolidated statements of financial condition were $18,468,000 for 1996 and $21,251,000 for 1995. The $10,030,000 purchase price is reduced by $6,298,000 in accumulated amortization and write-down costs as of December 31, 1996.

  Carroll County Bank retains servicing on many of the loans it sells into the secondary market. At December 31, 1996, Carroll County Bank's servicing portfolio totaled $106,880,000. The servicing portfolio totaled $113,516,000 and $112,402,000 at December 31, 1995 and 1994, respectively. Escrow balances relating to the servicing portfolio were $1,310,000, $1,263,000, and $1,748,000, for the years ended December 31, 1996, 1995, and 1994, respectively. The amounts capitalized in connection with acquiring the right to service mortgage loans were $50,000 in 1996, $52,000 in 1995, and $28,000 in 1994.

8. INTANGIBLE ASSETS

  Intangible assets represent goodwill created as a result of the Bank Maryland Corp acquisition and a core deposit intangible acquired in the merger. Goodwill totaled $4,702,000 and $5,048,000, net of accumulated amortization, at December 31, 1996 and 1995, respectively, and represents the amount of the purchase price which exceeded the fair value of the net assets acquired. The net core deposit intangible totaled $97,000 at year end 1996 and $244,000 at year end 1995. Accumulated amortization was $489,000 for goodwill and $1,299,000 for the core deposit intangible as of December 31, 1996.

9. DEPOSITS

  At December 31, deposits were as follows:

(DOLLARS IN THOUSANDS)                                                                                1996          1995

--------------------------------------------------------------------------------

Non-interest bearing deposits                                                  $   94,660  $   89,118
Interest bearing deposits:
  Passbook and statement savings                                                   95,108     100,944
  Money market savings                                                             85,043      78,519
  Time deposits:
    $100,000 or more                                                               42,993      48,494
    Less than $100,000                                                            244,568     220,472
                                                                               ----------  ----------
        Total time deposits                                                       287,561     268,966
  NOW accounts                                                                     58,363      56,288
                                                                               ----------  ----------
Total interest bearing deposits                                                   526,075     504,717
                                                                               ----------  ----------
        Total deposits                                                         $  620,735  $  593,835
                                                                               ----------  ----------
                                                                               ----------  ----------

10. SHORT-TERM BORROWINGS

  Short-term borrowings, which consist primarily of securities sold under agreements to repurchase and the U.S. Treasury demand note, were as follows:

(DOLLARS IN THOUSANDS)                                                                1996          1995          1994

--------------------------------------------------------------------------------

Average amount outstanding during year                            $   45,823  $   68,571  $   44,824
Weighted average interest rate during year                              5.48%       5.89%       4.25%
Amount outstanding at year end                                    $   53,734  $   49,451  $   54,927
Weighted average interest rate at year end                              5.42%       5.56%       5.82%
Maximum amount at any month end                                   $   67,607  $   86,535  $   61,500

--------------------------------------------------------------------------------

11. LONG-TERM BORROWINGS

  Long-term borrowings consisted of the following as of December 31:

(DOLLARS IN THOUSANDS)                                                                                               1996
-----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank of Atlanta (FHLB):
  5.41% Advance due January 23, 1997                                                                             $      4,000
  5.47% Advance due March 27, 1997                                                                                      8,000
  5.45% Advance due March 25, 1998                                                                                      1,439
  6.48% Advance due September 6, 1998                                                                                   2,000
  5.38% Advance due September 12, 1998                                                                                  7,000
  4.56% Advance due September 20, 1998                                                                                  1,200
  4.56% Advance due October 21, 1998                                                                                    1,200
  5.30% Advance due January 18, 1999                                                                                    3,980
  5.00% Advance due September 20, 2000                                                                                  1,143
  4.95% Advance due December 1, 2000                                                                                   25,000
  5.23% Advance due July 18, 2001                                                                                      29,000
                                                                                                                 ------------
                                                                                                                       83,962
NationsBank, N.A.:
  7.99% Promissory note due July 26, 2000                                                                               1,313
                                                                                                                 ------------
      Total                                                                                                      $     85,275
                                                                                                                 ------------
                                                                                                                 ------------

  The contractual annual maturities on the FHLB advances over the next five years are as follows: 1997-- $12,000,000; 1998--$12,839,000; 1999--$3,980,000;
2000--$26,143,000; 2001--$29,000,000. Actual principal payments on the advances may vary, as Mason-Dixon has the option of prepaying principal on several advances. Some advances have interest rate reset provisions, which may result in changes to interest rates from the rates included in the table above. Mason-Dixon has pledged $60,953,000 of residential mortgage loans and $57,748,000 of investment securities as collateral for the advances.

  In July of 1995, Mason-Dixon borrowed $6,500,000 from NationsBank, N.A. to secure a portion of the cash necessary to complete the acquisition of Bank Maryland Corp. Interest and principal on NationsBank, N.A.'s promissory note are payable quarterly. The original term was for five years, however, Mason-Dixon elected to prepay $5,000,000 of the note during 1996. The remaining contractual annual principal payments over the next two years are as follows: 1997--$950,000 and 1998--$363,000. The promissory note is governed by a financing agreement whose covenants are considered usual and customary. Mason-Dixon has pledged stock of Carroll County Bank as collateral for the note.

12. STOCKHOLDERS' EQUITY

  DIVIDEND RESTRICTION -- Under Maryland banking law, the Boards of Directors of Mason-Dixon subsidiary banks may declare cash dividends to Mason-Dixon from undivided profits and, with the prior consent and approval of the Bank Commissioner, from each individual bank's excess surplus after providing for expenses, losses, interest, and taxes accrued or due. The amount of cash dividends that Mason-Dixon's subsidiaries could have paid without approval from the Bank Commissioner totaled $15,693,000 at December 31, 1996.

  CAPITAL ADEQUACY -- Mason-Dixon and its subsidiary banks ("the Banks") are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could

--------------------------------------------------------------------------------

have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

  Quantitative measures defined by regulation to ensure capital adequacy require the Banks to maintain the amounts and ratios of total and Tier I capital to risk-weighted assets and of capital leverage to average assets as set forth in the following table. As of December 31, 1996, management believes that the Banks meet all capital adequacy requirements to which they are subject.

  The most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action as of December 31, 1996. To be categorized as well capitalized, the Banks must maintain minimum total capital, Tier I capital, and capital leverage ratios as indicated in the table. There are no conditions or events since that notification that management believes have changed the Banks' category. The Banks' actual capital amounts and ratios are also presented as of December 31, 1996 and 1995.

                                                                                                           TO BE WELL
                                                                                    FOR CAPITAL        CAPITALIZED UNDER
                                                                                      ADEQUACY         PROMPT CORRECTIVE
                                                                 ACTUAL               PURPOSES         ACTION PROVISIONS
--------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
--------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996
  Total Capital (to Risk-Weighted Assets):
    Mason-Dixon                                           $  68,437     13.93%  $  39,303      8.00%  $  49,129     10.00%
    Carroll County Bank                                   $  45,515     14.76%  $  24,669      8.00%  $  30,836     10.00%
    Bank of Maryland                                      $  19,200     10.93%  $  14,057      8.00%  $  17,571     10.00%
  Tier 1 Capital (to Risk-Weighted Assets):
    Mason-Dixon                                           $  63,270     12.88%  $  19,651      4.00%  $  29,477      6.00%
    Carroll County Bank                                   $  42,920     13.92%  $  12,334      4.00%  $  18,501      6.00%
    Bank of Maryland                                      $  17,004      9.68%  $   7,028      4.00%  $  10,542      6.00%
  Capital Leverage (to Average Assets):
    Mason-Dixon                                           $  63,270      7.58%  $  25,032      3.00%  $  41,721      5.00%
    Carroll County Bank                                   $  42,920      7.47%  $  17,242      3.00%  $  28,737      5.00%
    Bank of Maryland                                      $  17,004      7.37%  $   6,925      3.00%  $  11,542      5.00%

As of December 31, 1995
  Total Capital (to Risk-Weighted Assets):
    Mason-Dixon                                           $  60,303     14.82%  $  32,554      8.00%  $  40,692     10.00%
    Carroll County Bank                                   $  44,682     16.89%  $  21,162      8.00%  $  26,452     10.00%
    Bank of Maryland                                      $  15,541     10.31%  $  12,056      8.00%  $  15,070     10.00%
  Tier 1 Capital (to Risk-Weighted Assets):
    Mason-Dixon                                           $  55,574     13.66%  $  16,277      4.00%  $  24,415      6.00%
    Carroll County Bank                                   $  42,030     15.89%  $  10,581      4.00%  $  15,871      6.00%
    Bank of Maryland                                      $  13,655      9.06%  $   6,028      4.00%  $   9,042      6.00%
  Capital Leverage (to Average Assets):
    Mason-Dixon                                           $  55,574      7.48%  $  22,292      3.00%  $  37,154      5.00%
    Carroll County Bank                                   $  42,030      7.92%  $  15,919      3.00%  $  26,532      5.00%
    Bank of Maryland                                      $  13,655      6.48%  $   6,320      3.00%  $  10,533      5.00%

--------------------------------------------------------------------------------

  DIVIDEND REINVESTMENT PLAN--During 1995, Mason-Dixon introduced a Dividend Reinvestment and Stock Purchase Plan. This plan provides for 125,000 shares of Mason-Dixon's common stock to be reserved for issuance under the plan. The plan allows for participating shareholders to purchase additional shares by reinvesting the dividends paid on shares registered in their name, by making optional cash purchases, or both. Shares reinvested or purchased are acquired in the open market at fair market value (average high and low sale price on the investment date as quoted on NASDAQ). Optional cash purchases are limited to a maximum of $2,500 per calendar quarter. Mason-Dixon reserves the right to amend, modify, suspend, or terminate the plan at its discretion, at any time.

13. PENSION AND PROFIT SHARING PLANS

  Carroll County Bank sponsors a defined benefit pension plan which covers substantially all employees. Benefits are based on years of service and the employee's average compensation. The funding policy is to contribute the maximum amount deductible for Federal income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost includes the following components:

(DOLLARS IN THOUSANDS)                                                                 1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Service cost--benefits earned during year                                          $        373  $        287  $        320
Interest cost on projected benefit obligation                                               475           426           401
Actual return on plan assets                                                               (807)         (828)          (99)
Net amortization and deferral                                                               267           292          (382)
                                                                                   ------------  ------------  ------------
Net pension cost                                                                   $        308  $        177  $        240
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------
Weighted average discount rate used in
  determining the actuarial present value
  of the projected benefit obligation                                                       7.5%          7.3%          8.0%
Rate of increase in future compensation                                                     5.5%          5.5%          5.5%
Long-term rate of return on assets                                                          9.0%          9.0%          9.0%

  The following table sets forth the plan's funded status and amounts recognized in the balance sheet at December 31:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $5,107 (1996) and $4,890 (1995)                                                            $      5,161  $      4,962
                                                                                                  ------------  ------------
  Projected benefit obligation for service rendered to date                                              6,987         6,676
  Plan assets at fair value, primarily listed stocks
    and fixed income securities                                                                          6,829         5,760
                                                                                                  ------------  ------------
Projected benefit obligation in excess of plan assets                                                     (158)         (916)
Unrecognized net (gain)/loss from past experience different from that assumed
  and effects of changes in assumptions                                                                    (14)          550
Prior service cost not yet recognized in net periodic pension cost                                         276           306
Unrecognized net obligation at January 1, 1987 being recognized over 15 years                             (211)         (263)
                                                                                                  ------------  ------------
Accrued pension cost included in other liabilities                                                $       (107) $       (323)
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Mason-Dixon sponsors an employee savings and investment plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees meeting age and service requirements and

--------------------------------------------------------------------------------

provides for both employee and employer matching contributions and additional unmatched discretionary contributions. Participants in either the matching or unmatched contributions may be required to invest a portion in common stock of Mason-Dixon. Contributions to the plan totaled $352,000 for 1996, $256,000 for 1995, and $275,000 for 1994.

14. STOCK OPTIONS

  During 1996, Mason-Dixon awarded employee stock options at a price equal to the fair market value of the stock on the grant date. These options were exercisable beginning December 27, 1996 and will expire December 27, 2006. At December 31, 1996, 4,500 options at an exercise price of $21 per share were outstanding.

  Mason-Dixon elected to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under its provisions, the intrinsic value measurement method was applied and no compensation cost was recognized in income during 1996.

  As required by SFAS No. 123, "Accounting for Stock-Based Compensation", the estimated fair value of the options awarded was $33,000, calculated on the Modified Black-Scholes American option-pricing model. This value assumes a 6.29% risk-free interest rate, a 10-year expected life, 30% expected volatility of the stock, and 2.73% expected dividends on the stock. If the fair value measurement method had been applied, net income on a pro forma basis would have been $8,403,000 and earnings per share would have been $1.59 for the year ended December 31, 1996.

15. POST-RETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

  Post-retirement benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions". Under SFAS No. 106, the expected cost of providing post-retirement benefits is recognized in the financial statements during the employee's active service period.

  Post-retirement benefit expense for the years ended December 31 follows:

(DOLLARS IN THOUSANDS)                                                                 1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                                       $          6  $          5  $          6
Interest cost on projected benefit obligation                                                66            71            65
Amortization of unrecognized net (gain)/loss                                                 (1)            1             4
                                                                                   ------------  ------------  ------------
Net post-retirement benefit cost                                                   $         71  $         77  $         75
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

  Mason-Dixon's post-retirement benefit plan is not funded. The status of the plan as of December 31 was as follows:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated post-retirement benefit obligations--
  Retirees                                                                                        $       (487) $       (756)
  Fully eligible active plan participants                                                                  (51)          (66)
  Other active plan participants                                                                           (34)          (35)
                                                                                                  ------------  ------------
                                                                                                          (572)         (857)
Unrecognized prior service cost                                                                           (253)           --
Unrecognized net (gain)/loss from the effect of change of assumption                                       (11)           26
                                                                                                  ------------  ------------
Accrued post-retirement benefit costs included in other liabilities                               $       (836) $       (831)
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

--------------------------------------------------------------------------------

  The assumed health care cost trend rate used in measuring the accumulated post-retirement obligation was 8.9% for 1996, gradually declining to 5.5% by the year 2007 and remaining at that level thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated post-retirement obligation as of December 31, 1996 by 9%. The assumed discount rate in determining the accumulated post-retirement benefit obligation was 8% for 1996, 1995, and 1994.

16. DEFERRED COMPENSATION

  Mason-Dixon, Carroll County Bank, and Bank of Maryland have entered into deferred compensation agreements with former executive officers, certain members of senior management, and Boards of Directors. Under the terms of the agreements, certain portions of officers' base salaries and the directors' fees have been deferred. The plan is entirely contributory by the participant and, therefore, no benefit expense is included in the consolidated statements of income for 1996, 1995, and 1994.

17. INCOME TAXES

  Applicable income taxes were as follows:

(DOLLARS IN THOUSANDS)                                                                 1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Current:
    Federal                                                                        $      2,089  $      1,837  $      1,681
    State                                                                                   316           364           329
                                                                                   ------------  ------------  ------------
      Total current                                                                       2,405         2,201         2,010
                                                                                   ------------  ------------  ------------
Deferred:
    Federal                                                                                 490           312           176
    State                                                                                   108            69            39
                                                                                   ------------  ------------  ------------
      Total deferred                                                                        598           381           215
                                                                                   ------------  ------------  ------------
      Total income tax expense                                                     $      3,003  $      2,582  $      2,225
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

  Components of deferred income tax expense for the three years ended December 31 were as follows:

(DOLLARS IN THOUSANDS)                                                                 1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                          $       (257) $       (758) $         23
Pension expense                                                                              83           (67)           82
Depreciation                                                                                 18           111            (1)
Loan fees                                                                                   (23)           64            49
Loan costs                                                                                  (43)          (12)           (5)
Deferred compensation                                                                      (114)          (77)          (30)
Post-retirement benefits                                                                     (3)           (7)           (5)
Mortgage sub-servicing rights                                                                85            56            --
Net operating loss carryforwards                                                            718           985            --
Purchase accounting adjustments                                                             271           123            --
Other                                                                                      (137)          (37)          102
                                                                                   ------------  ------------  ------------
      Total deferred income tax expense                                            $        598  $        381  $        215
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

  At December 31, 1996 and 1995, net deferred income taxes totaled $6,274,000 and $6,652,000, respectively, as follows:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                                                                     $      1,686  $      1,429
  Mortgage sub-servicing rights                                                                            642           727
  Acquisition valuations                                                                                   236           507
  Deferred compensation                                                                                    507           393
  Post-retirement benefits                                                                                 323           320
  Pension plan                                                                                              36           119
  Deferred loan fees and costs                                                                             447           381
  Other                                                                                                    135            --
  Tax loss carryforwards                                                                                 4,141         4,859
                                                                                                  ------------  ------------
    Gross deferred tax assets                                                                            8,153         8,735
    Valuation allowance                                                                                 (1,400)       (1,400)
                                                                                                  ------------  ------------
      Total deferred tax assets                                                                          6,753         7,335
                                                                                                  ------------  ------------
Deferred tax liabilities:
  Depreciation                                                                                             146           128
  Other                                                                                                     15            17
  Unrealized gain on securities available for sale                                                         318           538
                                                                                                  ------------  ------------
      Total deferred tax liabilities                                                                       479           683
                                                                                                  ------------  ------------
Net deferred income taxes                                                                         $      6,274  $      6,652
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Total tax expense of $3,003,000, $2,582,000, and $2,225,000, for 1996, 1995,
and 1994, was 26.3%, 26.1%, and 25.2%, respectively, of income before taxes as compared to the maximum statutory rate for Federal income taxes, reconciled as follows:

(DOLLARS IN THOUSANDS)                            1996                           1995                          1994
-------------------------------------------------------------------------------------------------------------------------------

                                                        PERCENT                        PERCENT                       PERCENT
                                                       OF PRETAX                      OF PRETAX                     OF PRETAX
                                         AMOUNT         INCOME          AMOUNT         INCOME         AMOUNT         INCOME
-------------------------------------------------------------------------------------------------------------------------------
Computed at statutory rate             $    3,889           34.0%      $   3,360           34.0%     $   3,005           34.0%
Increases (decreases) in taxes
resulting from:
  Tax exempt interest income               (1,521)         (13.3)         (1,316)         (13.3)        (1,150)         (13.0)
  Dividend exclusion                           (1)            --              (4)            --             (3)            --
  State income taxes, net of Federal
    income tax benefit                        307            2.7             277            2.8            243            2.8
  Nondeductible interest expense              197            1.7             177            1.8            127            1.4
  Nondeductible goodwill and merger
    expenses                                  173            1.5              68            0.6             --             --
  Other--net                                  (41)          (0.3)             20            0.2              3             --
                                      ------------         -----     -------------       ------    -------------       ------
Actual tax expense                     $    3,003           26.3%      $   2,582           26.1%     $   2,225           25.2%
                                      ------------         -----     -------------       ------    -------------       ------
                                      ------------         -----     -------------       ------    -------------       ------

--------------------------------------------------------------------------------

  Net operating loss carryforwards obtained through the acquisition of Bank Maryland Corp totaled approximately $10,722,000 for tax purposes at December 31, 1996, and expire at various times beginning in 2002. Under Section 382 of the Internal Revenue Code, Mason-Dixon's utilization of these loss carryforwards is limited to an annual maximum amount of $1,575,000, which can only be applied to the taxable income of Bank of Maryland. In light of the uncertainty of fully realizing the net operating loss carryforwards, a valuation allowance of $1,400,000 was established at December 31, 1996 and 1995.

18. RELATED PARTY TRANSACTIONS

  During the ordinary course of business, Mason-Dixon's subsidiaries make loans to many of their directors and their associates and several of their policy making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. Loans outstanding, both direct and indirect, to directors, their associates, and policy making officers totaled $4,579,000 and $4,710,000 at December 31, 1996 and 1995, respectively. During 1996, $3,931,000 of new loans were made and repayments totaled $4,062,000. In 1995, $3,500,000 of new loans were made and repayments totaled $985,000.

19. COMMITMENTS AND CONTINGENCIES

  Mason-Dixon is a party to litigation related to its business. In the opinion of management, the ultimate liability, if any, resulting from these matters would not have a significant effect on Mason-Dixon's consolidated financial position, results of operations, or liquidity.

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  Mason-Dixon is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments may include commitments to extend credit, standby letters of credit, interest rate swaps, and purchase commitments. Mason-Dixon uses these financial instruments to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. Financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks and management does not anticipate any losses which would have a material effect on the accompanying financial statements.

  The following is a summary of the contract or notional amount of significant commitments and contingent liabilities:

(DOLLARS IN THOUSANDS)                                                                                1996          1995
----------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                                      $    111,279  $     85,105
Standby letters of credit                                                                         $      8,586  $      4,572
Interest rate swaps                                                                               $     48,000  $     28,000

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Mason-Dixon generally requires collateral to support financial instruments with credit risk on the same basis as it does for on-balance sheet instruments. The collateral is based on management's credit evaluation of the counterparty. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer's credit-worthiness is evaluated on a case-by-case basis.

  Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

--------------------------------------------------------------------------------

  Interest rate swaps involve an agreement to exchange fixed and variable rate interest payments based on a notional principal amount and maturity date. The differential between the fixed and variable rate is included as interest income or expense of the asset or liability being hedged. These derivative financial instruments are used for asset/liability management. Entering into swaps involves the risk of dealing with counterparties and their ability to meet the terms of outstanding contracts and risks related to movements in interest rates. The credit risk of interest rate swap contracts is controlled through credit approvals, limits, and monitoring procedures. The principal or notional amounts are used to compute the volume of interest obligations, but the amounts potentially subject to risk are much smaller. With regard to these agreements, the risk of loss is estimated as $119,000 at December 31, 1996, representing the current cost of replacing only those swaps in a gain position in the event of counterparty failure.

  Mason-Dixon entered into a five-year agreement for outside computer processing services expiring June, 2001. There is a minimum monthly processing fee of $70,000, plus additional amounts based on the number and types of transactions.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of Mason-Dixon's financial instruments at December 31, were as follows:

(DOLLARS IN THOUSANDS)                                                         1996                        1995
--------------------------------------------------------------------------------------------------------------------------
                                                                      BOOK VALUE    FAIR VALUE    BOOK VALUE    FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                                           $     26,892  $     26,892  $     16,102  $     16,102
  Interest bearing deposits in other banks                          $         90  $         90  $        413  $        413
  Federal funds sold                                                $     19,364  $     19,364  $     16,588  $     16,588
  Investment securities--HTM                                        $    193,244  $    194,257  $    166,377  $    168,370
  Investment securities--AFS                                        $    165,287  $    165,287  $    174,135  $    174,135
  Loans held for sale                                               $      3,142  $      3,217  $      1,662  $      1,667
  Loans                                                             $    398,164  $    400,119  $    352,950  $    352,485

Financial Liabilities
  Deposits                                                          $    620,735  $    621,445  $    593,835  $    590,611
  Short-term borrowings                                             $     53,734  $     53,736  $     49,451  $     49,452
  Long-term borrowings                                              $     85,275  $     85,161  $     49,129  $     48,647

Off-Balance Sheet Items
  Commitments to extend credit                                      $         --  $         --  $         --  $         --
  Standby letters of credit                                         $         --  $        172  $         --  $         90
  Interest rate swaps                                               $         --  $        (80) $         --  $        366

--------------------------------------------------------------------------------

22. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following is a summary of Mason-Dixon's unaudited quarterly results of operations:

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                 1996
--------------------------------------------------------------------------------------------------------------------------

THREE MONTHS ENDED:                                                    12/31          9/30          6/30          3/31
--------------------------------------------------------------------------------------------------------------------------
Interest income                                                     $     15,179  $     15,065  $     14,505  $     14,047
Interest expense                                                           7,732         7,503         7,131         6,878
                                                                    ------------  ------------  ------------  ------------
Net interest income                                                        7,447         7,562         7,374         7,169
Provision for credit losses                                                  612            35           189            --
Other operating income                                                     2,950         1,394         1,357         1,509
Gain on sales of securities                                                    4            92            55           120
Operating expenses                                                         6,794         6,278         5,789         5,897
                                                                    ------------  ------------  ------------  ------------
Income before taxes                                                        2,995         2,735         2,808         2,901
Applicable income taxes                                                      803           631           743           826
                                                                    ------------  ------------  ------------  ------------
Net income                                                          $      2,192  $      2,104  $      2,065  $      2,075
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------
Net income per common share                                         $       0.42  $       0.40  $       0.39  $       0.39
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                 1995
--------------------------------------------------------------------------------------------------------------------------

THREE MONTHS ENDED:                                                    12/31          9/30          6/30          3/31
--------------------------------------------------------------------------------------------------------------------------
Interest income                                                     $     14,266  $     13,310  $      9,716  $      9,445
Interest expense                                                           7,042         6,546         4,872         4,611
                                                                    ------------  ------------  ------------  ------------
Net interest income                                                        7,224         6,764         4,844         4,834
Provision for credit losses                                                  (51)           25            21             5
Other operating income                                                     1,225         1,133           942           752
Gain (loss) on sales of securities                                            48            31           (23)           51
Operating expenses                                                         5,774         5,138         3,494         3,538
                                                                    ------------  ------------  ------------  ------------
Income before taxes                                                        2,774         2,765         2,248         2,094
Applicable income taxes                                                      787           765           546           484
                                                                    ------------  ------------  ------------  ------------
Net income                                                          $      1,987  $      2,000  $      1,702  $      1,610
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------
Net income per common share                                         $       0.38  $       0.40  $       0.39  $       0.37
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

--------------------------------------------------------------------------------

23. PARENT COMPANY ONLY FINANCIAL INFORMATION

  Condensed financial information for Mason-Dixon Bancshares, Inc. (Parent Company Only) is as follows:

(DOLLARS IN THOUSANDS)                                                                                   DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS                                                                              1996          1995
----------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                                         $        808  $      1,141
  Interest bearing deposits in subsidiaries                                                              1,388            --
  Investment securities held to maturity--at amortized cost--
    fair value of $960 (1996) and $984 (1995)                                                            1,000         1,000
  Investment in subsidiaries                                                                            73,186        70,970
  Advances to subsidiaries and other assets                                                                562           729
                                                                                                  ------------  ------------
      Total Assets                                                                                $     76,944  $     73,840
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Liabilities
  Long-term borrowings                                                                            $      3,312  $      6,500
  Other liabilities                                                                                        933           744
                                                                                                  ------------  ------------
      Total Liabilities                                                                                  4,245         7,244
                                                                                                  ------------  ------------
Stockholders' Equity
  Common stock                                                                                           5,303         5,258
  Surplus                                                                                               40,560        39,807
  Retained earnings                                                                                     26,331        20,645
  Unrealized appreciation in certain debt and equity securities                                            505           886
                                                                                                  ------------  ------------
      Total Stockholders' Equity                                                                        72,699        66,596
                                                                                                  ------------  ------------
      Total Liabilities and Stockholders' Equity                                                  $     76,944  $     73,840
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

(DOLLARS IN THOUSANDS)                                                                           DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME FOR THE PERIOD ENDED                                    1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Income
  Cash dividends from subsidiaries                                                 $      6,372  $      9,617  $      3,601
  Interest income                                                                           131            64            54
  Other income                                                                               60            60            60
                                                                                   ------------  ------------  ------------
    Total Income                                                                          6,563         9,741         3,715
Interest expense on long-term borrowings                                                    490           183            --
Operating expenses                                                                          498           202           143
                                                                                   ------------  ------------  ------------
Income before income tax benefit and equity in undistributed
  income of subsidiaries                                                                  5,575         9,356         3,572
Income tax benefit                                                                         (264)          (86)          (11)
                                                                                   ------------  ------------  ------------
Income before equity in undistributed income of subsidiaries                              5,839         9,442         3,583
Equity in undistributed income of subsidiaries                                            2,597        (2,143)        3,029
                                                                                   ------------  ------------  ------------
      Net Income                                                                   $      8,436  $      7,299  $      6,612
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                                           DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS FOR THE PERIOD ENDED                                1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                                       $      8,436  $      7,299  $      6,612
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Equity in undistributed income of subsidiaries                                     (2,597)        2,143        (3,029)
      Net decrease (increase) in other assets                                               167          (668)            6
      Net increase in other liabilities                                                     189           725            20
                                                                                   ------------  ------------  ------------
      Net Cash Provided by Operating Activities                                           6,195         9,499         3,609
                                                                                   ------------  ------------  ------------
Cash Flows From Investing Activities
  Advances to subsidiaries                                                                  (60)          (60)          (60)
  Repayment of advances to subsidiaries                                                      60            60           118
  Cash payment for acquisition                                                               --       (13,053)           --
  Purchases of investment securities                                                         --            --        (1,000)
                                                                                   ------------  ------------  ------------
      Net Cash Used by Investing Activities                                                  --       (13,053)         (942)
                                                                                   ------------  ------------  ------------
Cash Flows From Financing Activities
  Proceeds from long-term borrowings                                                      2,000         6,500            --
  Repayment of long-term borrowings                                                      (5,188)           --            --
  Repurchase of common stock                                                                 --            --          (636)
  Issuance of additional shares of common stock                                             798           267           105
  Dividends paid                                                                         (2,750)       (2,323)       (1,964)
                                                                                   ------------  ------------  ------------
      Net Cash (Used) Provided by Financing Activities                                   (5,140)        4,444        (2,495)
                                                                                   ------------  ------------  ------------
Net Increase in Cash and Cash Equivalents                                                 1,055           890           172
Cash and Cash Equivalents at Beginning of Year                                            1,141           251            79
                                                                                   ------------  ------------  ------------
Cash and Cash Equivalents at End of Year                                           $      2,196  $      1,141  $        251
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

Stockholders and Board of Directors
Mason-Dixon Bancshares, Inc.
Westminster, Maryland

We have audited the accompanying consolidated balance sheets of Mason-Dixon Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mason-Dixon Bancshares, Inc. and Subsidiaries as of
December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




Towson, Maryland
January 17, 1997