Form 10-K, Exhibit 13
period 1997-12-31
MASON DIXON BANCSHARES INC/MD
filed 1998-03-31
CIK 879558

--------------------------------------------------------------------------------

CORPORATE INFORMATION

COMPANY PROFILE

Mason-Dixon Bancshares, Inc. is a multibank holding company organized in 1991 under the laws of the State of Maryland. Since July, 1995, the holding company operates two bank subsidiaries, Carroll County Bank and Trust Company and Bank of Maryland.

CORPORATE BANKING

Both bank subsidiaries pursue corporate banking activities that serve local businesses. Services provided include various types of commercial, real estate and asset-based lending, deposit acceptance, cash management, and short-term investing. Asset-based lending is offered through Mason-Dixon Commercial Finance, a division of Bank of Maryland.

CONSUMER BANKING

The bank subsidiaries have 22 retail banking offices providing consumer banking services. The services include deposit products such as Checking, NOW, Money Market Savings, Individual Retirement Accounts and Certificates of Deposit. Consumer loans are made to individuals for a variety of purposes. Mason-Dixon Investment Services, a division of Carroll County Bank and Trust Company, provides non-deposit investment products to consumers.

MORTGAGE BANKING

Mason-Dixon Bancshares Mortgage Company, a division of Carroll County Bank and Trust Company, originates and services real estate mortgage and construction loans as a principal and as an agent.

TRUST

Mason-Dixon Trust Company, a division of Carroll County Bank and Trust Company, provides trust services to individuals, corporations, and non-profit organizations. Services to individuals include investment management, living and testamentary trusts, estate management, and custody of securities. Corporate financial services and employee benefit plans are provided to businesses. Services to non-profit organizations include management of endowment trusts.

CORPORATE HEADQUARTERS
45 West Main Street
P.O. Box 1100
Westminster, MD 21158-0199
410-857-3401

STOCK INFORMATION
Mason-Dixon Bancshares, Inc. common stock is traded on the NASDAQ National Market under the symbol "MSDX".

Mason-Dixon Bancshares, Inc. preferred securities are traded on the NASDAQ National Market under the symbol "MSDXP".

TRANSFER AGENT, REGISTRAR, AND
DIVIDEND DISBURSING AGENT
American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
1-800-937-5449

AUDITORS
Stegman & Company
405 E. Joppa Road
Baltimore, MD 21286

GENERAL COUNSEL
Gordon, Feinblatt, Rothman, Hoffberger &
  Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, MD 21202

ANNUAL MEETING OF STOCKHOLDERS
10:00 a.m.
April 18, 1998
Wakefield Valley Golf and Conference Center
1000 Fenby Farm Road
Westminster, MD 21158

SEC FORM 10-K
A copy of the Company's annual report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to:
Corporate Secretary
Mason-Dixon Bancshares, Inc.
45 West Main Street
P.O. Box 1100
Westminster, MD 21158-0199

DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
Mason-Dixon Bancshares, Inc. offers its stockholders a plan whereby they may automatically invest their cash dividends in Mason-Dixon Bancshares, Inc. common stock. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. Mason-Dixon Bancshares, Inc. absorbs all fees and transaction costs.

Stockholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent.

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

                                                                                 YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                     1997         1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Interest income                                             $    67,435  $    58,796  $    46,737  $    34,790  $    35,008
  Interest expense                                                 36,175       29,244       23,071       15,392       15,217
                                                              -----------  -----------  -----------  -----------  -----------
    Net interest income                                            31,260       29,552       23,666       19,398       19,791
  Provision for credit losses                                         138          836           --           --          329
                                                              -----------  -----------  -----------  -----------  -----------
    Net interest income after provision for credit losses          31,122       28,716       23,666       19,398       19,462
  Other operating income                                            7,990        7,481        4,159        3,245        4,031
  Other operating expenses                                         26,791       24,758       17,944       13,806       13,793
                                                              -----------  -----------  -----------  -----------  -----------
  Income before income taxes and cumulative effect of
    accounting changes                                             12,321       11,439        9,881        8,837        9,700
  Applicable income taxes                                           3,162        3,003        2,582        2,225        3,082
                                                              -----------  -----------  -----------  -----------  -----------
  Income before cumulative effect of accounting changes             9,159        8,436        7,299        6,612        6,618
  Cumulative effect of accounting change for:
    Post-retirement benefits                                           --           --           --           --         (482)
    Income taxes                                                       --           --           --           --          471
                                                              -----------  -----------  -----------  -----------  -----------
      Net Income                                              $     9,159  $     8,436  $     7,299  $     6,612  $     6,607
                                                              -----------  -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------  -----------
PER SHARE DATA
  Income before cumulative effect of accounting changes*      $      1.77  $      1.60  $      1.54  $      1.52  $      1.52
  Cumulative effect of accounting change for:
    Post-retirement benefits*                                          --           --           --           --        (0.11)
    Income taxes*                                                      --           --           --           --         0.11
                                                              -----------  -----------  -----------  -----------  -----------
  Net income (basic)*                                         $      1.77  $      1.60  $      1.54  $      1.52  $      1.52
  Net income (diluted)*                                       $      1.77  $      1.60  $      1.54  $      1.52  $      1.52
  Dividends paid*                                             $      0.62  $      0.52  $     0.485  $      0.45  $      0.42
  Book value                                                  $     14.86  $     13.71  $     12.67  $      9.89  $     10.27
  Tangible book value                                         $     14.28  $     12.80  $     11.66  $      9.89  $     10.27
  Shares outstanding                                            5,077,468    5,303,166    5,258,040    4,326,125    4,363,902

OTHER DATA
  Total assets                                                $   992,180  $   841,074  $   765,781  $   507,572  $   489,058
  Total investments                                           $   453,900  $   358,531  $   340,512  $   282,202  $   260,595
  Total loans-net                                             $   455,160  $   392,997  $   348,221  $   192,885  $   195,779
  Total deposits                                              $   651,249  $   620,735  $   593,835  $   383,058  $   373,022
  Total equity                                                $    75,449  $    72,699  $    66,596  $    42,773  $    44,797

KEY RATIOS
  Return on average stockholders' equity                           12.63%       12.27%       13.69%       15.28%       16.53%
  Return on average total assets                                    1.00%        1.05%        1.18%        1.34%        1.40%
  Dividends declared to net income                                 35.10%       32.60%       31.83%       29.71%       27.71%
  Average stockholders' equity to average total assets              7.88%        8.54%        8.60%        8.75%        8.50%

* BASED ON THE WEIGHTED AVERAGE NUMBER OF SHARES AFTER GIVING EFFECT TO THE 3-FOR-1 STOCK SPLIT IN 1994.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TO OUR STOCKHOLDERS

                 We are pleased to report that 1997 was the 13th consecutive year of increased earnings for your company. Net income of $9,159,000 represents a 9% increase over 1996. On a per share basis, earnings of $1.77 represent an 11% increase over 1996. During the year, we paid $0.62 per share in cash dividends, an increase of 19% over the prior year.

                 On December 31, 1997 our stock price closed at $29.50, a very respectable 44% increase in market value over the yearend 1996 close of $20.50. Share trading volume for non-block trading activity was up by 130,000 shares or 19% and the average trade size for the full year of 1997 was 803 shares, an increase of 8% over 1996. This depth of trading activity clearly enhances the liquidity of your investment in Mason-Dixon Bancshares, Inc.

                 BUSINESS LINES SHOW SOLID GROWTH

                 We also enjoyed strong growth in our balance sheet as evidenced by the following:

                    - Total assets increased by 18% or $151.1 million; total
                      loans increased by 16% or $62.2 million; total deposits increased by 5% or $30.5 million; total stockholders' equity increased by 4% or $2.8 million, despite a reduction in capital of $5.0 million as a result of the share repurchase from the dissident group.

                    - Loan originations from our Mortgage Banking Division more than doubled in 1997 to $124 million from $58 million in 1996. Gains from the sale of mortgage loans were $1.8 million, a three-fold increase over 1996.

                    - The market value of assets under management in our Trust
                      Division increased by 26% to $204 million and revenue increased to nearly $1.5 million.

                    - The Investment Services Division, which markets annuity
                      and mutual fund products, saw its sales volume increase by 30% to $11.4 million, which produced a 25% increase in revenues.

                 MAJOR HIGHLIGHTS AND NEW INITIATIVES DURING 1997

                 There were a number of key developments during the year, beyond the financial results, which deserve comment:

                    - All of the litigation surrounding a group of dissident
                      stockholders was settled and we repurchased all of their approximately 232,000 shares at $21.625 per share.

                    - The stockholders voted by a 6 to 1 margin to reject the
                      stockholder proposal submitted by a member of the dissident group. The proposal would have had the effect of dictating to the Board of Directors how they would deal with overtures from a possible acquirer.

                    - A $20 million Trust Preferred issue was completed. This
                      financing tool is being widely used as an alternative to issuing common equity and is attractive because it counts as Tier 1 capital for regulatory purposes but is classified as long-term borrowing for balance sheet purposes. The tax deduction for the dividends paid by Mason-Dixon significantly reduces the overall cost of capital.

                    - The organization has been restructured along logical
                      business lines. By taking advantage of the experience, skill, and best practices of both of our affiliate banks, we are positioned for well-managed growth.

                    - The start-up of an asset-based lending unit permits us to compete on a broader geographic basis for this specialized type of lending and helps to round out our commercial product line.

                 SIGNIFICANT ACQUISITION CREATES OPPORTUNITY

                 Late in the year, we announced an agreement for Mason-Dixon Bancshares, Inc. to acquire substantially all of the assets and assume certain liabilities of the Rose Shanis Companies. This

--------------------------------------------------------------------------------

                 family-owned consumer finance company has a 65 year history in the Baltimore area of providing consumer loans to a large base of customers. We have formed a new subsidiary to acquire the assets and liabilities, which will be known as Rose Shanis Loans, LLC. With nine offices in the Baltimore metropolitan area, and one each in Annapolis, Bel Air and Easton, we believe the acquisition of Rose Shanis is the best way to enter this specialized line of business. The all cash transaction will be accounted for as a purchase and is expected to be accretive to earnings in 1998.

                 KEY DEVELOPMENTS SLATED FOR 1998

                 In looking ahead, we know there is much to do and little time to waste. The much talked about "Year 2000 problem" is a vexing one for virtually everyone. We have had a task force working on this issue and have developed a comprehensive plan to assure that all of our systems and software applications are Year 2000 compliant. During 1998, we will be doing the software conversions and equipment acquisitions necessary to assure compliance of critical systems prior to this year end. This schedule will enable us to experience a year end closing process with the new systems in place and have the remainder of 1999 to fix any problems that might occur. This issue is discussed in more detail in the Management's Discussion which follows in this report, including cost estimates to deal with the problem. As we move through the first quarter of 1998, we will continue refining our work and our cost estimates with an eye toward getting through this in the most cost effective way possible.

                 In the Spring of 1998, we will be introducing an exciting innovation to the most basic of our products--the checking account. CHECK MANAGER PLUS offers a whole new way to help customers manage their financial affairs. At the heart of the product is a statement that provides an image of the customer's checks. By providing an image, rather than the original paper document, the customer will finally be able to get rid of the endless shoe boxes full of canceled checks that we all have a tendency to hang on to. Enhancements planned for this product over time will enable customers to better manage their checking accounts, thus the name CHECK MANAGER PLUS.

                 OUR RESPONSE TO BROADER ISSUES FACING THE INDUSTRY

                 Pricing for our core business, deposit-gathering and lending, continues to be under pressure. We find it difficult to reduce interest rates on basic savings accounts, certificates of deposit, money market accounts, and other interest bearing liabilities because of competitive pressure from traditional competitors as well as brokerage houses and insurance companies. At the same time, there is also pressure on lending rates as all competitors are aggressively driving for loan growth. Consequently, we have a margin squeeze which is only made worse with the flatness of today's yield curve. This is a perfect situation for savers and borrowers but it does not help our net interest margin. Consequently, we must continue to drive more non-interest income through the income statement, as we did in 1997, by developing additional services and product lines.

                 We intend to explore additional lines of business and to offer new financial services. Leasing is an example of one new product. Statistics show that fully 30% of all equipment acquired by businesses, large and small, is through leasing. That opportunity for revenue growth is significant, and thus it is essential that we consider this line of business.

                 The year 1997 was both challenging and rewarding and we anticipate 1998 to be the same. Mason-Dixon Bancshares, Inc. is well positioned, both geographically and strategically, to continue the profitable growth experienced in 1997. We have excellent teams of management and employees in place who are dedicated to our continued success. We are appreciative of your investment in Mason-Dixon Bancshares, Inc. and for your continued support of our strategic direction as we, too, make the investments necessary to ensure the future growth and vitality of our business.

William B. Dulany                           Thomas K. Ferguson
CHAIRMAN OF THE BOARD OF DIRECTORS          PRESIDENT AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

BANK OF MARYLAND

The Bank of Maryland had another record year and its success in 1997 can be measured many ways. The most important measurements, however, are profitability and growth, and I am pleased to report on the profitability side, net income of $2,203,000 was higher than our plan. This was $25,000 higher than 1996 reported earnings of $2,178,000, which were somewhat inflated by the deposit premium received on the sale of our Bethesda branch. Primary factors driving 1997 earnings were loan growth of 27% and operating expenses $402,000 below 1996. These positive factors were offset somewhat by a higher interest expense paid on deposits which negatively affected our net interest margin. This is a continuing concern as we move into 1998 with plans for continued substantial growth in loans which will be principally funded by purchased or higher priced deposits such as CD's. Asset quality remains strong and our loan loss reserve coverage of non-performing and non-accrual loans improved from 1.95x and 2.33x to 2.51x and 5.06x, respectively. This allowed us to decrease our coverage of the entire portfolio to 1.20% from 1.55% at December 31, 1996. Quality assets, loan momentum, continued bank business line consolidations, more business lines, and better market name recognition position us well to continue our momentum while building our infrastructure to ensure future quality earnings growth.

Last year was the first year since 1992 that we didn't either enter or exit a market. Instead, emphasis was placed on loan growth and deposit campaigns that would help our existing branch network mature and stabilize our core deposit base. Additionally, we continued the business line consolidation with our sister bank, while maintaining the autonomy and integrity of each franchise. In addition to operations consolidated in early 1997, we created greater efficiencies through the consolidations of commercial, consumer and small business lending. In order to become more competitive, we expanded and added new business lines such as cash management, asset based lending, and real estate finance. We also secured the talent to start these business lines and grow them profitably. In fact, the level of experience and talent among those at Bank of Maryland who manage and staff our business lines would, and should be, the envy of any of our competitors including the regional and money center banks. Currently, we are exploring opportunities to enter the commercial leasing business, initiate PC banking for our corporate accounts, and set up a Private Banking Group that will provide specialized handling of our most profitable retail accounts. We are also close to signing commitments to expand our branch network in Annapolis and Baltimore City. The latter should become a reality by mid-year, and we are very optimistic that these locations will be second to none and aid dramatically in our goal to expand market share and profitability.

We are proud to be affiliated with an active and aggressive holding company such as Mason-Dixon Bancshares, Inc. We believe we have effectively positioned our organization to fill the void created by bank consolidations occurring throughout our market. Change presents opportunity and at Mason-Dixon we are building our infrastructure to capitalize on that opportunity. Obstacles to unobstructed advancement such as preparation for Year 2000 and further technological advancement will require major expenditures. However, we recognize these needs and we plan to be at the forefront of change as evidenced by our CHECK MANAGER PLUS promotion. We are a Maryland bank for Marylanders. Our employees, our management team and the members of our Boards are dedicated to creating enhanced value for our stockholders, customers and the communities in which we operate.

H. David Shumpert
PRESIDENT AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

CARROLL COUNTY BANK AND TRUST COMPANY

                 Carroll County Bank and Trust Company was able to post very good results in 1997. Net income totaled $7,829,000, a 16% increase over 1996. In 1995 our management team developed a five-year strategic plan with aggressive earnings goals. We continue to stay on track with those objectives. Competition, further leveraging of investments and borrowings with narrow spreads, and the interest rate environment continued to drive down our net interest margin another .30% to 3.66%. Decreases have occurred each year since 1993 when it was 4.65%. Several other areas achieved excellent results to offset the pressure on our net interest margin. We continued to achieve excellent credit quality ($38,000 in net recoveries), an 11% loan growth, 20% asset growth, and a 37% increase in non-interest income. If net interest margins in our industry continue to shrink in the future, we will become even more aggressive in asset growth, non-interest expense control, loan quality, and non-interest income growth.

                 The two primary ways Carroll County Bank and Trust Company maximizes earnings for its stockholder, Mason-Dixon Bancshares, Inc., are to excel as a community bank and market leader in Carroll County, and profitably provide fee income services to other markets served by the holding company.

                 The latest deposit market share data shows that we have maintained our market leader position with double the market share of our closest competitor. We believe that in order to maintain this position we must continue to develop multiple delivery channels for our customers' convenience. Our excellently located branch offices serve as a hub for our customers. They are supported by ATMs, extended-hours call center, and telephone banking services.

                 Just as in 1995 when we relocated and significantly increased the capacity of our Eldersburg branch, the popularity of our Englar Road branch necessitates significantly increasing its ability to serve our growing Westminster market. During 1998 we plan to double the size of this strategically located branch.

                 The second avenue to develop earnings is through our three fee-income producing divisions. Mason-Dixon Investment Services produced $532,000 in annuity and mutual fund revenue, a 25% increase over 1996. In 1998 we will also offer life and casualty insurance products to both banks' customers through a strategic partnership with SF&C Insurance Associates, Inc. of Towson. This should enable us to continue to grow this line of business. Mason-Dixon Trust Company produced revenue of $1,471,000 with assets under management of $203,900,000, growth rates of 5% and 26%, respectively. The introduction of employee benefits products should increase trust revenue opportunities and further support the corporate and small business growth strategies of both banks. Finally, Mason-Dixon Bancshares Mortgage Company closed 954 loans totaling $123,883,000 in 1997. For the second year in a row this doubled the prior year's production. This activity generated $1,843,000 in gains on loan sales compared to $584,000 last year.

                 All of this success would not have been possible of course, without the continued support of our customers, associates, officers and directors, and community at large. Thank you.

                 Michael L. Oster
                 PRESIDENT AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

  The following pages of this report present management's discussion and analysis of the consolidated financial condition, results of operations, and cash flows of Mason-Dixon Bancshares, Inc. ("Mason-Dixon") and subsidiaries, including its principal operating subsidiaries: Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 1997.

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

  As a result of applying the purchase method of accounting, historical statements of earnings included in this Management Discussion and the accompanying financial statements are not restated to include the historical financial information of Bank Maryland Corp prior to the acquisition. Therefore, results of operations include Bank of Maryland for a full year for 1997 and 1996, approximately half of the year for 1995. In order to facilitate comparisons from 1996 to 1995, estimates of amounts attributable to the full year impact of the acquisition are included where relevant. The estimated impact was computed by annualizing the amounts in 1995's results of operations which were contributed by Bank of Maryland.

  PERFORMANCE OVERVIEW -- Mason-Dixon achieved a record level of earnings for 1997, marking the 13th consecutive year of higher profits. Net income for 1997 totaled $9,159,000, an increase of 9% over 1996's net income of $8,436,000. Basic earnings per share were $1.77 in 1997, up 11% from $1.60 in 1996. Diluted earnings per share, which include the effects of stock options, were also $1.77 for 1997 compared to $1.60 in 1996. Note 18 of the consolidated financial statements highlights changes in accounting standards for computing and disclosing earnings per share. Factors contributing to the increase in net income were higher levels of net interest income and other operating income. The favorable impact of these items was partially offset by higher levels of other operating expenses. Mason-Dixon's return on average assets was 1.00%, lower than the 1.05% posted in 1996. Return on average stockholders' equity was 12.63%, increasing from 12.27% in 1996.

  The acquisition of Bank Maryland Corp in 1995, as mentioned above, required the application of the purchase method of accounting which created goodwill (purchase price over net assets acquired) of $5,191,000. The recorded goodwill is a non-cash charge to earnings being amortized over a 15 year period using the straight-line method. The amortization of goodwill and other non-cash items created as a result of the application of purchase accounting has significant effects on Mason-Dixon's reported earnings and operating ratios. The introduction of these non-cash items affects the comparability of Mason-Dixon's earnings and operating ratios for periods subsequent to the acquisition. To assist in the comparison of earnings and operating ratios, the following table adjusts reported earnings and operating ratios to "cash" or "tangible" results, which negates the effects of purchase accounting on earnings and operating ratios. The reporting of tangible results for comparative purposes has

--------------------------------------------------------------------------------

become more important to stockholders over recent years due to the increase in acquisitions being accounted for under the purchase method of accounting.

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                                                           1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Reported net income                                                                                  $     9,159  $     8,436
Purchase Method Adjustments
  Goodwill amortization                                                                                      346          346
  Other purchase accounting adjustments (net of income taxes)                                               (250)        (431)
  Acquired net operating loss income tax benefits                                                            609          609
                                                                                                     -----------  -----------
Tangible net income                                                                                  $     9,864  $     8,960
                                                                                                     -----------  -----------
                                                                                                     -----------  -----------
Tangible operating ratios
  Tangible basic earnings per share (1)                                                              $      1.90  $      1.70
  Tangible return on average assets (2)                                                                    1.08%        1.12%
  Tangible return on average equity (3)                                                                   14.51%       14.02%

(1) TANGIBLE NET INCOME DIVIDED BY AVERAGE SHARES OUTSTANDING

(2) TANGIBLE NET INCOME DIVIDED BY AVERAGE TOTAL ASSETS LESS AVERAGE GOODWILL

(3) TANGIBLE NET INCOME DIVIDED BY AVERAGE EQUITY LESS AVERAGE GOODWILL

  Tangible net income totaled $9,864,000 for 1997 compared to $8,960,000 in 1996, an increase of 10%. Tangible earnings per share increased 12%, increasing to $1.90 for 1997 compared to $1.70 for 1996. Tangible return on average assets and return on average equity were 1.08% and 14.51% respectively for 1997, compared to 1.12% and 14.02% in 1996.

  NET INTEREST INCOME -- Net interest income continues to be the principal component of net income and totaled $31,260,000. Net interest income for 1996 was $29,552,000. The increase in net interest income was primarily attributable to the growth in earning assets.

  A significant portion of earning assets are tax exempt instruments; therefore, it is more appropriate to analyze net interest income on a tax equivalent basis which adjusts interest income for the tax exempt status of certain loans and investment securities to an amount approximating what would have been earned if the income were

--------------------------------------------------------------------------------

fully taxable. The following table highlights the major components of net interest income, adjusting for tax equivalency, for the past three years:

(DOLLARS IN THOUSANDS)                           1997                                 1996                            1995
------------------------------------------------------------------------------------------------------------------------------------

                                    AVERAGE                  YIELD/      AVERAGE                  YIELD/      AVERAGE
                                    BALANCE     INTEREST      RATE       BALANCE     INTEREST      RATE       BALANCE     INTEREST
------------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans                             $ 432,581     $ 39,175      9.06%    $ 365,778     $ 34,122      9.33%    $ 260,511     $ 25,133
  Interest bearing deposits in
    banks                                 634           23      3.63%          210           16      7.62%          149           12
  Federal funds sold                   19,725        1,110      5.63%       21,826        1,176      5.39%       13,144          834
  Investments:
    Mortgage-backed securities        249,611       17,579      7.04%      221,624       15,315      6.91%      208,302       15,004
    Taxable                            77,934        5,063      6.50%       66,504        4,353      6.55%       35,780        2,420
    Tax-exempt                         84,223        7,033      8.35%       72,394        6,029      8.33%       63,766        5,332
                                  -----------------------------------  -----------------------------------  ------------------------
  Total earning assets                864,708       69,983      8.09%      748,336       61,011      8.15%      581,652       48,735
                                               -----------                          -----------                          -----------
Non-interest earning assets
  Cash and due from banks              20,294                               19,701                               13,580
  Premises and equipment               15,427                               15,552                               12,042
  Other assets                         24,688                               26,313                               16,686
  Allowance for credit losses          (5,320)                              (4,827)                              (3,822)
                                  -----------                          -----------                          -----------
Total assets                        $ 919,797                            $ 805,075                            $ 620,138
                                  -----------                          -----------                          -----------
                                  -----------                          -----------                          -----------
Interest bearing liabilities
  Demand deposits                    $ 58,169     $  1,336      2.30%     $ 58,676     $  1,514      2.58%     $ 43,103     $  1,115
  Savings deposits                    184,972        5,964      3.22%      182,857        5,628      3.08%      158,228        4,972
  Time deposits                       302,205       16,898      5.59%      286,557       15,860      5.53%      200,883       11,568
  Borrowings                          204,608       11,977      5.85%      115,919        6,242      5.38%       93,351        5,416
                                  -----------------------------------  -----------------------------------  ------------------------
  Total interest bearing
    liabilities                       749,954       36,175      4.82%      644,009       29,244      4.54%      495,565       23,071
                                               -----------                          -----------                          -----------
Non-interest bearing liabilities
  Demand deposits                      89,488                               83,825                               63,072
  Other                                 7,858                                8,471                                8,183
Stockholders' equity                   72,497                               68,770                               53,318
                                  -----------                          -----------                          -----------
Total liabilities and
  stockholders' equity              $ 919,797                            $ 805,075                            $ 620,138
                                  -----------                          -----------                          -----------
                                  -----------                          -----------                          -----------
Net interest spread                               $ 33,808      3.27%                  $ 31,767      3.61%                  $ 25,664
                                               -----------                          -----------                          -----------
                                               -----------                          -----------                          -----------
Net interest margin                                             3.91%                                4.25%

(DOLLARS IN THOUSANDS)
--------------------------------
                                   YIELD/
                                    RATE
--------------------------------
Earning assets
  Loans                               9.65%
  Interest bearing deposits in
    banks                             8.05%
  Federal funds sold                  6.35%
  Investments:
    Mortgage-backed securities        7.20%
    Taxable                           6.76%
    Tax-exempt                        8.36%

  Total earning assets                8.38%

Non-interest earning assets
  Cash and due from banks
  Premises and equipment
  Other assets
  Allowance for credit losses

Total assets

Interest bearing liabilities
  Demand deposits                     2.59%
  Savings deposits                    3.14%
  Time deposits                       5.76%
  Borrowings                          5.80%

  Total interest bearing
    liabilities                       4.66%

Non-interest bearing liabilities
  Demand deposits
  Other
Stockholders' equity

Total liabilities and
  stockholders' equity

Net interest spread                   3.72%

Net interest margin                   4.41%

  Net interest income on a tax equivalent basis was $33,808,000, an increase of 6% from 1996's net interest income of $31,767,000. Interest income includes taxable-equivalent adjustments of $2,548,000, $2,215,000, and $1,998,000 for 1997, 1996, and 1995 respectively.

  The tax equivalent net interest margin decreased to 3.91% from 4.25%. The decrease in the margin occurred as average rates on earning assets decreased 6 basis points, while the average rates paid on deposits and borrowings increased by 28 basis points.

--------------------------------------------------------------------------------

  Changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and borrowings. Changes in the levels of earning assets and interest bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on deposits and borrowings are referred to as rate-related variances. The table below summarizes the changes in tax equivalent net interest income due to volume and rate variances:

(DOLLARS IN THOUSANDS)                           1997 COMPARED TO 1996            1996 COMPARED TO 1995       1995 COMPARED TO 1994
------------------------------------------------------------------------------------------------------------------------------------

                                                  INCREASE                         INCREASE                          INCREASE
                                                 (DECREASE)                       (DECREASE)                        (DECREASE)
                                                   DUE TO                           DUE TO                            DUE TO
                                            -------------------------------  -------------------------------  ----------------------
                                             VOLUME      RATE       TOTAL     VOLUME      RATE       TOTAL     VOLUME       RATE
------------------------------------------------------------------------------------------------------------------------------------
Interest income
  Loans                                     $   6,232  $  (1,179) $   5,053  $  10,156  $  (1,167) $   8,989  $   5,673   $   2,673
  Investments:
    Mortgage-backed securities                  1,934        330      2,264        960       (649)       311        631         826
    Taxable                                       748        (38)       710      2,078       (145)     1,933      1,187        (257)
    Tax-exempt                                    985         19      1,004        721        (24)       697        749         (60)
  Other earning assets                            (81)        22        (59)       556       (210)       346        480         285
                                            -------------------------------  -------------------------------  ----------------------
Total interest income                           9,818       (846)     8,972     14,471     (2,195)    12,276      8,720       3,467
Interest expense
  Interest bearing demand deposits                (13)      (165)      (178)       403         (4)       399         85          (6)
  Savings deposits                                 65        271        336        774       (118)       656        (10)        155
  Time deposits                                   866        172      1,038      4,934       (642)     4,292      3,280       1,984
  Borrowings                                    4,776        959      5,735      1,309       (483)       826        993       1,198
                                            -------------------------------  -------------------------------  ----------------------
Total interest expense                          5,694      1,237      6,931      7,420     (1,247)     6,173      4,348       3,331
                                            -------------------------------  -------------------------------  ----------------------
Net interest income                         $   4,124  $  (2,083) $   2,041  $   7,051  $    (948) $   6,103  $   4,372   $     136
                                            -------------------------------  -------------------------------  ----------------------
                                            -------------------------------  -------------------------------  ----------------------

(DOLLARS IN THOUSANDS)
------------------------------------------
                                              TOTAL
------------------------------------------
Interest income
  Loans                                     $   8,346
  Investments:
    Mortgage-backed securities                  1,457
    Taxable                                       930
    Tax-exempt                                    689
  Other earning assets                            765
Total interest income                          12,187
Interest expense
  Interest bearing demand deposits                 79
  Savings deposits                                145
  Time deposits                                 5,264
  Borrowings                                    2,191
Total interest expense                          7,679
Net interest income                         $   4,508

  Interest income on a tax equivalent basis totaled $69,983,000, an increase of $8,972,000 or 15% from 1996. The increase was primarily attributable to higher levels of average earning assets which grew $116,372,000 or 16% compared to 1996. The mix of average earning assets changed little from 1996. Average yields declined 6 basis points due to lower yields on loans.

  Interest expense totaled $36,175,000, up $6,931,000 or 24% from $29,244,000 in
1996. Average interest bearing deposits increased $17,256,000 and average borrowings increased $88,689,000, resulting in higher interest expense. The mix of interest bearing liabilities shifted to more costly borrowings and time deposits, and resulted in an overall increase in average rates paid for interest bearing liabilities of 28 basis points. Included in the increase in borrowings is the issuance of $20,000,000 of Preferred Securities issued by Mason-Dixon Capital Trust which carry an annual dividend rate of 10.07%. A portion of the proceeds from the issuance of these securities was used to repurchase and retire approximately 250,000 shares of common stock for total consideration of $5,413,000. The issuance of these securities and the subsequent repurchase of common stock contributed to the increase in the weighted average cost of borrowings. These securities are discussed further in the Balance Sheet Review of this Management Discussion as well as in Note 11 of the consolidated financial statements.

  PROVISION AND ALLOWANCE FOR CREDIT LOSSES -- Mason-Dixon places a strong emphasis on asset quality and performs a thorough analysis of the risks in its loan portfolio and the allowance for credit losses. Each subsidiary maintains an adequate allowance for credit losses and performs a regular overview to assure that adequacy. Review of the loan portfolio and assessment of the adequacy of the allowance for credit losses is a continuing process in

--------------------------------------------------------------------------------

light of changing economic conditions and changes in the strength of borrowers. In management's opinion, the allowance for credit losses is adequate as of December 31, 1997.

  The provision for credit losses in 1997 totaled $138,000 compared to $836,000 in 1996. The decrease in the provision is largely due to lower levels of loan losses. Net chargeoffs decreased by $324,000 to total $74,000. As a percentage of average loans, net chargeoffs were only .02%, compared to .11% in 1996. Intensive collection efforts continue after loans are charged off. Recoveries as a percentage of prior year chargeoffs were 68% in 1997 and 82% in 1996. The allowance for credit losses was 1.14% of loans outstanding at December 31, 1997 and 1.30% at December 31, 1996.

  Loans 90 days or more past due, secured by sufficient collateral and, therefore, still accruing, were $597,000 (.13% of loans outstanding), compared to $214,000 (.05% of loans outstanding) for 1996.

  Non-accrual loans totaled $3,189,000 (.69% of loans outstanding), compared to $2,821,000 (.71% of loans outstanding) at year end 1996. Non-performing loans, which consist of non-accrual loans and loans 90 days past due, totaled $3,786,000 at year end 1997, compared to $3,035,000 for 1996. Non-performing loans as a percentage of total loans were .82% at year end 1997, compared to
 .76% for 1996. Coverage of non-performing loans (allowance for credit losses divided by non-performing loans) equaled 1.40x at December 31, 1997 compared to 1.70x at December 31, 1996. Although levels of non-performing loans increased, Mason-Dixon still compares favorably to national industry peers. The average level of non-performing loans as a percentage of loans for bank holding companies with assets between $500 million and $1 billion was .85% at September 30, 1997.

  OTHER OPERATING INCOME -- Other operating income consists of service charges on deposit accounts, fees for trust services, gains on sales of loans and securities, commissions received on sales of annuities and mutual funds, loan servicing fees, and other miscellaneous income, such as safe deposit box rental fees.

  Total other operating income amounted to $7,990,000, up $509,000 or 7% from 1996. Other operating income in 1996 included a one-time gain on the sale of deposits of $1,469,000. Excluding the one-time gain, other operating income increased by $1,978,000 or 33%. Contributing to the increase was significant growth in mortgage banking revenue as well as increases in most other components of other operating income.

  Service charges increased $100,000 due to the increased volume of overdrafts and Automated Teller Machine transactions, as well as price increases on several services. Trust Division income continued to increase, up by $64,000 or 5%. Trust assets under management grew by $42,645,000 to reach $203,900,000. Gains on sales of securities totaled $554,000, compared to $271,000 in 1996. Gains on sales of mortgage loans increased to $1,843,000, compared to gains of $584,000 in 1996. The increase accompanied significant growth in mortgage loan origination volume, as Mason-Dixon expanded its mortgage operations in the third quarter of 1996. The expansion continued during 1997 and included the opening of two new Maryland production offices in Towson and Salisbury. All other sources of other operating income increased by $272,000 or 17%. Excluding a gain recognized in 1996 for the sale of a former branch location of $151,000, other sources of other operating income increased by $423,000. Most of the increase resulted from increased commissions from the sales of annuities and mutual funds of $420,000.

  OTHER OPERATING EXPENSES -- Total other operating expenses increased by $2,033,000 or 8%. Most components of other operating expenses increased.

  Salaries and employee benefits increased by $1,676,000 or 12%. Salary costs related to mortgage banking activities increased approximately $826,000. Otherwise, salaries and benefits increased by $850,000 or 6%. This increase resulted from normal increases in salaries as well as staff increases. Retirement plan expenses decreased by $168,000.

--------------------------------------------------------------------------------

  Net occupancy expenses grew by $214,000 or 9%. Increases in maintenance and repairs as well as additional rental expenses for the opening of additional mortgage offices contributed to the increase.

  Equipment expenses increased by $50,000. This increase is primarily attributable to higher depreciation expenses associated with several technology related initiatives.

  Legal and other professional fees increased by $388,000 as a result of litigation expenses associated with a group of dissident stockholders, as well as increased consulting fees.

  Federal Deposit Insurance Corporation (FDIC) insurance expenses increased to $78,000. Congress enacted legislation in 1996 resulting in the merger of the Bank Insurance Fund (BIF) with the Savings Association Insurance Fund (SAIF). Pursuant to the recapitalization and merger of the insurance funds, annual assessments for banks were increased by the FDIC beginning in 1997.

  Outside data processing expenses increased by $60,000 or 6%, due primarily to additional account volume.

  Amortization of mortgage sub-servicing rights totaled $415,000 in 1997, equal to 1996. This expense reflects the amortization of the purchase price of mortgage sub-servicing rights acquired in the purchase of Bank of Maryland. Mortgage sub-servicing rights permit the company to maintain escrow and other deposits for loans serviced by a third party. These rights are discussed in detail in the Balance Sheet Review of this Management Discussion as well as in the notes to the consolidated financial statements.

  Amortization of intangible assets totaled $444,000 in 1997, compared to $493,000 in 1996. Intangible assets being amortized included goodwill created as a result of the merger, as well as a core deposit intangible acquired in the merger. The lower amortization amount for 1997 reflects a reduction in amortization for the core deposit intangible, which was fully amortized at November 30, 1997.

  Other expenses decreased by $380,000 or 10%. 1996 expenses included $256,000 for costs associated with the disposition of the Bethesda branch of Bank of Maryland.

  NET OVERHEAD -- Management continues to monitor two ratios which it believes are effective measures of cost containment and efficiency. The first is the net overhead ratio, which measures the level of net operating expenses (other operating expenses less other operating income) as a percentage of average assets. The net overhead ratio for 1997 was 2.10%, improving from 2.18% for 1996. The second ratio monitored by management is known as the efficiency ratio. This ratio measures other operating expenses as a percentage of operating income (tax equivalent net interest income plus other operating income). For 1997, the efficiency ratio was 65.0% compared to 63.6% for 1996. Contributing to the increase in the efficiency ratio was the impact of initial investments in expanding mortgage operations as well as the repurchase of common stock which was paid for with interest bearing funds. Generally, net overhead ratios below 2.25% and efficiency ratios below 61.0% are considered favorable.

  INCOME TAXES -- Income tax expenses increased $159,000 from 1996, due to higher levels of pretax net income. The effective tax rate for 1997 was 25.7%, down slightly from 26.3% in 1996 due primarily to higher levels of tax exempt income. Note 17 to the consolidated financial statements includes a reconciliation of Federal income tax expense computed using the Federal statutory rate of 35%. See Notes 1 and 17 of the consolidated statements for additional information relating to income tax expense and deferred tax benefits.

  LIQUIDITY AND INTEREST RATE RISK -- Liquidity describes the ability of Mason-Dixon and its bank subsidiaries to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the banks' customers and to fund current and planned expenditures. Through its bank subsidiaries, Mason-Dixon derives liquidity from increased customer deposits, the maturity distribution of the investment portfolio, loan repayments, and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met utilizing short-term

--------------------------------------------------------------------------------

funds markets. Longer-term funding requirements can be obtained through advances from the Federal Home Loan Bank (FHLB). Mason-Dixon's bank subsidiaries maintain lines of credit with the FHLB of $190,000,000. At December 31, 1997, Mason-Dixon's loan to deposit ratio was 71%. Additionally, Mason-Dixon's securities classified as available for sale, which totaled $249,855,000, were available for the management of liquidity and interest rate risk. Mortgage-backed securities classified as held to maturity, which totaled $77,793,000, provide significant cash flow each month. Cash and cash equivalents at December 31, 1997 were $37,963,000, down from $46,346,000 at year end 1996.
Management is not aware of any trends, demands, commitments, or uncertainties that are reasonably likely to result in material changes in liquidity.

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

  Mason-Dixon's interest rate sensitivity at December 31, 1997, on a consolidated basis, is set forth in the table below:

                                                                           AFTER 3     AFTER 1                   NON-
                                                                           MONTHS-      YEAR-                  INTEREST
                                                                WITHIN      WITHIN      WITHIN      AFTER      SENSITIVE
(DOLLARS IN THOUSANDS)                                         3 MONTHS     1 YEAR     5 YEARS     5 YEARS       FUNDS
-------------------------------------------------------------------------------------------------------------------------
Assets
Investment securities                                         $   89,152  $  129,746  $  187,310  $   47,692  $        --
Loans (including loans held for sale)                            183,184      48,600     201,056      31,990           --
Other rate sensitive assets                                       17,718          --          --          --           --
Interest sensitivity hedges on assets                             (7,000)     17,000     (10,000)         --           --
Non-interest earning assets                                           --          --          --          --       55,732
                                                              ----------  ----------  ----------  ----------  -----------
    Total Assets                                              $  283,054  $  195,346  $  378,366  $   79,682  $    55,732
                                                              ----------  ----------  ----------  ----------  -----------
                                                              ----------  ----------  ----------  ----------  -----------
Liabilities and Stockholders' Equity
Interest bearing deposits                                     $   87,842  $  140,818  $  304,978  $   27,919  $        --
Short-term borrowings                                             68,392      28,811          --          --           --
Long-term borrowings                                              80,263      30,022      30,571      20,033           --
Non-interest bearing liabilities and stockholders' equity             --          --          --          --      172,531
                                                              ----------  ----------  ----------  ----------  -----------
    Total Liabilities and Stockholders' Equity                $  236,497  $  199,651  $  335,549  $   47,952  $   172,531
                                                              ----------  ----------  ----------  ----------  -----------
                                                              ----------  ----------  ----------  ----------  -----------
Interest rate sensitivity gap                                 $   46,557  $   (4,305) $   42,817  $   31,730  $  (116,799)
Cumulative interest rate sensitivity gap                      $   46,557  $   42,252  $   85,069  $  116,799  $        --
Cumulative ratio of interest sensitive assets to
  interest sensitive liabilities                                    1.20        1.10        1.11        1.14         1.00

(DOLLARS IN THOUSANDS)                                          TOTAL
------------------------------------------------------------
Assets
Investment securities                                         $  453,900
Loans (including loans held for sale)                            464,830
Other rate sensitive assets                                       17,718
Interest sensitivity hedges on assets                                 --
Non-interest earning assets                                       55,732
                                                              ----------
    Total Assets                                              $  992,180
                                                              ----------
                                                              ----------
Liabilities and Stockholders' Equity
Interest bearing deposits                                     $  561,557
Short-term borrowings                                             97,203
Long-term borrowings                                             160,889
Non-interest bearing liabilities and stockholders' equity        172,531
                                                              ----------
    Total Liabilities and Stockholders' Equity                $  992,180
                                                              ----------
                                                              ----------
Interest rate sensitivity gap
Cumulative interest rate sensitivity gap
Cumulative ratio of interest sensitive assets to
  interest sensitive liabilities

Assumptions:

    The rate sensitivity analysis provided in the preceding table indicates the sensitivity to fluctuations in interest rates by analyzing maturity and repricing information for selected categories of assets and liabilities. Other rate sensitive assets, consisting of Federal funds sold and interest bearing deposits in banks, are assigned to an immediately repricable category, as these are overnight investments. Mortgage-backed investments are categorized based on the estimated amortization of these securities using recent prepayment histories. Fixed rate, noncallable investments are grouped by final maturity date. Fixed rate callable investments are grouped based on management's estimates of call probability. Variable rate investments are categorized according to the next available repricing opportunity. Fixed rate loans are grouped in the appropriate category based on normal scheduled amortization.

--------------------------------------------------------------------------------

Variable rate loans are categorized based on the next available repricing opportunity. Interest bearing deposits without a contractual maturity are based on management's estimates of deposit withdrawals. Interest bearing deposits with contractual maturities are categorized based on the effective maturity of the deposit. Long-term borrowings with call provisions are grouped based on management's estimates of call probability.

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

  At December 31, 1997, Mason-Dixon had a positive one year GAP (rate sensitive assets in excess of rate sensitive liabilities) of $42,252,000, which was 4% of total assets. The positive GAP widens to $85,069,000 or 9% of total assets at five years.

  At December 31, 1996, Mason-Dixon had a negative one year GAP of $79,069,000 and a negative five year GAP of $20,013,000. The change in cumulative GAP position was due to shorter projected average lives of mortgage-backed securities, changes in assumptions to reflect the probability of call features on certain securities being exercised, as well as growth in interest bearing liabilities with maturities or repricing opportunities beyond one year. The changes in assumptions on average lives of mortgage-backed securities and changes in assumptions on the probability of call provisions being exercised on certain securities were precipitated by the decline in interest rates. Lower interest rates will likely result in higher prepayments on mortgages and some securities to be called due to their original yields being significantly higher than current levels. A significant increase in interest rates would result in a lengthening of projected average lives of mortgage-backed securities and lower the probability of call features on callable securities being exercised. Management believes its overall rate sensitivity position is appropriate for current rate conditions.

  Mason-Dixon tests its interest rate sensitivity through the deployment of simulation analysis. An earnings simulation model is used to estimate what effect specific interest rate changes would have on one year of net interest income. Derivative financial instruments, such as interest rate swaps, are included in the analysis. Interest rate caps and floors on all products are included to the extent they become effective within a one year period. Changes in prepayments have been included where changes in payment behavior pattern is assumed to be significant to the simulation. Call features on certain securities are based on their projected call probability in view of the assumed rate environment. At December 31, 1997 Mason-Dixon's estimated earnings sensitivity profile reflected a modest sensitivity to interest rate changes. Based on an assumed 100 basis point immediate increase in interest rates Mason-Dixon's pretax net interest income would increase by $582,000 (2%) if rates were to increase by 100 basis points, and decline by $872,000 (3%) should rates fall 100 basis points.

  Mason-Dixon's bank subsidiaries employ the use of interest rate swaps to manage the interest rate risks of certain transactions and manage overall levels of interest rate risk. Interest rate swaps involve an agreement to exchange fixed and variable rate interest payments based on a notional amount. The use of interest rate swaps involves no exposure to loss of principal, as swaps do not involve the exchange of notional amounts, only net interest payments. Any credit risk is equal to the fair value of the instrument if a counterparty fails to perform, which is normally a small percentage of the notional amount and fluctuates with movements in interest rates. Counterparty risk is mitigated by executing all transactions in national markets with highly rated counterparties using International Derivatives Association Master Agreements. At December 31, 1997, the notional amount of all interest rate swaps totaled $55,000,000. The risk of loss due to failure of the counterparty to perform was

--------------------------------------------------------------------------------

$322,000, which is the total of all interest rate swaps in a gain position. The terms of all interest rate swaps as of December 31, 1997 were as follows:

                                                                              INTEREST RATE SWAPS THAT MATURE WITHIN:
                                                                                 ONE        TWO       THREE
(DOLLARS IN THOUSANDS)                                                          YEAR       YEARS      YEARS      TOTAL
------------------------------------------------------------------------------------------------------------------------
Pay fixed/receive floating:
  Notional amount                                                             $   5,000  $   5,000  $  15,000  $  25,000
  Weighted average rates received                                                  5.92%      5.81%      6.02%      5.96%
  Weighted average rates paid                                                      6.06%      5.11%      6.44%      6.10%
Receive fixed/pay floating:
  Notional amount                                                             $  20,000  $      --  $  10,000  $  30,000
  Weighted average rates received                                                  6.39%        --       5.30%      6.03%
  Weighted average rates paid                                                      5.83%        --       5.78%      5.81%

  BALANCE SHEET REVIEW -- Total assets ended 1997 at $992,180,000, increasing $151,106,000 or 18%. The growth in total assets reflects increased levels of cash, loans, and investment securities. The increase in assets was funded through increases in deposits, borrowed funds, and stockholders' equity.

  Investment securities totaled $453,900,000, an increase of $95,369,000 or 27%. Much of the increase occurred as deposits and borrowings grew more than loans, resulting in an increase in investment securities. Securities classified as held to maturity increased $10,801,000 or 6%. The market value of the held to maturity investments was $206,515,000, a 1% unrealized appreciation over the amortized cost of $204,045,000. Securities classified as available for sale increased by $84,568,000. Management believes that the available for sale portfolio, which totaled $249,855,000 at December 31, 1997, is more than sufficient to allow for prudent management of liquidity and interest rate risk.

  Overall, the securities portfolio was comprised mainly of U.S Treasury securities and obligations of U.S. government agencies or sponsored agencies, which totaled $301,356,000 (66%). Obligations of states and political subdivisions totaled $84,490,000 (19%) at December 31, 1997. For several years, management has increased the holdings of tax exempt securities. The increase has been attributable to attractive tax equivalent yields compared to alternative high quality securities with similar term structures. Continued growth in the level of the tax exempt portfolio will be influenced by tax equivalent rates offered on tax exempt securities compared to other investment alternatives, potential changes in tax laws, and Alternative Minimum Tax considerations.

--------------------------------------------------------------------------------

  Loans increased by $62,227,000 or 16%. The table below highlights the changes in loan outstanding and mix:

                                                                                                PERCENT                    PERCENT
                                                                               DECEMBER 31,    OF TOTAL    DECEMBER 31,   OF TOTAL
(DOLLARS IN THOUSANDS)                                                             1997          LOANS         1996         LOANS
------------------------------------------------------------------------------------------------------------------------------------
Construction and land development                                               $    31,427           7%    $   24,202           6%
Residential real estate--mortgage                                                   186,978          41%       164,656          41%
Commercial real estate--mortgage                                                    136,194          29%       111,724          28%
Commercial                                                                           88,669          19%        77,579          20%
Consumer                                                                             17,464           4%        20,575           5%
                                                                               -------------       -----   ------------       -----
    Total loans                                                                     460,732         100%       398,736         100%
Unearned income on loans                                                               (341)          0%          (572)          0%
                                                                               -------------       -----   ------------       -----
    Loans (net of unearned income)                                              $   460,391         100%    $  398,164         100%
                                                                               -------------       -----   ------------       -----
                                                                               -------------       -----   ------------       -----

  Growth in residential real estate mortgages ($22,322,000 or 14%) was spurred by the expansion of mortgage banking activities during 1997, which resulted in increased originations of adjustable rate mortgages. These mortgages are generally retained and not sold due to a lower level of interest rate risk associated with these types of loans. Also contributing to growth in this category was an increase in home equity loans, which continue to be popular with consumers. Growth in commercial real estate mortgage loans ($24,470,000 or 22%) and construction and land development loans ($7,225,000 or 30%) resulted as Bank of Maryland introduced a Real Estate Finance Division which generated increased activity. Commercial loans also increased ($11,090,000 or 14%) due to expanded business development efforts and the introduction of an Asset-Based Lending Division. Consumer loans declined by $3,111,000.

  Deferred income taxes decreased by $185,000. The deferred tax liability related to available for sale securities increased, as the unrealized gain on these securities increased significantly in 1997. The unrealized gain on available for sale securities increased by $2,678,000, decreasing deferred income taxes by $1,034,000. Also contributing to the decrease was the realization of a portion of Bank of Maryland's net operating loss carryforwards totaling $609,000. Offsetting these decreases in deferred income taxes was the elimination of a $1,400,000 valuation established in 1995 to recognize the uncertainty of fully realizing the net operating loss carryforwards of Bank of Maryland. Management believes the elimination of this valuation is appropriate in light of the utilization of a significant portion of the acquired net operating loss carryforwards as well as a established pattern of profitability of Bank of Maryland which makes full realization of the net operating loss carryforwards more likely than not.

  Mortgage servicing and sub-servicing rights declined by $408,000, mostly due to normal scheduled amortization. Bank of Maryland holds mortgage sub-servicing rights to maintain escrow and other deposits for mortgages serviced by Greystone, a mortgage servicing company. These rights are valued much like a core deposit intangible. The right to maintain these deposits, both interest bearing and non-interest bearing, were purchased originally for $10,030,000. The purchase price is being amortized using the higher of the straight-line or level yield method. At year end, accumulated amortization reduced the book value to $3,317,000. Valuations are performed to determine if there has been any significant deterioration in value which would require a write-down in reported book value. Carroll County Bank had unamortized mortgage servicing rights totaling $95,000 at year end 1997 compared to $88,000 on December 31, 1996.

  Intangible assets at December 31, 1997 represent goodwill created as a result of the Bank Maryland Corp acquisition. Goodwill is typically created in acquisitions accounted for under the purchase method of accounting, and represents the excess of the purchase price of Bank Maryland Corp over the fair value of the net assets acquired. This amount is being amortized over 15 years using the straight-line method. At December 31, 1997 goodwill related to the acquisition of Bank Maryland Corp was reduced by $1,400,000, reflecting the elimination of a valuation for tax benefits acquired. This reduction of goodwill is governed by Statements of Financial Accounting

--------------------------------------------------------------------------------

Standard No. 109, "Accounting for Income Taxes" which requires that any reduction to a valuation allowance established in a merger or acquisition be offset by reduction in any remaining unamortized goodwill. The remaining book value of goodwill was $2,956,000 at December 31, 1997. In addition to unamortized goodwill, intangible assets at December 31, 1996 included the unamortized portion of a core deposit intangible asset which totaled $97,000. The core deposit intangible was fully amortized by year end 1997.

  Deposits grew by $30,514,000 or 5%. The table below highlights the changes in deposit levels and the composition of total deposits:

                                                                                         PERCENT                    PERCENT
                                                                        DECEMBER 31,    OF TOTAL    DECEMBER 31,   OF TOTAL
(DOLLARS IN THOUSANDS)                                                      1997        DEPOSITS        1996       DEPOSITS
-----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                                            $    89,692          14%    $   94,660          15%
NOW accounts                                                                  63,782          10%        58,363          10%
Passbook and statement savings                                                94,248          14%        95,108          15%
Money market savings                                                          89,106          14%        85,043          14%
Time deposits                                                                314,421          48%       287,561          46%
                                                                        -------------       -----   ------------       -----
    Total deposits                                                       $   651,249         100%    $  620,735         100%
                                                                        -------------       -----   ------------       -----
                                                                        -------------       -----   ------------       -----

  Trends continued toward growth in higher cost deposits. Most of the growth in deposits occurred in time deposits which grew by $26,860,000 or 9%. NOW accounts also grew by 9% to total $63,782,000 at year end 1997. Money market accounts increased 5% while regular savings accounts declined by 1%. Non-interest bearing deposits decreased by $4,968,000. While period end non-interest bearing deposits were lower, average balances increased from $83,825,000 in 1996 to $89,488,000 in 1997.

  Short-term borrowings increased by $43,469,000. Higher short-term borrowings occurred as growth in earning assets exceeded growth in deposits and long-term borrowings.

  Long-term borrowings increased by $75,614,000 or 89%. Borrowings from the Federal Home Loan Bank of Atlanta (FHLB) increased $57,514,000, supporting significant growth in earning assets throughout 1997. The use of advances from the FHLB has increased over the last several years. These advances often carry longer term fixed rates and provide a funding source that minimizes interest rate risk on long-term fixed rate loans. Variable rate advances are also utilized to lower funding costs, as FHLB advances can be an alternative to repurchase agreements or other short-term funding sources. Longer term maturities available on variable rate FHLB advances provide a longer term source of liquidity, compared to short-term funding sources. Some of the fixed rate advances have call provisions, which may result in repayment of the advance before the stated maturity. Several variable rate advances have interest rate reset options, which may result in adjustments to stated rates of interest. In addition to increases in FHLB borrowings, Mason-Dixon completed the issuance of $20,000,000 of Preferred Securities of Mason-Dixon Capital Trust, a Trust established by Mason-Dixon for financing purposes. The issuance was completed on June 6, 1997. These securities are classified as long-term borrowings for balance sheet purposes, but the proceeds qualify as Tier 1 Capital of Mason-Dixon for regulatory purposes. The Preferred Securities have a fixed dividend yield of 10.07%, a mandatory redemption date of June 15, 2027, and are subject to varying call provisions beginning June 15, 2007. The stated value of the Preferred Securities is unconditionally guaranteed on a subordinated basis by Mason-Dixon. Issuance costs associated with the Preferred Securities are being amortized to maturity using the straight-line method. A portion of the proceeds was used to payoff a term loan facility which had a remaining unpaid amount of $1,313,000 at December 31, 1996 and a portion was used to repurchase 232,495 shares of common stock in June 1997 from a stockholder group for a total consideration of $5,028,000. The remainder of the net proceeds was used for general corporate purposes.

  STOCKHOLDERS' EQUITY AND CAPITAL RESOURCES -- Total stockholders' equity ended 1997 at $75,449,000, up $2,750,000 from year end 1996. Retained earnings grew $5,944,000 as a result of $9,159,000 in net income less

--------------------------------------------------------------------------------

$3,215,000 in cash dividends paid. Unrealized appreciation in certain debt and equity securities increased by $1,644,000, as interest rates ended 1997 significantly lower than year end 1996 resulting in higher market values of investments classified as available for sale. The market value, net of tax effect, is included as a separate component of stockholders' equity. Offsetting these increases were reductions in common stock and surplus of $4,838,000. During 1997, Mason-Dixon repurchased and retired 250,000 shares of common stock at an average price of $21.65 per share. The largest single repurchase totaled 232,495 shares which were repurchased in June of 1997 from a stockholder group at a price of $21.625 per share.

  Various regulatory agencies have implemented capital adequacy guidelines which are based on an individual institution's risk profile. By regulatory definition, a "well capitalized" institution has a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more, and a capital leverage ratio of 5% or more. Institutions which maintain ratios to qualify as well capitalized face fewer regulatory hindrances in operations and qualify for the lowest deposit insurance premiums. Minimum ratios of 8%, 4%, and 3% have been established for total capital, Tier 1 capital, and capital leverage ratios, respectively. Tier 1 capital consists of stockholders' equity and Trust Preferred Securities less unrealized gains on securities classified as available for sale and intangible assets. Deferred income tax assets which cannot be realized in the next 12 months are also disallowed from Tier 1 capital. Total capital consists of Tier 1 capital and the allowance for credit losses.

  The following table summarizes Mason-Dixon's capital adequacy for 1997 and 1996:

(DOLLARS IN THOUSANDS)                                                                                  1997         1996
-----------------------------------------------------------------------------------------------------------------------------
Tier 1 Capital:
  Total Stockholders' Equity                                                                         $    75,449  $    72,699
  Trust Preferred Securities                                                                              20,000           --
  Less: Unrealized appreciation on certain debt and equity securities                                      2,149          505
      Intangible assets                                                                                    2,956        4,799
      Disallowed deferred income taxes                                                                     4,771        4,125
                                                                                                     -----------  -----------
  Total Tier 1 Capital                                                                                    85,573       63,270
Total Capital:
  Add: Allowance for credit losses                                                                         5,231        5,167
                                                                                                     -----------  -----------
    Total Capital                                                                                    $    90,804  $    68,437
                                                                                                     -----------  -----------
                                                                                                     -----------  -----------
Risk-weighted assets                                                                                 $   580,693  $   491,286
Quarterly average assets                                                                             $   979,160  $   834,410
Total Capital Ratio (1)                                                                                   15.64%       13.93%
Tier 1 Capital Ratio (2)                                                                                  14.74%       12.88%
Capital Leverage Ratio (3)                                                                                 8.74%        7.58%

(1) TOTAL CAPITAL DIVIDED BY RISK-WEIGHTED ASSETS

(2) TIER 1 CAPITAL DIVIDED BY RISK-WEIGHTED ASSETS

(3) TIER 1 CAPITAL DIVIDED BY QUARTERLY AVERAGE ASSETS

  All measures of capital adequacy improved significantly in 1997 primarily due to the issuance of the Trust Preferred Securities discussed above. The issuance added $20,000,000 to eligible Tier 1 and Total Capital of Mason-Dixon. The Capital Leverage Ratio improved from 1996, as the percentage increase in qualifying capital was greater than the increase in average quarterly assets. Both Total Capital and Tier 1 Capital Ratios increased, as the rate of growth of qualifying capital was greater than the rate of growth of risk-weighted assets. The significant increase in risk-weighted assets reflects the higher levels of loans as a percentage of assets. As a general rule, loans carry a higher risk-rating than investment securities, and a higher percentage of loans to total assets will increase risk-weighted assets. Management believes the increased levels of regulatory capital are sufficient to support the future

--------------------------------------------------------------------------------

growth of Mason-Dixon, while maintaining a "well-capitalized" regulatory status. See Note 12 to the consolidated financial statements for more detailed information relating to capital adequacy ratios.

  1996 COMPARED TO 1995 -- The following discussion and analysis provides a comparison of Mason-Dixon's results of operations for the years ended December 31, 1996 and 1995. This discussion should be read in conjunction with the consolidated financial statements and related notes included in this report.

  PERFORMANCE OVERVIEW -- Mason-Dixon's net income of $8,436,000, represented a 16% increase over 1995's net income of $7,299,000. Basic earnings per share were $1.60 and $1.54 for 1996 and 1995 respectively. Diluted earnings per share were equal to basic earnings per share for each period. Return on average stockholders' equity was 12.27%, decreasing from 13.69% in 1995. Return on average assets for 1996 was 1.05%, down from 1.18% in 1995. Significantly contributing to the increase in profits was the full year impact of Bank of Maryland's earnings. Bank of Maryland was acquired on July 17, 1995 in an acquisition accounted for as a purchase. Therefore, 1995's earnings include Bank of Maryland's results from the acquisition date to December 31, 1995. Also contributing to increased earnings were higher levels of net interest income and other operating income. Returns on average stockholders' equity and average assets were affected by the merger with Bank of Maryland, which resulted in the creation and subsequent amortization of goodwill and other non-cash charges to earnings.

  Tangible net income was $8,960,000 an increase of 19% over 1995 tangible net income of $7,509,000. Tangible return on average assets was 1.12% for 1996 compared to 1.22% for 1995. Tangible return on average equity equaled 14.02% down from 14.74% for 1995.

  Net interest income totaled $29,552,000 compared to $23,666,000 for 1995, with most of the increase attributable to the inclusion of a full year of net interest income from Bank of Maryland. The tax equivalent net interest margin decreased to 4.25% in 1996, down from 4.41% in 1995. The decrease occurred as average rates paid on earning assets decreased 23 basis points, while average rates on deposits and borrowings decreased by 12 basis points.

  The provision for credit losses in 1996 totaled $836,000. No provision was recognized in 1995. The provision was largely attributable to the increase in loans outstanding. Net losses on average total loans was .11% in 1996 compared to .10% in 1995.

  Other operating income increased $3,322,000 or 80% from 1995. Service charges increased $493,000 with the full effect of the acquisition of Bank of Maryland approximating $449,000 of the increase. Trust Division increased $294,000 and totaled $1,407,000 for 1996. The increase was driven by an increase in assets under management. Gains on sales of securities totaled $271,000 compared to $107,000 for 1995. Gains on sales of mortgage loans increased to $584,000 compared to $202,000 for 1995 due to a significant increase in the volume of loan originations and subsequent sales. 1996's other operating income included a gain on the sale of branch deposits of $1,469,000. Other operating income for 1996 included a gain of $151,000 recognized from the sale of a former branch site which was relocated.

  Other operating expenses increased by $6,814,000, or 38%. Much of this increase was attributable to the full year impact of Bank of Maryland, which accounted for $4,473,000 of the increase. Excluding the effect of the acquisition, expenses grew by $2,341,000 or 13%. Most categories of other operating expenses increased, reflecting expanded mortgage operations, higher salaries and benefits expenses, and increases attributable to the sale of branch deposits and data processing integration.

  Income taxes increased $421,000 from 1995, reflecting higher levels of taxable income. The effective tax rate for 1996 was 26.3%, up slightly from 26.1% in 1995.

  FUTURE TRENDS -- The Year 2000 Issue is the result of computer programs and equipment which are dependent on "embedded chip technology" using two digits rather than four to define the applicable year. Any of Mason-Dixon's computer programs or equipment that are date dependent may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of

--------------------------------------------------------------------------------

operations, a temporary inability to process transactions, send invoices, or engage in similar normal business activity.

  Based on assessments made to date, Mason-Dixon has determined that it may be required to modify or replace portions of its software and other equipment so that its computer, security, and communications systems will properly utilize dates beyond December 31, 1999. Management believes that with modifications or conversions of software, and replacement of equipment which cannot be made Year 2000 compliant, the Year 2000 Issue can be mitigated. If such modifications, conversions or equipment replacements are not made, or are not completed in a timely manner, the Year 2000 Issue could have a material impact on the operations of Mason-Dixon.

  In 1996, Mason-Dixon created a corporate-wide task force to begin to assess the potential impact of the Year 2000 Issue. Since that time, significant suppliers and providers of third party processors have been contacted to assess their Year 2000 readiness. Mason-Dixon will employ both internal and external resources to reprogram, replace, and test software and equipment for Year 2000 readiness. It is expected that all critical remedies will be in place within one year or not later than December 31, 1998. The total estimated cost of the Year 2000 project is estimated at $660,000 and is being funded through operating cash flows. Of the total project cost approximately $200,000 is attributable to the purchase of equipment which will be capitalized. The remaining $460,000 will be expensed as incurred over the next two years, and is not anticipated to have a material effect on the results of operations. Costs incurred to date relating to the Year 2000 Issue have not had a material effect on Mason-Dixon's results of operations.

  The costs of the project and the projected completion date are based on management's best estimates, which were derived using numerous assumptions of future events. There can be no guarantee that these estimates will be achieved and actual results could differ materially from the estimates.

  In addition to issues relating to internal Year 2000 compliance, Mason-Dixon is vulnerable to third party suppliers and large customers to remedy their own Year 2000 Issue. There can be no guarantee that the systems of other companies on which Mason-Dixon's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with Mason-Dixon's systems, would not have a material adverse effect on Mason-Dixon.

  RECENT STOCK PRICES AND DIVIDENDS -- Mason-Dixon's common stock is traded on the NASDAQ National Market system under the symbol "MSDX". The number of stockholders of record as of December 31, 1997 and 1996 was 1,822 and 1,914, respectively. The table below indicates the range of stock prices and cash dividends paid in 1997 and 1996:

                                                                                 MARKET PRICE
-------------------------------------------------------------------------------------------------------------------

                                                                                     1997
-------------------------------------------------------------------------------------------------------------------
                                                              HIGH        LOW       HIGH        LOW        CASH
                                                               ASK        ASK        BID        BID      DIVIDEND
                                                            ---------  ---------  ---------  ---------  -----------
1st Quarter                                                 $   22.00  $   20.25  $   21.00  $   19.25   $    0.15
2nd Quarter                                                 $   22.25  $   21.63  $   21.25  $   20.63   $    0.15
3rd Quarter                                                 $   28.75  $   22.25  $   27.88  $   21.50   $    0.15
4th Quarter                                                 $   30.75  $   26.75  $   29.50  $   26.00   $    0.17
-------------------------------------------------------------------------------------------------------------------
                                                                                     1996
-------------------------------------------------------------------------------------------------------------------
                                                              HIGH        LOW       HIGH        LOW        CASH
                                                               ASK        ASK        BID        BID      DIVIDEND
                                                            ---------  ---------  ---------  ---------  -----------
1st Quarter                                                 $   19.75  $   19.00  $   19.00  $   18.25   $   0.125
2nd Quarter                                                 $   19.25  $   18.50  $   18.50  $   17.50   $   0.125
3rd Quarter                                                 $   18.50  $   17.50  $   17.50  $   16.75   $    0.13
4th Quarter                                                 $   22.25  $   17.75  $   21.50  $   16.75   $    0.14

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

(DOLLARS IN THOUSANDS)                                                                             1997          1996
-------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                                         $  20,245    $   26,892
  Interest bearing deposits in other banks                                                              482            90
  Federal funds sold                                                                                 17,236        19,364
  Investment securities held to maturity (HTM)--at amortized cost--
    fair value of $206,515 (1997) and $194,257 (1996)                                               204,045       193,244
  Investment securities available for sale (AFS)--at fair value                                     249,855       165,287
  Loans held for sale                                                                                 4,439         3,142
  Loans (net of unearned income)                                                                    460,391       398,164
    Less: Allowance for credit losses                                                                (5,231)       (5,167)
                                                                                               ------------  ------------
      Loans, net                                                                                    455,160       392,997
  Premises and equipment                                                                             15,530        15,471
  Other real estate owned                                                                               685           501
  Deferred income taxes                                                                               6,089         6,274
  Mortgage servicing and sub-servicing rights                                                         3,412         3,820
  Intangible assets                                                                                   2,956         4,799
  Accrued interest receivable and other assets                                                       12,046         9,193
                                                                                               ------------  ------------
        Total Assets                                                                              $ 992,180    $  841,074
                                                                                               ------------  ------------
                                                                                               ------------  ------------

Liabilities
  Non-interest bearing deposits                                                                   $  89,692    $   94,660
  Interest bearing deposits                                                                         561,557       526,075
                                                                                               ------------  ------------
        Total deposits                                                                              651,249       620,735
  Short-term borrowings                                                                              97,203        53,734
  Long-term borrowings                                                                              160,889        85,275
  Accrued expenses and other liabilities                                                              7,390         8,631
                                                                                               ------------  ------------
        Total Liabilities                                                                           916,731       768,375
                                                                                               ------------  ------------
Stockholders' Equity
  Common stock--$1.00 par value, authorized:
    10,000,000 shares, issued and outstanding:
    5,077,468 shares (1997) and 5,303,166 (1996)                                                      5,077         5,303
  Surplus                                                                                            35,948        40,560
  Retained earnings                                                                                  32,275        26,331
  Unrealized appreciation in certain debt and equity securities                                       2,149           505
                                                                                               ------------  ------------
        Total Stockholders' Equity                                                                   75,449        72,699
                                                                                               ------------  ------------
        Total Liabilities And Stockholders' Equity                                                $ 992,180    $  841,074
                                                                                               ------------  ------------
                                                                                               ------------  ------------

--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                     1997          1996          1995
---------------------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                                                    $  39,011    $   33,957    $   24,940
  Interest on deposits in other banks                                                  23            16            12
  Interest on Federal funds sold                                                    1,110         1,176           834
  Interest and dividends on investment securities:
    Taxable interest on mortgage-backed securities                                 17,579        15,315        15,004
    Other taxable interest and dividends                                            5,063         4,353         2,420
    Tax exempt interest and dividends                                               4,649         3,979         3,527
                                                                             ------------  ------------  ------------
      Total interest income                                                        67,435        58,796        46,737
                                                                             ------------  ------------  ------------
Interest Expense
  Interest on deposits:
    Time certificates of deposit of $100,000 or more                                2,168         1,466         1,410
    Other deposits                                                                 22,030        21,536        16,245
                                                                             ------------  ------------  ------------
      Total interest on deposits                                                   24,198        23,002        17,655
  Interest on short-term borrowings                                                 4,880         2,511         4,165
  Interest on long-term borrowings                                                  7,097         3,731         1,251
                                                                             ------------  ------------  ------------
      Total interest expense                                                       36,175        29,244        23,071
                                                                             ------------  ------------  ------------
      Net interest income                                                          31,260        29,552        23,666
Provision For Credit Losses                                                           138           836            --
                                                                             ------------  ------------  ------------
      Net interest income after provision for credit losses                        31,122        28,716        23,666
                                                                             ------------  ------------  ------------
Other Operating Income
  Service charges on deposit accounts                                               2,228         2,128         1,635
  Trust Division income                                                             1,471         1,407         1,113
  Gain on sale of securities                                                          554           271           107
  Gain on sale of mortgage loans                                                    1,843           584           202
  Gain on sale of deposits                                                             --         1,469            --
  Other income                                                                      1,894         1,622         1,102
                                                                             ------------  ------------  ------------
      Total other operating income                                                  7,990         7,481         4,159
                                                                             ------------  ------------  ------------
Other Operating Expenses
  Salaries and employee benefits                                                   16,109        14,433        10,475
  Net occupancy expenses                                                            2,533         2,319         1,474
  Equipment expenses                                                                1,654         1,604         1,294
  Legal and professional fees                                                       1,078           690           403
  FDIC insurance expense                                                               78             4           453
  Outside data processing expense                                                   1,068         1,008           923
  Amortization of mortgage sub-servicing rights                                       415           415           173
  Amortization of other intangible assets                                             444           493           210
  Other expenses                                                                    3,412         3,792         2,539
                                                                             ------------  ------------  ------------
      Total other operating expenses                                               26,791        24,758        17,944
                                                                             ------------  ------------  ------------
Income Before Taxes                                                                12,321        11,439         9,881
Applicable Income Taxes                                                             3,162         3,003         2,582
                                                                             ------------  ------------  ------------
Net Income                                                                      $   9,159    $    8,436    $    7,299
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
Per Share Data
  Net Income Per Common Share (Basic)                                           $    1.77    $     1.60    $     1.54
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
  Net Income Per Common Share (Diluted)                                         $    1.77    $     1.60    $     1.54
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------

--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                                               UNREALIZED
                                                                                                              APPRECIATION
                                                                                                              (DEPRECIATION)
                                                                                                               IN CERTAIN
                                                                                                                  DEBT
                                                                       COMMON                     RETAINED     AND EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                           STOCK        SURPLUS       EARNINGS     SECURITIES
--------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1995                                           $    4,326    $   26,734    $   15,669   $    (3,956)
  Net income                                                                  --            --         7,299            --
  Cash dividends ($0.485 per share)                                           --            --        (2,323)           --
  Issuance of additional shares of common stock                               16           251            --            --
  Acquisition of Bank Maryland Corp                                          916        12,822            --            --
  Increase in unrealized appreciation in certain debt and equity
    securities--net of income taxes                                           --            --            --         4,842
                                                                    ------------  ------------  ------------  ------------
Balances at December 31, 1995                                              5,258        39,807        20,645           886
  Net income                                                                  --            --         8,436            --
  Cash dividends ($0.52 per share)                                            --            --        (2,750)           --
  Issuance of additional shares of common stock                               45           753            --            --
  Decrease in unrealized appreciation in certain debt and equity
    securities--net of income taxes                                           --            --            --          (381)
                                                                    ------------  ------------  ------------  ------------
Balances at December 31, 1996                                              5,303        40,560        26,331           505
  Net income                                                                  --            --         9,159            --
  Cash dividends ($0.62 per share)                                            --            --        (3,215)           --
  Issuance of additional shares of common stock                               24           551            --            --
  Repurchase of common stock                                                (250)       (5,163)           --            --
  Increase in unrealized appreciation in certain debt and equity
    securities--net of income taxes                                           --            --            --         1,644
                                                                    ------------  ------------  ------------  ------------
Balances at December 31, 1997                                         $    5,077    $   35,948    $   32,275    $    2,149
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

(DOLLARS IN THOUSANDS)                                                              1997          1996          1995
------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                                      $    9,159    $    8,436    $    7,299
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                       1,519         1,392           967
    Amortization of mortgage sub-servicing rights                                        415           415           173
    Amortization of intangibles                                                          444           493           210
    Net accretion of purchase accounting adjustments                                    (408)         (702)         (386)
    Provision for credit losses                                                          138           836            --
    Provision for deferred taxes                                                         551           598           381
    Proceeds from sales of investment securities--Trading                              3,177         4,002         4,345
    Purchases of investment securities--Trading                                       (3,152)       (4,000)       (4,329)
    Originations of loans held for sale                                              (46,879)      (22,485)       (7,482)
    Proceeds from sales of loans held for sale                                        47,425        21,590         6,452
    Net gain on sale of assets                                                        (2,397)         (846)         (308)
    Gain on sale of deposits                                                              --        (1,469)           --
    Net (increase) decrease in accrued interest receivable and other assets           (2,853)          913        (2,352)
    Net (decrease) increase in accrued expenses and other liabilities                 (1,241)        1,861         1,966
    Other--net                                                                           300           299            (1)
                                                                                ------------  ------------  ------------
        Net cash provided by operating activities                                      6,198        11,333         6,935
                                                                                ------------  ------------  ------------
Cash Flows From Investing Activities
  Proceeds from maturities of investment securities--HTM                              23,529        29,915        19,621
  Purchases of investment securities--HTM                                            (35,612)      (56,759)      (20,366)
  Proceeds from maturities of investment securities--AFS                              27,313        46,137        13,446
  Proceeds from sales of investment securities--AFS                                   74,842        71,249        42,007
  Purchases of investment securities--AFS                                           (182,634)     (109,518)      (76,436)
  Net increase in loans                                                              (62,033)      (45,065)      (24,376)
  Capital expenditures                                                                (1,578)       (1,873)       (3,826)
  Purchase of mortgage servicing rights                                                   --           (15)          (29)
  Proceeds from sales of fixed assets                                                     --           709           279
  Sale of deposits                                                                        --       (18,694)           --
  Acquisitions of subsidiaries, net of cash acquired                                      --            --        24,621
                                                                                ------------  ------------  ------------
        Net cash used by investing activities                                       (156,173)      (83,914)      (25,059)
                                                                                ------------  ------------  ------------
Cash Flows From Financing Activities
  Net increase in deposits                                                            30,562        47,347        23,067
  Net increase (decrease) in short-term borrowings                                    43,469         4,283        (8,365)
  Proceeds from long-term borrowings                                                 139,402        42,819        35,500
  Repayments of long-term borrowings                                                 (63,788)       (6,673)       (9,485)
  Issuance of additional shares of common stock                                          575           798           267
  Repurchase of common stock                                                          (5,413)           --            --
  Dividends paid                                                                      (3,215)       (2,750)       (2,323)
                                                                                ------------  ------------  ------------
        Net cash provided by financing activities                                    141,592        85,824        38,661
                                                                                ------------  ------------  ------------
Net (Decrease) Increase In Cash And Cash Equivalents                                  (8,383)       13,243        20,537
Cash and Cash Equivalents At Beginning Of Year                                        46,346        33,103        12,566
                                                                                ------------  ------------  ------------
Cash and Cash Equivalents At End Of Year                                          $   37,963    $   46,346    $   33,103
                                                                                ------------  ------------  ------------
                                                                                ------------  ------------  ------------
Supplemental Cash Flow Information
  Interest payments                                                               $   35,439    $   28,306    $   22,478
  Income tax payments                                                             $    2,378    $    1,406    $    2,922
Noncash Investing Activities
  Transfers from loans to other real estate owned                                 $      184    $      170    $       --
  Transfers from investments HTM to investments AFS                               $       --    $       --    $   52,873
  Elimination of valuation for deferred income taxes                              $    1,400    $       --    $       --

--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES. MASON-DIXON BANCSHARES, INC.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Mason-Dixon Bancshares, Inc. ("Mason-Dixon") and its subsidiaries, including principal operating subsidiaries Carroll County Bank and Trust Company ("Carroll County Bank") and Bank of Maryland with all significant intercompany transactions eliminated. The accounting and reporting policies of Mason-Dixon conform to generally accepted accounting principles (GAAP) and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1997.

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

  PURCHASE METHOD OF ACCOUNTING -- Net assets of companies acquired in purchase transactions are recorded at the fair value at the date of acquisition. The excess of purchase price over the fair value of net assets acquired (goodwill) is amortized on a straight-line basis generally over 15 years.

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

  TRADING ACCOUNT SECURITIES -- Investment securities designated for the trading account are carried at market value. Gains and losses on trading account securities are included in other operating income. Mason-Dixon had no securities classified as "trading" at December 31, 1997 or 1996.

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

--------------------------------------------------------------------------------

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

  Certain loans are considered impaired when current information and events deem it probable that a creditor will be unable to collect all amounts due according to the loan's contractual terms. If the value of the impaired loan is less than its recorded investment, a valuation allowance is created for the difference.

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

  Intangible assets are amortized using the straight-line method. Goodwill is being amortized over 15 years. A core deposit intangible, which was fully amortized as of December 31, 1997, was amortized over a period of 10 years.

  Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", was adopted on January 1, 1996. Implementation of this Standard did not have a significant impact on the financial condition or results of operations of Mason-Dixon.

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

  MORTGAGE SERVICING RIGHTS -- Mortgage servicing rights are accounted for under the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which became effective January 1, 1997. The rights to service certain mortgages, including those purchased as well as originated, are amortized in proportion to and over the estimated period of the related net servicing revenues. Mortgage sub-servicing rights to maintain escrow and other deposits for mortgages serviced by a mortgage servicing company are amortized using the higher of straight-line or level yield method.

--------------------------------------------------------------------------------

  PENSION PLAN -- Mason-Dixon sponsors a defined benefit pension plan covering certain employees if they satisfy specific plan criteria. The benefits are based on years of service and the employee's average compensation during the final five years of employment. The funding policy is to contribute the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

  POST-RETIREMENT BENEFITS -- Mason-Dixon provides health care benefits for its retired employees. Certain currently active employees who meet established age and service criteria will also be eligible for health care benefits upon retirement. Carroll County Bank also provides life insurance benefits for retirees. Current employees may become eligible for these benefits if they satisfy specific plan criteria. These benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions". This Standard establishes the accounting for post-retirement benefits on an accrual basis.

  NET INCOME PER SHARE -- Basic and diluted net income per common share are accounted for under the provisions of SFAS No. 128, "Earnings Per Share" which became effective for periods ending December 1997. The adoption of this standard had no impact on previously reported earnings per share.

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

     CASH AND CASH EQUIVALENTS -- The carrying amounts reported in the balance sheet for cash and cash equivalents approximate fair values for those assets.

     INVESTMENT SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES) -- Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

--------------------------------------------------------------------------------

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

     SHORT-TERM AND LONG-TERM BORROWINGS -- The fair values of short-term and long-term borrowings (except Trust Preferred securities) are estimated using discounted cash flow analyses, based on the Banks' current incremental borrowing rates for similar types of borrowing arrangements. The fair value of Trust Preferred securities included in long-term borrowings is based on quoted market prices.

     OFF-BALANCE SHEET INSTRUMENTS -- Fair values for loan commitments are based on fees currently charged to enter into similar agreements, taking into account remaining terms of the agreements and the counterparties' credit standards. The fair value of interest rate swaps is based upon secondary market quotations for similar contracts with like terms and conditions.

  PROSPECTIVE ACCOUNTING CHANGES -- SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", was issued in December 1996. This statement defers, for one year, the effective date of Statement No. 125 for repurchase agreements, dollar-roll, securities lending and similar transactions. This statement was adopted prospectively as of January 1, 1997 and did not have a material effect on the operations of Mason-Dixon.

  SFAS No. 130, "Reporting Comprehensive Income", was issued in June 1997. This statement established standards for reporting and displaying of comprehensive income and its components of the financial statements. This disclosure requirement, which is effective for years beginning after December 31, 1997, will not affect Mason-Dixon's financial condition or results of operations.

  SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", was also issued in June 1997. This statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. The statement, which is effective for periods beginning after December 15, 1997, is currently being evaluated by management as to its relevance to Mason-Dixon. In the future, Mason-Dixon may be required to report information relating to existing or acquired enterprises. The implementation and adoption of this disclosure requirement will not have a material effect on Mason-Dixon's financial condition or results of operations.

--------------------------------------------------------------------------------

2. ACQUISITION

  On February 11, 1998, Mason-Dixon purchased substantially all of the assets and assumed certain liabilities of Rose Shanis Companies ("Rose Shanis") of Baltimore, Maryland. Rose Shanis is a consumer finance company which operates twelve branch offices; eleven in Central Maryland and one on Maryland's eastern shore. At the acquisition date, Mason-Dixon purchased assets totaling approximately $46,000,000 and assumed certain liabilities approximating $32,000,000 for a consideration of $16,250,000 which was paid in cash. The purchase will be accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations". Under the rules of this opinion, historical results of Mason-Dixon will not be restated to include Rose Shanis.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

  The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves are based on percentages of certain deposit types and totaled $7,219,000 at December 31, 1997.

4. INVESTMENT SECURITIES

  The amortized cost and estimated fair values of investment securities held to maturity are as follows:

(DOLLARS IN THOUSANDS)                                                                       1997
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                                  $  40,447     $     116     $      34     $  40,529
Obligations of states and political subdivisions                          84,490         2,032             3        86,519
Mortgage-backed securities                                                77,793           674           312        78,155
                                                                    ------------  ------------  ------------  ------------
Total debt securities held to maturity                                   202,730         2,822           349       205,203
Other securities                                                           1,315            --             3         1,312
                                                                    ------------  ------------  ------------  ------------
Total investment securities held to maturity                           $ 204,045     $   2,822     $     352     $ 206,515
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

(DOLLARS IN THOUSANDS)                                                                       1996
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                                 $   45,068     $     125     $     328    $   44,865
Obligations of states and political subdivisions                          78,070         1,410           181        79,299
Mortgage-backed securities                                                70,106           593           606        70,093
                                                                    ------------  ------------  ------------  ------------
Total investment securities held to maturity                          $  193,244    $    2,128    $    1,115    $  194,257
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

--------------------------------------------------------------------------------

  The amortized cost and estimated fair values of investment securities available for sale are as follows:

(DOLLARS IN THOUSANDS)                                                                       1997
--------------------------------------------------------------------------------------------------------------------------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                        COST         GAINS         LOSSES        VALUE
                                                                    ------------  ------------  ------------  ------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                                  $  50,233     $      85     $      --     $  50,318
Mortgage-backed securities                                               184,160         2,799            12       186,947
                                                                    ------------  ------------  ------------  ------------
Total debt securities available for sale                                 234,393         2,884            12       237,265
Equity securities available for sale                                      11,960           630            --        12,590
                                                                    ------------  ------------  ------------  ------------
Total investment securities available for sale                         $ 246,353     $   3,514     $      12     $ 249,855
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

(DOLLARS IN THOUSANDS)                                                                       1996
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

  The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                    AVAILABLE FOR SALE
(DOLLARS IN THOUSANDS)                                              HELD TO MATURITY PORTFOLIO          PORTFOLIO
--------------------------------------------------------------------------------------------------------------------------

                                                                     AMORTIZED        FAIR       AMORTIZED        FAIR
                                                                        COST         VALUE          COST         VALUE
                                                                    ------------  ------------  ------------  ------------
Due in one year                                                        $  12,534     $  12,611     $   5,431     $   5,434
Due after one year through five years                                     24,888        25,314        34,997        35,058
Due after five years through ten years                                    48,189        48,868         9,805         9,826
Due after ten years                                                       39,326        40,255            --            --
Mortgage-backed securities                                                77,793        78,155       184,160       186,947
                                                                    ------------  ------------  ------------  ------------
Total debt securities                                                  $ 202,730     $ 205,203     $ 234,393     $ 237,265
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

  Proceeds from sales of investments in securities were $74,842 in 1997, $71,249 in 1996, and $42,007 in 1995.

  Gross gains and gross losses on investment securities were as follows:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Gross gains                                                                           $     778     $     431     $     345
Gross losses                                                                          $     224     $     160     $     238

--------------------------------------------------------------------------------

  Investment securities held to maturity with a book value of $58,549,000 and investment securities available for sale with a book value of $151,875,000 at December 31, 1997, were pledged as collateral for certain liabilities as required or permitted by law.

  There were no state, county, and municipal securities whose book value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 1997 or 1996.

5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

  At December 31, loans were as follows:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Construction and land development                                                                    $  31,427    $   24,202
Residential real estate--mortgage                                                                      186,978       164,656
Commercial real estate--mortgage                                                                       136,194       111,724
Commercial                                                                                              88,669        77,579
Consumer                                                                                                17,464        20,575
                                                                                                  ------------  ------------
    Total loans                                                                                        460,732       398,736
Unearned income on loans                                                                                  (341)         (572)
                                                                                                  ------------  ------------
    Loans (net of unearned income)                                                                   $ 460,391    $  398,164
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Proceeds from sales of loans in 1997 and 1996 were $47,425,000 and $21,590,000, respectively.

  The following table presents information concerning non-accrual loans and loans 90 days or more past due and still accruing interest as of December 31:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                                                                    $   3,189    $    2,821
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Interest income which would have been recorded under original terms                                  $     229     $     443
Less: Interest income recognized                                                                           142            29
                                                                                                  ------------  ------------
Interest income not recognized                                                                       $      87     $     414
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Accruing loans 90 days or more past due                                                              $     597     $     214
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Changes in the allowance for credit losses were as follows:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                                  $   5,167    $    4,729    $    2,627
Allowance applicable to loans of acquired bank                                               --            --         2,355
Provision charged to operating expense                                                      138           836            --
Recoveries                                                                                  503           338           157
Loans charged off                                                                          (577)         (736)         (410)
                                                                                   ------------  ------------  ------------
Balance at December 31                                                                $   5,231    $    5,167    $    4,729
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

  In accordance with SFAS Nos. 114 and 118, "Accounting By Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", Mason-Dixon has identified certain loans as impaired. The following table presents information relating to impaired loans as of December 31:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Actual recorded investment at year end                                                               $   1,716    $    2,310
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Average recorded investment                                                                          $   1,586    $    2,455
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Allowance for credit losses relating to all impaired loans                                           $     364     $     662
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Cash payments:
  Applied to principal                                                                               $      40     $     633
  Applied to interest                                                                                       95           131
                                                                                                  ------------  ------------
Totals                                                                                               $     135     $     764
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

6. PREMISES AND EQUIPMENT

  At December 31, premises and equipment consisted of the following:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Land                                                                                                 $   3,325    $    3,309
Buildings and leasehold improvements                                                                    14,911        14,623
Vehicles and equipment                                                                                  10,187         9,572
Construction and projects-in-process                                                                       463            16
                                                                                                  ------------  ------------
                                                                                                        28,886        27,520
Accumulated depreciation and amortization                                                               13,356        12,049
                                                                                                  ------------  ------------
Premises and equipment, net                                                                          $  15,530    $   15,471
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Depreciation expense on premises, equipment, and leasehold improvements totaled $1,519,000, $1,392,000, and $967,000, for 1997, 1996, and 1995,
respectively. Capitalized interest totaled $0 for 1997 and 1996, and $68,000 for 1995.

  Total rental expenses for premises and equipment were $1,077,000 for 1997, $1,060,000 for 1996, and $612,000 for 1995. At December 31, 1997, the aggregate minimum rental commitments under all noncancelable operating leases for premises are indicated below. There were no rental commitments for equipment.

(DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------
              1998                                                                                  $   1,095
              1999                                                                                      1,122
              2000                                                                                      1,175
              2001                                                                                        886
              2002                                                                                        814
              Thereafter                                                                                3,290
                                                                                                 ------------
                  Total                                                                             $   8,382
                                                                                                 ------------
                                                                                                 ------------

  In addition to minimum rentals, certain leases have escalation clauses and include provisions for additional payments to cover taxes, insurance, and maintenance.

--------------------------------------------------------------------------------

7. MORTGAGE SERVICING AND SUB-SERVICING RIGHTS

  Bank of Maryland retains the mortgage sub-servicing rights to maintain escrow and other deposits for mortgages currently serviced by Greystone, a mortgage servicing company. As of December 31, the total amounts of these deposits included in the consolidated statements of financial condition were $16,373,000 for 1997 and $18,468,000 for 1996. The $10,030,000 purchase price is reduced by $6,713,000 in accumulated amortization and write-down costs as of December 31, 1997.

  Carroll County Bank retains servicing on certain loans it sells into the secondary market. At December 31, 1997, Carroll County Bank's servicing portfolio totaled $95,463,000. The servicing portfolio totaled $106,880,000 and $113,516,000 at December 31, 1996 and 1995, respectively. Escrow balances relating to the servicing portfolio were $911,000, $1,310,000, and $1,263,000, for the years ended December 31, 1997, 1996, and 1995, respectively. The amounts capitalized in connection with acquiring the right to service mortgage loans were $26,000 in 1997, $50,000 in 1996, and $52,000 in 1995.

8. INTANGIBLE ASSETS

  Intangible assets at December 31, 1997 consisted solely of the unamortized portion of goodwill related to the purchase of Bank Maryland Corp. The original amount of $5,191,000 has been reduced by accumulated amortization of $835,000 and the elimination of a $1,400,000 valuation originally established for deferred income tax assets related to Bank Maryland Corp. The elimination of the valuation results in a corresponding reduction to goodwill in accordance with provisions of SFAS No. 109, "Accounting for Income Taxes". Intangible assets at December 31, 1996 included unamortized goodwill as well as the unamortized portion of a core deposit intangible. The core deposit intangible was fully amortized during 1997.

9. DEPOSITS

  At December 31, deposits were as follows:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Non-interest bearing deposits                                                                        $  89,692    $   94,660
Interest bearing deposits:
  Passbook and statement savings                                                                        94,248        95,108
  Money market savings                                                                                  89,106        85,043
  Time deposits:
    $100,000 or more                                                                                    45,068        42,993
    Less than $100,000                                                                                 269,353       244,568
                                                                                                  ------------  ------------
      Total time deposits                                                                              314,421       287,561
  NOW accounts                                                                                          63,782        58,363
                                                                                                  ------------  ------------
Total interest bearing deposits                                                                        561,557       526,075
                                                                                                  ------------  ------------
      Total deposits                                                                                 $ 651,249    $  620,735
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

--------------------------------------------------------------------------------

10. SHORT-TERM BORROWINGS

  Short-term borrowings, which consist primarily of securities sold under agreements to repurchase and a U.S. Treasury demand note, were as follows:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Average amount outstanding during year                                                $  87,173    $   45,823    $   68,571
Weighted average interest rate during year                                                5.60%         5.48%         5.89%
Amount outstanding at year end                                                        $  97,203    $   53,734    $   49,451
Weighted average interest rate at year end                                                5.73%         5.42%         5.56%
Maximum amount at any month end                                                       $ 119,774    $   67,607    $   86,535

11. LONG-TERM BORROWINGS

  Long-term borrowings consisted of the following as of December 31:

(DOLLARS IN THOUSANDS)                                                                                               1997
-----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank of Atlanta (FHLB):
  5.77% Advance due March 25, 1998                                                                                  $   1,439
  6.48% Advance due September 6, 1998                                                                                   2,000
  5.79% Advance due September 12, 1998                                                                                  7,000
  4.48% Advance due September 20, 1998                                                                                    400
  4.63% Advance due September 20, 1998                                                                                    200
  4.49% Advance due October 21, 1998                                                                                      450
  4.64% Advance due October 21, 1998                                                                                      150
  5.30% Advance due January 18, 1999                                                                                    3,980
  5.59% Advance due April 18, 2000                                                                                     40,000
  5.82% Advance due May 2, 2000                                                                                        30,000
  5.00% Advance due September 20, 2000                                                                                    857
  6.03% Advance due June 26, 2002                                                                                      25,000
  5.66% Advance due September 24, 2002                                                                                  5,000
  5.03% Advance due November 26, 2007                                                                                  25,000
                                                                                                                 ------------
      Subtotal                                                                                                        141,476
Mason-Dixon Capital Trust I--10.07% due June 15, 2027, net of $587 underwriting discount                               19,413
                                                                                                                 ------------
      Total                                                                                                         $ 160,889
                                                                                                                 ------------
                                                                                                                 ------------

  The contractual annual maturities on the FHLB advances over the next five years are as follows: 1998-- $11,639,000; 1999--$3,980,000; 2000--$70,857,000;
2002--$30,000,000. Actual principal payments on the advances may vary, as Mason-Dixon has the option of prepaying principal on several advances. Some advances have interest rate reset provisions, which may result in changes to interest rates from the rates included in the table above. Mason-Dixon has pledged $92,569,000 of residential mortgage loans and $77,180,000 of investment securities as collateral for the advances.

  In June of 1997, Mason-Dixon Capital Trust ("MDCT"), a wholly-owned subsidiary of Mason-Dixon, issued $20,000,000 10.07% Preferred Securities due in 2027. MDCT invested the proceeds of the Preferred Securities, combined with $619,000 paid by Mason-Dixon for MDCT's Common Securities, in $20,619,000 of Mason-Dixon's 10.07% Junior Subordinated Debentures. MDCT's sole asset is the Junior Subordinated Debentures which matures in 2027. Mason-Dixon has fully and unconditionally guaranteed all of MDCT's obligations under the Preferred

--------------------------------------------------------------------------------

Securities. The Preferred Securities of MDCT qualify for inclusion in Tier 1 Capital under current capital guidelines, and are subject to varying call provisions beginning in 2007.

12. STOCKHOLDERS' EQUITY

  DIVIDEND RESTRICTION -- Under Maryland banking law, the Boards of Directors of Mason-Dixon subsidiary banks may declare cash dividends to Mason-Dixon from undivided profits and, with the prior consent and approval of the Bank Commissioner, from each individual bank's excess surplus after providing for expenses, losses, interest, and taxes accrued or due. The amount of cash dividends that Mason-Dixon's subsidiaries could have paid without approval from the Bank Commissioner totaled $21,584,000 at December 31, 1997.

  CAPITAL ADEQUACY -- Mason-Dixon and its subsidiary banks ("the Banks") are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

  Quantitative measures defined by regulation to ensure capital adequacy require the Banks to maintain the amounts and ratios of total and Tier I capital to risk-weighted assets and of capital leverage to average assets as set forth in the following table. As of December 31, 1997, management believes that the Banks meet all capital adequacy requirements to which they are subject.

  The most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action as of December 31, 1997. To be categorized as well capitalized, the Banks must maintain minimum total capital, Tier I capital, and capital leverage ratios as indicated in the table. There are no conditions or events since that notification that management believes have changed the Banks' category. The Banks' actual capital amounts and ratios are also presented as of December 31, 1997 and 1996.

--------------------------------------------------------------------------------

                                                                                                            TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                               FOR CAPITAL ADEQUACY     PROMPT CORRECTIVE
                                                              ACTUAL                 PURPOSES           ACTION PROVISIONS
----------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                  AMOUNT       RATIO      AMOUNT       RATIO      AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
  Total Capital (to Risk-Weighted Assets):
    Mason-Dixon                                       $    90,804     15.64%     $ 46,447      8.00%     $ 58,059     10.00%
    Carroll County Bank                               $    55,239     15.44%     $ 28,621      8.00%     $ 35,777     10.00%
    Bank of Maryland                                  $    22,862     10.51%     $ 17,402      8.00%     $ 21,753     10.00%
  Tier 1 Capital (to Risk-Weighted Assets):
    Mason-Dixon                                       $    85,573     14.74%     $ 23,222      4.00%     $ 34,833      6.00%
    Carroll County Bank                               $    52,533     14.68%     $ 14,314      4.00%     $ 21,471      6.00%
    Bank of Maryland                                  $    20,337      9.35%     $  8,700      4.00%     $ 13,050      6.00%
  Capital Leverage (to Average Assets):
    Mason-Dixon                                       $    85,573      8.74%     $ 29,373      3.00%     $ 48,955      5.00%
    Carroll County Bank                               $    52,533      7.48%     $ 21,069      3.00%     $ 35,116      5.00%
    Bank of Maryland                                  $    20,337      7.71%     $  7,913      3.00%     $ 13,189      5.00%

As of December 31, 1996
  Total Capital (to Risk-Weighted Assets):
    Mason-Dixon                                       $    68,437     13.93%     $ 39,303      8.00%     $ 49,129     10.00%
    Carroll County Bank                               $    45,515     14.76%     $ 24,669      8.00%     $ 30,836     10.00%
    Bank of Maryland                                  $    19,200     10.93%     $ 14,057      8.00%     $ 17,571     10.00%
  Tier 1 Capital (to Risk-Weighted Assets):
    Mason-Dixon                                       $    63,270     12.88%     $ 19,651      4.00%     $ 29,477      6.00%
    Carroll County Bank                               $    42,920     13.92%     $ 12,334      4.00%     $ 18,501      6.00%
    Bank of Maryland                                  $    17,004      9.68%     $  7,028      4.00%     $ 10,542      6.00%
  Capital Leverage (to Average Assets):
    Mason-Dixon                                       $    63,270      7.58%     $ 25,032      3.00%     $ 41,721      5.00%
    Carroll County Bank                               $    42,920      7.47%     $ 17,242      3.00%     $ 28,737      5.00%
    Bank of Maryland                                  $    17,004      7.37%     $  6,925      3.00%     $ 11,542      5.00%

  DIVIDEND REINVESTMENT PLAN -- Mason-Dixon sponsors a Dividend Reinvestment and Stock Purchase Plan. This plan provides for 125,000 shares of Mason-Dixon's common stock to be reserved for issuance under the plan. The plan allows for participating stockholders to purchase additional shares by reinvesting the dividends paid on shares registered in their name, by making optional cash purchases, or both. Shares reinvested or purchased are acquired in the open market at fair market value (average high and low sale price on the investment date as quoted on NASDAQ). Optional cash purchases are limited to a maximum of $2,500 per calendar quarter. Mason-Dixon reserves the right to amend, modify, suspend, or terminate the plan at its discretion, at any time.

13. PENSION AND PROFIT SHARING PLANS

  Mason-Dixon sponsors a defined benefit pension plan which covers certain employees. Benefits are based on years of service and the employee's average compensation. The funding policy is to contribute the maximum amount deductible for Federal income tax purposes. Contributions provide not only for benefits attributed to

--------------------------------------------------------------------------------

service to date, but also for those expected to be earned in the future. Net pension cost includes the following components:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Service cost--benefits earned during year                                             $     318     $     373     $     287
Interest cost on projected benefit obligation                                               490           475           426
Actual return on plan assets                                                             (1,036)         (807)         (828)
Net amortization and deferral                                                               368           267           292
                                                                                   ------------  ------------  ------------
Net pension cost                                                                      $     140     $     308     $     177
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------
Weighted average discount rate used in determining the actuarial present value of
  the projected benefit obligation                                                         7.3%          7.5%          7.3%
Rate of increase in future compensation                                                    5.5%          5.5%          5.5%
Long-term rate of return on assets                                                         9.0%          9.0%          9.0%

  The following table sets forth the plan's funded status and amounts recognized in the balance sheet at December 31:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $6,170 (1997) and
    $5,107 (1996)                                                                                    $   6,270    $    5,161
                                                                                                  ------------  ------------
  Plan assets at fair value, primarily listed stocks and fixed income securities                         8,106         6,829
  Projected benefit obligation for service rendered to date                                              7,160         6,987
                                                                                                  ------------  ------------
Prepaid pension cost (benefit obligation)                                                                  946          (158)
Unrecognized net (gain) from past experience different from that assumed and effects of changes
  in assumptions                                                                                          (159)          (14)
Prior service cost (recognized) not recognized                                                            (278)          276
Unrecognized net obligation at January 1, 1987 being recognized over 15 years                             (235)         (211)
                                                                                                  ------------  ------------
Accrued pension asset (liability)                                                                    $     274     $    (107)
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  Mason-Dixon sponsors an employee savings and investment plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees meeting age and service requirements and provides for both employee and employer matching contributions and additional unmatched discretionary contributions. Participants in either matched or unmatched contributions may be required to invest a portion in common stock of Mason-Dixon. Contributions to the plan totaled $249,000 for 1997, $352,000 for 1996, and $256,000 for 1995.

14. STOCK OPTIONS

  During 1997 and 1996, Mason-Dixon awarded employee stock options pursuant to various compensation plans. Each grant was made at a price equal to the fair market value of the stock on the date of the grant. Options are granted upon approval of the Board of Directors under various vesting schedules with a maximum exercise term of 10 years.

--------------------------------------------------------------------------------

  Information with respect to options is as follows for the years ended December 31:

                                                                      1997                               1996
---------------------------------------------------------------------------------------------------------------------------

                                                                             PRICING                            PRICING
                                                           SHARES             RANGE            SHARES            RANGE
                                                       ---------------  -----------------  ---------------  ---------------
Outstanding at beginning of year                                 4,500      $       21.00               --      $        --
  Granted                                                        6,405              19.75            4,500            21.00
  Exercised                                                         --                 --               --               --
  Expired/Canceled                                                  --                 --               --               --
                                                       ---------------  -----------------  ---------------  ---------------
Outstanding at end of year                                      10,905    $ 19.75-$ 21.00            4,500     $      21.00
                                                       ---------------  -----------------  ---------------  ---------------
                                                       ---------------  -----------------  ---------------  ---------------
Weighted average exercise price                                             $       20.27                      $      21.00

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                                                      1997          1996
----------------------------------------------------------------------------------------------------------------------------
Dividend yield                                                                                           2.73%         2.73%
Expected volatility                                                                                     30.00%        30.00%
Risk-free interest rate                                                                                  6.29%         6.29%
Expected lives                                                                                        10 years      10 years

  Mason-Dixon has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board No. 25 and related interpretations in accounting for options. If Mason-Dixon had elected to recognize compensation cost based on the fair value at the grant dates for awards prescribed by SFAS 123, pro forma net income and basic earnings per share would have been as follows:

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                          1997          1996
----------------------------------------------------------------------------------------------------------------------------
Net income                                                                                           $   9,115    $    8,403
Earnings per share                                                                                   $    1.76    $     1.59

15. POST-RETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

  Post-retirement benefits are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions". Under SFAS No. 106, the expected cost of providing post-retirement benefits is recognized in the financial statements during the employee's active service period.

  Post-retirement benefit expense for the years ended December 31 follows:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                                          $       6     $       6     $       5
Interest cost on projected benefit obligation                                                49            66            71
Amortization of prior service cost                                                          (16)           --            --
Amortization of unrecognized net loss (gain)                                                  3            (1)            1
                                                                                   ------------  ------------  ------------
Net post-retirement benefit cost                                                      $      42     $      71     $      77
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

  Mason-Dixon's post-retirement benefit plan is not funded. The status of the plan as of December 31 was as follows:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated post-retirement benefit obligations -
  Retirees                                                                                           $    (585)    $    (487)
  Fully eligible active plan participants                                                                  (39)          (51)
  Other active plan participants                                                                           (41)          (34)
                                                                                                  ------------  ------------
                                                                                                          (665)         (572)
Unrecognized prior service cost                                                                           (237)         (253)
Unrecognized net loss (gain) from the effect of change of assumption                                        92           (11)
                                                                                                  ------------  ------------
Accrued post-retirement liability                                                                    $    (810)    $    (836)
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

  The assumed health care cost trend rate used in measuring the accumulated post-retirement obligation was 7.8% for 1997, gradually declining to 5.5% over the next 7 years and remaining at that level thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated post-retirement obligation as of December 31, 1997 by 9%. The assumed discount rate in determining the accumulated post-retirement benefit obligation was 7.8% for 1997 and 8.0% for 1996 and 1995.

16. DEFERRED COMPENSATION

  Mason-Dixon, Carroll County Bank, and Bank of Maryland have entered into deferred compensation agreements with former executive officers, certain members of senior management, and Boards of Directors. Under the terms of the agreements, certain portions of officers' base salaries and the directors' fees have been deferred. The plan is entirely contributory by the participant and, therefore, no benefit expense is included in the consolidated statements of income for 1997, 1996, and 1995.

17. INCOME TAXES

  Applicable income taxes were as follows:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                             $   2,347    $    2,089    $    1,837
  State                                                                                     264           316           364
                                                                                   ------------  ------------  ------------
      Total current                                                                       2,611         2,405         2,201
                                                                                   ------------  ------------  ------------
Deferred:
  Federal                                                                                   451           490           312
  State                                                                                     100           108            69
                                                                                   ------------  ------------  ------------
      Total deferred                                                                        551           598           381
                                                                                   ------------  ------------  ------------
      Total income tax expense                                                        $   3,162    $    3,003    $    2,582
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

  Components of deferred income tax expense for the three years ended December 31 were as follows:

(DOLLARS IN THOUSANDS)                                                                 1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                                             $    (157)    $    (257)    $    (758)
Pension expense                                                                              75            83           (67)
Depreciation                                                                                 26            18           111
Loan fees                                                                                   (17)          (23)           64
Loan costs                                                                                   62           (43)          (12)
Deferred compensation                                                                      (188)         (114)          (77)
Post-retirement benefits                                                                     13            (3)           (7)
Mortgage sub-servicing rights                                                                85            85            56
Net operating loss carryforwards                                                            609           718           985
Lease expense                                                                               (64)           --            --
Purchase accounting adjustments                                                             157           271           123
Other                                                                                       (50)         (137)          (37)
                                                                                   ------------  ------------  ------------
      Total deferred income tax expense                                               $     551     $     598     $     381
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

  At December 31, 1997 and 1996, net deferred income taxes totaled $6,089,000 and $6,274,000, respectively, as follows:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                                                                        $   1,843    $    1,686
  Acquisition valuations                                                                                    79           236
  Deferred compensation                                                                                    695           507
  Post-retirement benefits                                                                                 310           323
  Deferred loan fees and costs                                                                             402           447
  Pension plan                                                                                              --            36
  Mortgage sub-servicing rights                                                                            557           642
  Tax loss carryforwards                                                                                 3,532         4,141
  Lease expense                                                                                             64            --
  Other                                                                                                    222           135
                                                                                                  ------------  ------------
    Gross deferred tax assets                                                                            7,704         8,153
    Valuation allowance                                                                                     --        (1,400)
                                                                                                  ------------  ------------
      Total deferred tax assets                                                                          7,704         6,753
                                                                                                  ------------  ------------

Deferred tax liabilities:
  Depreciation                                                                                             172           146
  Pension plan                                                                                              39            --
  Other                                                                                                     52            15
  Unrealized gain on securities available for sale                                                       1,352           318
                                                                                                  ------------  ------------
      Total deferred tax liabilities                                                                     1,615           479
                                                                                                  ------------  ------------
Net deferred income taxes                                                                            $   6,089    $    6,274
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

--------------------------------------------------------------------------------

  Total tax expense of $3,162,000, $3,003,000, and $2,582,000, for 1997, 1996,
and 1995, was 25.7%, 26.3%, and 26.1%, respectively, of income before taxes as compared to the maximum statutory rate for Federal income taxes, reconciled as follows:

(DOLLARS IN THOUSANDS)                           1997                        1996                        1995
------------------------------------------------------------------------------------------------------------------------

                                                      PERCENT                     PERCENT                     PERCENT
                                                     OF PRETAX                   OF PRETAX                   OF PRETAX
                                         AMOUNT        INCOME        AMOUNT        INCOME        AMOUNT        INCOME
------------------------------------------------------------------------------------------------------------------------
Computed at statutory rate               $   4,312          35.0%   $    4,004          35.0%   $    3,360          34.0%
Increases (decreases) in taxes
  resulting from:
  Tax exempt interest income                (1,647)        (13.3)       (1,521)        (13.3)       (1,316)        (13.3)
  Dividend exclusion                           (33)         (0.3)           (1)           --            (4)           --
  State income taxes, net of Federal
    income tax benefit                         236           1.9           307           2.7           277           2.8
  Nondeductible interest expense               234           1.9           197           1.7           177           1.8
  Nondeductible goodwill and merger
    expenses                                   156           1.3           173           1.5            68           0.6
  Other--net                                   (96)         (0.8)         (156)         (1.3)           20           0.2
                                      ------------  ------------  ------------  ------------  ------------  ------------
Actual tax expense                       $   3,162          25.7%   $    3,003          26.3%   $    2,582          26.1%
                                      ------------  ------------  ------------  ------------  ------------  ------------
                                      ------------  ------------  ------------  ------------  ------------  ------------

  Net operating loss carryforwards obtained through the acquisition of Bank Maryland Corp totaled approximately $9,146,000 for income tax purposes at December 31, 1997, and expire at various times beginning in 2002. Under Section 382 of the Internal Revenue Code, Mason-Dixon's utilization of these loss carryforwards is limited to an annual maximum amount of $1,575,000, which can only be applied to the taxable income of Bank of Maryland. At December 31, 1997, a $1,400,000 valuation allowance related to the net operating loss carryforwards was eliminated. The valuation was determined to be unnecessary in light of Bank of Maryland's continued pattern of profitability and likelihood of fully realizing all of the net operating loss carryforward.

18. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share", which is effective for reporting periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation and more closely align earnings per share definitions with international rules. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. Diluted earnings per share is arrived at by dividing net income by the weighted average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and the conversion impact of any convertible equity securities.

--------------------------------------------------------------------------------

  The calculations of basic and diluted earnings per share were as follows:

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                           1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                                                          $   9,159    $    8,436    $    7,299
  Average common shares outstanding                                                   5,183,659     5,285,268     4,753,185
  Net income per common share--basic                                                  $    1.77    $     1.60    $     1.54

Diluted earnings per share:
  Net income                                                                          $   9,159    $    8,436    $    7,299
  Average common shares outstanding                                                   5,183,659     5,285,268     4,753,185
  Stock option adjustment                                                                 1,492            --            --
                                                                                   ------------  ------------  ------------
  Average common shares outstanding--diluted                                          5,185,151     5,285,268     4,753,185
  Net income per common share--diluted                                                $    1.77    $     1.60    $     1.54

19. RELATED PARTY TRANSACTIONS

  During the ordinary course of business, Mason-Dixon's subsidiaries make loans to many of their directors and their associates and several of their policy-making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. Loans outstanding, both direct and indirect, to directors, their associates, and policy-making officers totaled $3,552,000 and $2,847,000 at December 31, 1997 and 1996, respectively. During 1997, $1,990,000 of new loans were made and repayments totaled $1,285,000. In 1996, $3,931,000 of new loans were made and repayments totaled $4,062,000.

20. COMMITMENTS AND CONTINGENCIES

  Mason-Dixon is a party to litigation related to its business. In the opinion of management, the ultimate liability, if any, resulting from these matters would not have a significant effect on Mason-Dixon's consolidated financial position, results of operations, or liquidity.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

  The following is a summary of the contract or notional amount of significant commitments and contingent liabilities:

(DOLLARS IN THOUSANDS)                                                                                1997          1996
----------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                                         $ 151,403    $  111,279
Standby letters of credit                                                                            $   6,072    $    8,586
Interest rate swaps                                                                                  $  55,000    $   48,000
Purchase commitments                                                                                 $     779     $      --

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Mason-Dixon generally requires collateral to support financial instruments

--------------------------------------------------------------------------------

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

  Interest rate swaps involve an agreement to exchange fixed and variable rate interest payments based on a notional principal amount and maturity date. The differential between the fixed and variable rate is included as interest income or expense of the asset or liability being hedged. These derivative financial instruments are used for asset liability management. Entering into swaps involves the risk of dealing with counterparties and their ability to meet the terms of outstanding contracts and risks related to movements in interest rates. The credit risk of interest rate swap contracts is controlled through credit approvals, limits, and monitoring procedures. The principal or notional amounts are used to compute the volume of interest obligations, but the amounts potentially subject to risk are much smaller. With regard to these agreements, the risk of loss is estimated as $322,000 at December 31, 1997, representing the current cost of replacing only those swaps in a gain position in the event of counterparty failure.

  Purchase commitments include contract agreements to purchase land and certain computer equipment. Mason-Dixon entered into a five-year agreement for outside computer processing services expiring June, 2001. There is a minimum monthly processing fee of $72,000, plus additional amounts based on the number and types of transactions.

22. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of Mason-Dixon's financial instruments at December 31, were as follows:

(DOLLARS IN THOUSANDS)                                                         1997                        1996
--------------------------------------------------------------------------------------------------------------------------

                                                                     BOOK VALUE    FAIR VALUE    BOOK VALUE    FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                                              $  20,245     $  20,245    $   26,892    $   26,892
  Interest bearing deposits in other banks                             $     482     $     482     $      90     $      90
  Federal funds sold                                                   $  17,236     $  17,236    $   19,364    $   19,364
  Investment securities--HTM                                           $ 204,045     $ 206,515    $  193,244    $  194,257
  Investment securities--AFS                                           $ 249,855     $ 249,855    $  165,287    $  165,287
  Loans held for sale                                                  $   4,439     $   4,486    $    3,142    $    3,217
  Loans                                                                $ 460,391     $ 461,278    $  398,164    $  400,119

Financial Liabilities
  Deposits                                                             $ 651,249     $ 654,301    $  620,735    $  621,445
  Short-term borrowings                                                $  97,203     $  97,203    $   53,734    $   53,736
  Long-term borrowings                                                 $ 160,889     $ 165,242    $   85,275    $   85,161

Off-Balance Sheet Items
  Commitments to extend credit                                         $      --     $      --     $      --     $      --
  Standby letters of credit                                            $      --     $     121     $      --     $     172
  Interest rate swaps                                                  $      --     $    (269)    $      --     $     (80)

--------------------------------------------------------------------------------

23. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following is a summary of Mason-Dixon's unaudited quarterly results of operations:

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                 1997
--------------------------------------------------------------------------------------------------------------------------

THREE MONTHS ENDED:                                                    12/31          9/30          6/30          3/31
--------------------------------------------------------------------------------------------------------------------------
Interest income                                                        $  18,095     $  17,720     $  16,125     $  15,495
Interest expense                                                          10,149         9,910         8,356         7,760
                                                                    ------------  ------------  ------------  ------------
Net interest income                                                        7,946         7,810         7,769         7,735
Provision for credit losses                                                   42           (12)           51            57
Other operating income                                                     2,101         1,928         1,802         1,605
Gain on sales of securities                                                  220            26            87           221
Operating expenses                                                         6,949         6,717         6,720         6,405
                                                                    ------------  ------------  ------------  ------------
Income before taxes                                                        3,276         3,059         2,887         3,099
Applicable income taxes                                                      829           771           738           824
                                                                    ------------  ------------  ------------  ------------
Net income                                                             $   2,447     $   2,288     $   2,149     $   2,275
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------
Net income per common share (Basic)                                    $    0.48     $    0.45     $    0.41     $    0.43
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------
Net income per common share (Diluted)                                  $    0.48     $    0.45     $    0.41     $    0.43
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                                                 1996
--------------------------------------------------------------------------------------------------------------------------

THREE MONTHS ENDED:                                                    12/31          9/30          6/30          3/31
--------------------------------------------------------------------------------------------------------------------------
Interest income                                                       $   15,179    $   15,065    $   14,505    $   14,047
Interest expense                                                           7,732         7,503         7,131         6,878
                                                                    ------------  ------------  ------------  ------------
Net interest income                                                        7,447         7,562         7,374         7,169
Provision for credit losses                                                  612            35           189            --
Other operating income                                                     2,950         1,394         1,357         1,509
Gain on sales of securities                                                    4            92            55           120
Operating expenses                                                         6,794         6,278         5,789         5,897
                                                                    ------------  ------------  ------------  ------------
Income before taxes                                                        2,995         2,735         2,808         2,901
Applicable income taxes                                                      803           631           743           826
                                                                    ------------  ------------  ------------  ------------
Net income                                                            $    2,192    $    2,104    $    2,065    $    2,075
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------
Net income per common share (Basic)                                   $     0.42    $     0.40    $     0.39    $     0.39
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------
Net income per common share (Diluted)                                 $     0.42    $     0.40    $     0.39    $     0.39
                                                                    ------------  ------------  ------------  ------------
                                                                    ------------  ------------  ------------  ------------

--------------------------------------------------------------------------------

24. PARENT COMPANY ONLY FINANCIAL INFORMATION

  Condensed financial information for Mason-Dixon Bancshares, Inc. (Parent Company Only) is as follows:

(DOLLARS IN THOUSANDS)                                                                                   DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------

CONDENSED BALANCE SHEETS                                                                              1997          1996
----------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                                            $   1,703     $     808
  Interest bearing deposits in subsidiaries                                                                849         1,388
  Investment securities held to maturity--at amortized cost--
    fair value of $998 (1997) and $960 (1996)                                                            1,000         1,000
  Investment securities available for sale--at fair value                                                7,462            --
  Investment in subsidiaries                                                                            86,493        73,201
  Advances to subsidiaries and other assets                                                                948           548
                                                                                                  ------------  ------------
      Total Assets                                                                                   $  98,455    $   76,945
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------
Liabilities
  Long-term borrowings                                                                               $  22,031    $    3,313
  Deferred income taxes                                                                                    243            --
  Other liabilities                                                                                        732           933
                                                                                                  ------------  ------------
      Total Liabilities                                                                                 23,006         4,246
                                                                                                  ------------  ------------
Stockholders' Equity
  Common stock                                                                                           5,077         5,303
  Surplus                                                                                               35,948        40,560
  Retained earnings                                                                                     32,275        26,331
  Unrealized appreciation in certain debt and equity securities                                          2,149           505
                                                                                                  ------------  ------------
      Total Stockholders' Equity                                                                        75,449        72,699
                                                                                                  ------------  ------------
      Total Liabilities and Stockholders' Equity                                                     $  98,455    $   76,945
                                                                                                  ------------  ------------
                                                                                                  ------------  ------------

(DOLLARS IN THOUSANDS)                                                                           DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME FOR THE PERIOD ENDED                                    1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Income
  Cash dividends from subsidiaries                                                    $   4,139    $    6,372    $    9,617
  Interest and dividend income                                                              517           131            64
  Other income                                                                              281            60            60
                                                                                   ------------  ------------  ------------
      Total Income                                                                        4,937         6,563         9,741
Interest expense on long-term borrowings                                                  1,394           490           183
Operating expenses                                                                          853           498           202
                                                                                   ------------  ------------  ------------
Income before income tax benefit and equity in undistributed
  income of subsidiaries                                                                  2,690         5,575         9,356
Income tax benefit                                                                         (554)         (264)          (86)
                                                                                   ------------  ------------  ------------
Income before equity in undistributed income of subsidiaries                              3,244         5,839         9,442
Equity in undistributed income of subsidiaries                                            5,915         2,597        (2,143)
                                                                                   ------------  ------------  ------------
      Net Income                                                                      $   9,159    $    8,436    $    7,299
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

--------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)                                                                           DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS FOR THE PERIOD ENDED                                1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                                          $   9,159    $    8,436    $    7,299
  Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed income of subsidiaries                                     (5,915)       (2,597)        2,143
      Gain on sale of assets                                                               (220)           --            --
      Net (increase) decrease in other assets                                              (400)          167          (668)
      Net (decrease) increase in other liabilities                                         (201)          189           725
      Other--net                                                                             23            --            --
                                                                                   ------------  ------------  ------------
      Net Cash Provided by Operating Activities                                           2,446         6,195         9,499
                                                                                   ------------  ------------  ------------
Cash Flows From Investing Activities
  Investments in and advances to subsidiaries                                            (6,179)          (60)          (60)
  Repayment of advances to subsidiaries                                                      60            60            60
  Cash payment for acquisition                                                               --            --       (13,053)
  Purchases of investment securities                                                    (10,021)           --            --
  Proceeds from sales of investment securities                                            3,397            --            --
                                                                                   ------------  ------------  ------------
      Net Cash Used by Investing Activities                                             (12,743)            0       (13,053)
                                                                                   ------------  ------------  ------------
Cash Flows From Financing Activities
  Proceeds from long-term borrowings                                                     20,019         2,000         6,500
  Repayment of long-term borrowings                                                      (1,313)       (5,188)           --
  Repurchase of common stock                                                             (5,413)           --            --
  Issuance of additional shares of common stock                                             575           798           267
  Dividends paid                                                                         (3,215)       (2,750)       (2,323)
                                                                                   ------------  ------------  ------------
      Net Cash Provided (Used) by Financing Activities                                   10,653        (5,140)        4,444
                                                                                   ------------  ------------  ------------
  Net Increase in Cash and Cash Equivalents                                                 356         1,055           890
  Cash and Cash Equivalents at Beginning of Year                                          2,196         1,141           251
                                                                                   ------------  ------------  ------------
  Cash and Cash Equivalents at End of Year                                            $   2,552    $    2,196    $    1,141
                                                                                   ------------  ------------  ------------
                                                                                   ------------  ------------  ------------

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Mason-Dixon Bancshares, Inc.
Westminster, Maryland

  We have audited the accompanying consolidated balance sheets of Mason-Dixon Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mason-Dixon Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Baltimore, Maryland
January 17, 1998

--------------------------------------------------------------------------------

MASON-DIXON BANCSHARES, INC.

OFFICERS:

William B. Dulany

CHAIRMAN OF THE BOARD

Thomas K. Ferguson

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mark A. Keidel, CPA

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Vivian A. Davis

CORPORATE SECRETARY

Caroline Babylon

CHIEF INTERNAL AUDITOR

DIRECTORS:

William B. Dulany

CHAIRMAN OF THE BOARD
PARTNER, DULANY AND LEAHY ATTORNEYS
WESTMINSTER

David S. Babylon, Jr.

RETIRED ACCOUNTANT
WESTMINSTER

Henry S. Baker, Jr.

RETIRED-MARYLAND NATIONAL BANK
MONKTON

Miriam F. Beck

RETIRED ADMINISTRATOR
CARROLL COUNTY BOARD OF EDUCATION
SYKESVILLE

Donald H. Campbell

PRESIDENT/CEO
FIRST STATE PACKAGING, INC.
SALISBURY

Thomas K. Ferguson

PRESIDENT AND CHIEF EXECUTIVE OFFICER
WESTMINSTER

R. Neal Hoffman

MANAGING PARTNER, HOFFMAN, COMFORT,
GALLOWAY & OFFUTT ATTORNEYS
WESTMINSTER

S. Ray Hollinger

CHAIRMAN
W.H. DAVIS COMPANY
T/A DAVIS BUICK-GMC TRUCK
WESTMINSTER

J. William Middelton

MIDDELTON, LIMBURG & COMPANY, INC.
LUTHERVILLE

Edwin W. Shauck

RETIRED EXECUTIVE VICE PRESIDENT
CARROLL COUNTY BANK AND TRUST COMPANY
WESTMINSTER

James C. Snyder

RETIRED
MANUFACTURING AND DISTRIBUTION OF TRUCK EQUIPMENT
MANCHESTER

Stevenson B. Yingling

PRESIDENT
YINGLING GENERAL TIRE, INC.
WESTMINSTER

--------------------------------------------------------------------------------

BANK OF MARYLAND

EXECUTIVE OFFICERS:

H. David Shumpert
PRESIDENT AND CHIEF EXECUTIVE OFFICER

A. Gary Rever, CPA
EXECUTIVE VICE PRESIDENT, SECRETARY AND TREASURER

W. Bruce McPherson
EXECUTIVE VICE PRESIDENT
COMMERCIAL/REAL ESTATE LENDING AND CREDIT

Hunter F. Calloway
SENIOR VICE PRESIDENT
COMMERCIAL LENDING/SOUTHERN REGION

Robert D. Lockard
SENIOR VICE PRESIDENT
RETAIL BANKING

DIRECTORS:

Henry S. Baker, Jr.
CHAIRMAN OF THE BOARD
RETIRED-MARYLAND NATIONAL BANK
MONKTON

Donald H. Campbell
PRESIDENT/CEO
FIRST STATE PACKAGING, INC.
SALISBURY

Henry D. Felton
AVATECH SOLUTIONS, INC.
OWINGS MILLS

Ethan Grossman
ETHAN GROSSMAN ENGINEERING
WASHINGTON, DC

J. Patrick Henry
COLONIAL PROFESSIONAL CARS, LTD.
ANNAPOLIS

Larry Kamanitz, CPA
GRANT THORNTON, LLP
BALTIMORE

J. William Middelton
MIDDELTON, LIMBURG & COMPANY, INC.
LUTHERVILLE

A. Gary Rever, CPA
EXECUTIVE VICE PRESIDENT
BANK OF MARYLAND
TOWSON

Roger R. Rice
RICE & ASSOCIATES INSURANCE
BEL AIR

Jack A. Serber
RETIRED
BETHESDA

H. David Shumpert
PRESIDENT AND CHIEF EXECUTIVE OFFICER
BANK OF MARYLAND
TOWSON

Stephen C. Winter
MILES & STOCKBRIDGE
TOWSON

BRANCH LOCATIONS:

Towson Office
600 Washington Avenue
Towson, MD 21204

Annapolis Office
2661 Riva Road
Annapolis, MD 21401

Harford County Office
333 Baltimore Pike
Bel Air, MD 21014

Perry Hall Office
9650 Belair Road
Perry Hall, MD 21236

Pikesville Office
44 E. Sudbrook Lane
Baltimore, MD 21208

Salisbury Office
1300 Salisbury Boulevard
Salisbury, MD 21801

Bishopville Office
10657 Bishopville Road
Bishopville, MD 21813

Crisfield Office
257 North Somerset Avenue
Crisfield, MD 21817

Federalsburg Office
102 South Main Street
Federalsburg, MD 21632

Princess Anne Office
12136 Elm Street
Princess Anne, MD 21853

LOAN PRODUCTION OFFICE
4720 Montgomery Lane, Suite 420
Bethesda, MD 20814

EXECUTIVE OFFICES
502 Washington Avenue
Towson, MD 21204

--------------------------------------------------------------------------------

CARROLL COUNTY BANK AND TRUST COMPANY

EXECUTIVE OFFICERS:

Michael L. Oster

PRESIDENT AND CHIEF EXECUTIVE
OFFICER

Gerald G. Alsentzer

SENIOR VICE PRESIDENT

William J. Gering

SENIOR VICE PRESIDENT/
SENIOR TRUST OFFICER

Mark A. Keidel, CPA

SENIOR VICE PRESIDENT/
CHIEF FINANCIAL OFFICER

Marcus L. Primm

SENIOR VICE PRESIDENT

Louna S. Primm

SENIOR VICE PRESIDENT/
CHIEF RETAIL LENDING OFFICER

William K. Stocksdale

SENIOR VICE PRESIDENT

Christine L. Whiteleather, CFA

SENIOR VICE PRESIDENT/
CHIEF INVESTMENT OFFICER

DIRECTORS:

William B. Dulany

CHAIRMAN OF THE BOARD
PARTNER, DULANY AND
LEAHY ATTORNEYS
WESTMINSTER

David S. Babylon, Jr.

RETIRED ACCOUNTANT
WESTMINSTER

Miriam F. Beck

RETIRED ADMINISTRATOR
CARROLL COUNTY BOARD
OF EDUCATION
SYKESVILLE

R. Neal Hoffman

MANAGING PARTNER,
HOFFMAN, COMFORT, GALLOWAY
& OFFUTT ATTORNEYS
WESTMINSTER

S. Ray Hollinger

CHAIRMAN
W.H. DAVIS COMPANY
T/A DAVIS BUICK-GMC TRUCK
WESTMINSTER

Michael L. Oster

PRESIDENT AND CHIEF
EXECUTIVE OFFICER
WESTMINSTER

Edwin W. Shauck

RETIRED EXECUTIVE VICE PRESIDENT
CARROLL COUNTY BANK AND
TRUST COMPANY
WESTMINSTER

James C. Snyder

RETIRED
MANUFACTURING AND DISTRIBUTION
OF TRUCK EQUIPMENT
MANCHESTER

G. Lee Sturgill, CPA

PARTNER, STURGILL & ASSOCIATES
WESTMINSTER

Stevenson B. Yingling

PRESIDENT
YINGLING GENERAL TIRE, INC.
WESTMINSTER

BRANCH LOCATIONS:

Main Office

45 West Main Street
Westminster, MD 21157

Englar Road Office

401 Englar Road
Westminster, MD 21157

East Main Street Office

193 East Main Street
Westminster, MD 21157

Eldersburg Office

1300 Liberty Road
Eldersburg, MD 21784

Finksburg Office

Finksburg Shopping Center
3000 Gamber Road
Finksburg, MD 21048

Hampstead Office

999 South Main Street
Hampstead, MD 21074

Manchester Office

3200 Main Street
Manchester, MD 21102

Melrose Office

4501 Hanover Pike
Manchester, MD 21102

Mt. Airy Office

Twin Arch Shopping Center
1001 Twin Arch Road
Mt. Airy, MD 21771

Taneytown Office

4345 Old Taneytown Road
Taneytown, MD 21787

Fairhaven Office

7200 Third Avenue
Sykesville, MD 21784

Heartlands Office

3004 North Ridge Road
Ellicott City, MD 21043

MASON-DIXON BANCSHARES MORTGAGE COMPANY

1643 Liberty Road
Suite 202
Eldersburg, MD 21784
502 Washington Avenue
3rd Floor
Towson, MD 21204
309 East Main Street
Suite 100
Salisbury, MD 21801

FIND US ON THE INTERNET AT
WWW.CARROLLCOUNTYBANK.COM

48