Form 10-K, Exhibit 13
period 1998-12-31
MASON DIXON BANCSHARES INC/MD
filed 1999-03-31
CIK 879558

[LOGO]
                          MASON-DIXON BANCSHARES, INC.

             o COMMITTED TO THE TRADITION OF FINE BANKING SERVICES



[LOGO]
Rose Shanis
FINANCIAL SERVICES, LLC,

[LOGO]
CARROLL COUNTY BANK
AND TRUST COMPANY

[LOGO]
      M
BANK OF MARYLAND



                                                              ANNUAL 1998 REPORT

--------------------------------------------------------------------------------

                                COMPANY PROFILE


Mason-Dixon Bancshares, Inc. is a multi-bank holding company organized in 1991 that provides a full range of consumer, commercial, trust, real estate and other specialty banking services. The company is headquartered in Westminster, Maryland and operates two bank subsidiaries, Carroll County Bank and Trust Company and Bank of Maryland, which have a combined total of 21 retail banking offices in central Maryland. Mason-Dixon also operates a consumer finance subsidiary, Rose Shanis Financial Services, LLC.

Carroll County Bank and Trust Company and predecessor organizations span nearly 150 years. As a result, it is the market leader in the rapidly expanding region located northwest of Baltimore, in contiguous proximity to both the dynamic Baltimore-Washington business corridor and southern Pennsylvania. The bank's location adjacent to these very different (but complementary) markets has enabled significant opportunities and competitive advantages. The bank provides primary banking services to over 25% of Carroll County residents, while maintaining some form of relationship with nearly 40% of the population in the county.

Operating divisions of Carroll County Bank and Trust Company include Mason-Dixon Trust Company, which offers a variety of trust products and services to individuals, corporations and non-profit organizations, and Mason-Dixon Bancshares Mortgage Company, which originates and services residential real estate mortgage and construction loans as a principal and as an agent.

Bank of Maryland, acquired by Mason-Dixon Bancshares in mid-1995, was founded de novo in 1985. Via the provision of a variety of commercial, real estate and asset-based lending services, deposit acceptance, cash management and short-term investing, the bank is one of the leading locally-managed institutions serving small to mid-market businesses in the Baltimore metropolitan area and surrounding sub-markets. Complementing the Bank of Maryland's business banking focus is its retail network of offices, which draw customers from a combination of urban, suburban and rural locations.

In February 1998, Mason-Dixon Bancshares acquired Baltimore based Rose Shanis Financial Services, LLC, an old-line, family-owned consumer finance company consisting of a network of 12 strategically located branch offices that are positioned concentrically around the Baltimore Beltway and in the hub cities of Annapolis, Bel Air and Easton, Maryland. In addition to originating basic consumer loans through its proprietary branches, the company also finances consumers' purchases of large ticket items, such as automobiles, appliances and furniture through a network of dealers with whom Rose Shanis Financial Services has developed strong, long-term relationships.



CORPORATE INFORMATION
MASON-DIXON BANCSHARES, INC.


Corporate Headquarters

45 West Main Street
P.O. Box 1100
Westminster, MD 21158-0199
410-857-3401

Stock Information

Mason-Dixon Bancshares, Inc. common stock is traded on the Nasdaq National Market(R) under the symbol "MSDX".

Mason-Dixon Bancshares, Inc. preferred securities are traded on the Nasdaq National Market(R) under the symbols "MSDXO" and "MSDXP".

Transfer Agent, Registrar, and Dividend Disbursing Agent

American Stock Transfer & Trust Company
40 Wall Street
New York, NY 10005
1-800-937-5449

Auditors

Stegman & Company
405 E. Joppa Road, Suite 200
Baltimore, MD 21286

General Counsel

Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, MD 21202-3332

SEC Form 10-K

A copy of the Company's annual report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to:

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

Direct Deposit

Stockholders of Mason-Dixon Bancshares, Inc. may have their cash dividends deposited directly into the account of their choice at any banking institution. It will be deposited on the date it is payable, and a confirmation of payment from the transfer agent will be sent. An enrollment card may be obtained by contacting the Corporation's Transfer Agent.

Investor Information

The Company's 1998 Annual Report, recent quarterly reports, press releases, and current stock and member bank information are available on the Internet at www.msdx.com.

--------------------------------------------------------------------------------

CORPORATE LOCATIONS

Carroll County Bank and Trust Company

Headquarters:
45 West Main Street
Westminster, MD 21157

Branch Locations:
Eldersburg
Ellicott City
Finksburg
Hampstead
Manchester
Melrose
Mt. Airy
Sykesville
Taneytown
Westminster (3)

Mason-Dixon Bancshares
Mortgage Company

Headquarters:
1643 Liberty Road
Eldersburg, MD 21784

Branch Locations:
Eldersburg
Salisbury
Towson

Bank of Maryland

Headquarters:
Towson Office
502 Washington Avenue
Towson, MD 21204

Branch Locations:
Annapolis (2)
Baltimore City
Bel Air
Perry Hall
Pikesville
Reisterstown
Timonium
Towson

Rose Shanis Financial Services, LLC

Headquarters:
11419 Cronridge Drive, Suite 10
Owings Mills, MD 21117

Branch Locations:
Annapolis
Baltimore City (3)
Bel Air
Catonsville
Dundalk
Easton
Essex
Glen Burnie
Parkville

Randallstown




                                   [GRAPHIC]





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
--------------------------------------------------------------------------------
                                                  1998          1997    % Change
--------------------------------------------------------------------------------
For the Year
Net income                                    $   10,811    $    9,159     18%
Common dividends paid                         $    3,551    $    3,215     10%

Per Common Share
Net income--basic                             $     2.13    $     1.77     20%
Net income--diluted                           $     2.13    $     1.77     20%
Dividends paid                                $     0.70    $     0.62     13%
Book value                                    $    16.20    $    14.86      9%
Tangible book value                           $    14.88    $    14.28      4%
Market price--close                           $    29.25    $    29.50     (1%)
Price/earnings ratio                               13.73         16.67    (18%)

Financial Ratios
Return on average assets (ROA)                      1.02%         1.00%     2%
Return on average equity (ROE)                     13.82%        12.63%     9%
Net interest margin (taxable equivalent)            4.07%         3.93%     4%

At December 31
Total assets                                  $1,102,242    $  992,180     11%
Total investments                             $  566,878    $  453,900     25%
Total loans--net                              $  453,664    $  455,160     --
Total deposits                                $  640,349    $  651,249     (2%)
Total stockholders' equity                    $   82,139    $   75,449      9%
Common shares outstanding                      5,071,682     5,077,468     --





--------------------------------------------------------------------------------

TABLE OF CONTENTS:

Financial Highlights                                                           1

Stockholders' Letter                                                           2

Economic Outlook                                                               4

Selected Financial Data                                                        5

Management Discussion and Analysis                                             6

Consolidated Balance Sheets                                                   21

Consolidated Statements of Income                                             22

Consolidated Statements of Changes in Stockholders' Equity                    23

Consolidated Statements of Cash Flows                                         24

Notes                                                                         25

Independent Auditors' Report                                                  43

Corporate Information                                                         44



--------------------------------------------------------------------------------
                                     Page 1

--------------------------------------------------------------------------------

                              TO OUR STOCKHOLDERS:

We are pleased to report the 14th consecutive year of increased earnings for Mason-Dixon Bancshares, Inc. complemented by the achievement during 1998 of a series of major milestones that set the stage for our recent announcement in January that, subject to stockholder and regulatory approval, we will merge with BB&T Corporation of Winston-Salem, NC later in 1999.

We are equally pleased to report that the planned merger with BB&T is set at a price that fully reflects the intrinsic value of the franchise we have built, and also that the combination of the two companies will ensure that our people and our organization can continue to grow and prosper in the markets in which we have been the leader for many decades.

Net income for the year ended December 31, 1998 increased 18% from a year earlier. Earnings per share also reached record levels and totaled $2.13, up 20% from the prior year end.

Fundamental measures of performance were strong

We ended a busy and exciting year with very solid financial results, as core earnings per share were up 13% for the year. We continued to make progress toward improving our return on average stockholders' equity, which increased to 12.97% based on core earnings. We also improved our net interest margin to 4.07%.

Importantly, we were able to deliver continuing improvement in these key underlying measures of our financial performance in an increasingly competitive banking environment, while maintaining acceptable credit quality and focusing on those businesses and geographic sub-markets where we have proven expertise.

Total assets were $1.102 billion at year end, up 11% over the prior year, loans grew by 4% (excluding changes relating to branch sales and other acquisitions) in an intensely competitive lending environment, deposits were up 12% (excluding changes related to branch sales), and stockholders' equity totaled $82 million, up 9%. Book value advanced by 9% to $16.20 per common share while market capitalization remained stable. We continued to place a high priority on maintaining a flexible balance sheet and strong capital position.

New activities reflected clear strategic direction

We have always strongly believed that strategically we should concentrate on those activities and geographic areas where we have the most expertise, as the most effective means to both solidify the intrinsic value of the organization long-term and leverage our market share of the most profitable activities that make sense for us to pursue in the short-term.

Consistent with this disciplined, focused approach and our determination to deliver results accordingly, we acquired the Baltimore-based Rose Shanis Companies and we completed the divestiture of five former Bank of Maryland branches on the Eastern Shore of Maryland.

In late 1997 we signed a purchase agreement for Rose Shanis, the family-owned consumer finance company with approximately $45 million in loans and 12 branch offices. By mid-February of 1998 we had closed the transaction and, after a one-time charge related to a change in charge-off policy, results were immediately accretive. Earnings, credit quality, and growth at Rose Shanis have exceeded the initial expectations we had set for this company. The addition of this different, but truly complementary line of business reinforced our commitment to find opportunities to diversify revenue streams and enhance franchise value.

Double-digit growth experienced over the past several months with the Rose Shanis organization has validated the strategy that led us to do the transaction: it is a logical extension of the balance sheet, in a business line where we already have considerable know-how and a favorable track record...and we have been able to expand significantly our physical presence, locational convenience, and ability to market to meaningful numbers of prospective new customers.

Rose Shanis has a solid history dating to 1932, and had created a branch network of 12 strategically located offices concentrically around the Baltimore Beltway, and in the highly desirable centers of sub-market hubs; Annapolis (Anne Arundel County), Bel Air (Harford County), and Easton (central Eastern Shore). In addition to originating consumer loans, the company also finances purchases of large ticket items such as cars, appliances, and furniture through a network of dealers with whom strong, long-term relationships exist. We are firmly convinced it is a unique opportunity that could not be replicated elsewhere in the marketplace.

The move to sell our Eastern Shore network enabled us to redirect valuable resources to our Central Maryland core market. Specifically, we completed the acquisition of Sterling Bancorp in Baltimore in January 1999, which provided a cost-effective and quantifiable way to improve the overall deposit base and expand our presence in selected areas where we already had good experience and an established customer following. Further, the acquisition enabled us to increase our penetration in four highly desirable sub-markets: downtown Baltimore, Pikesville, Timonium and Annapolis...all highly competitive areas in which otherwise it would have been very difficult to grow market share at a reasonable cost. In addition to the redirection of resources, the sale of the Eastern Shore branches resulted in the realization of a substantial gain. In fact, the premium received on the sale of branches exceeded the premium paid for the entire Bank of Maryland franchise in 1995 and was nearly double the premium paid for Sterling Bancorp, which was of comparable size to the branches sold.

The merger with Sterling was completed in early January 1999 at a final cash purchase price of $10.294 million, adding about $74 million in total assets, $67 million in deposits, and $45 million in loans. Including Sterling, the scope of our core market network amounted to 21 banking offices.

We successfully executed our basic business plan

There were a number of ongoing complex, time-consuming initiatives that the organization worked on diligently throughout the past year, perhaps best described as basic blocking and tackling. First and foremost, we continued to


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WHAT MAKES AN ORGANIZATION GREAT IS THE QUALITY OF ITS PEOPLE. IT IS THE PEOPLE AT EVERY LEVEL WHO HAVE CREATED THE VALUE OUR STOCKHOLDERS WILL RECEIVE IN THE MERGER. AND THE VALUE BB&T RECEIVES IN RETURN WILL BE THE SAME COMMITMENT, SUPPORT, AND LOYALTY THAT HAS BEEN SO GRACIOUSLY GIVEN TO ME BY OUR EMPLOYEES.




excel at the basic business of making sound, profitable loans and gathering deposits while delivering the consistent, unparalleled brand of customer service that has garnered us the dominant (26.5+%) market share of deposits and a 40% household penetration in our Carroll County home market.

Moreover, during the year we consolidated both our organizational structure and a significant number of operational activities in the Executive, Retail Banking, and Finance areas of the company to achieve permanent cost savings and greater overall efficiency in running the business. The impact and energy involved in implementing these changes tends to be somewhat under-appreciated, because we try to make the process appear transparent to customers and outsiders. Day-to-day activities were overshadowed at times by mergers and acquisitions. This is a testament to our ability to integrate new businesses and successfully manage change.

Along these lines, we opened de novo branches in Baltimore City and in Reisterstown, filling gaps in market coverage in two important areas. The organization continued to advance its Year 2000 readiness across a multitude of applications and business lines under a thorough but necessary process that is a clear example of our ability to execute the basics of our business.

We ensured our future viability and local focus

All of these successful activities during 1998 helped position Mason-Dixon Bancshares as a highly attractive addition to BB&T Corporation's growing franchise in this region and similarly enabled our company to command a superlative valuation under the terms of the transaction. Clearly, Mason-Dixon is an excellent strategic alignment with the BB&T community banking model, where major customer decisions are made locally, where there is an intense demonstrated focus on customer service, where there will be far broader and longer-lasting opportunities for Mason-Dixon's existing employees, and where the core values and culture of the surviving institution will be remarkably similar to our own.

The decision to change our strategic plan from one of independence was not easy. We arrived at this point only after your president and directors undertook a thorough and extensive study of alternative strategies to determine how we could best enhance stockholder value over the long-term. Each alternative strategy was examined with an eye toward risk and reward opportunities for stockholders, employees, customers, and the communities we serve.

We chose BB&T Corporation as our merger partner because of its demonstrated commitment to enhancing stockholder value, the value it places upon employees, the support it provides to the communities in which it does business, and the extraordinary emphasis it places on superior customer service. These are the same values we subscribe to. Simply stated, a merger with BB&T was so compelling that it could not be ignored. We are proud of the objective, thoughtful, and deliberative process the board undertook in reaching this decision. While not an easy one, the board is confident that its decision is the right one.

A personal note from the President

I began my career with this company in 1965. At that time, its total assets were $35 million and there were four branches. Today, total assets are over $1.1 billion with 21 banking offices and 12 consumer finance offices. Over these past 34 years, I have been blessed in so many ways. I have been associated with some of the best professionals there are in this business and I have been privileged to have had the opportunity to serve as president for 17 years. What makes an organization great is the quality of its people. It is the people at every level who have created the value our stockholders will receive in the merger. And the value BB&T receives in return will be the same commitment, support, and loyalty that has been so graciously given to me by our employees.

It is not the hard assets or the stockholders' equity that is of value to an acquiror, for that comes with the transaction. The real value is the people and their relationship with our customers and our communities. BB&T knows this full well and it is committed to continuing that same legacy into the future. It is our people who created the value we stockholders are receiving and it is they who deserve our heartfelt thanks.

Thomas K. Ferguson
President and Chief Executive Officer

William B. Dulany
Chairman of the Board of Directors


                                    [PHOTO]




standing: Thomas K. Ferguson
seated: WIlliam B. Dulany


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              ECONOMIC OUTLOOK ACROSS MASON-DIXON'S MAJOR MARKETS

Home Market is Vibrant, Economically Diverse

The company's home market, Carroll County, is situated in the northwestern quadrant of the Washington/Baltimore Common Market, which in its entirety is the nation's fourth largest consumer market. This combined region supports 6.5 million people, 2.5 million households and produces a collective personal income exceeding $131 billion in its entirety. In contrast, with a population of about
1.3 million, Carroll County is relatively small (450 square miles), but it is growing at a rate over 20% faster than the state as a whole. Over 42% of county residents are employed in managerial, professional and specialty occupations; 30% are in precision production, machine operation or craft and repair operations; administrative and clerical workers comprise 17% of the workforce and service industry accounts for 11%. Unlike other jurisdictions in which Mason-Dixon has a strong presence, Carroll County consists of a substantial agricultural base.

Carroll County lies 31 miles northwest of Baltimore and 56 miles north of Washington, D.C., with the largest business clusters located in the central, western and southern portions of the county. Nearly 4,000 businesses employ 34,600 workers and manufacturing accounts for 14% of total employment. Major employers with facilities in the county include Random House, Londontown Corporation, Black & Decker, Jos. A. Bank Clothiers, Knorr Brake, Lehigh Portland Cement, English American Tailoring and Ingersoll-Dresser. The county's strategic position on the Atlantic seaboard allows overnight truck and rail access to one-third of the nation's population and manufacturing establishments.


   [THE FOLLOWING TABLE WAS PRESENTED AS A BAR CHART IN THE PRINTED DOCUMENT]




                                BALTIMORE REGION
                         SECTOR EMPLOYMENT 1986 vs. 1996

                                                                        Growth
Sector Employment                         1986            1996           Rate
-----------------                         ----            ----           ----
Services                                 255,768         349,561         36.7
Retail Trade                             192,878         200,310          3.9
Government                               186,084         199,984          7.5
Manufacturing                            134,359         100,930        -24.9
FIRE*                                     69,214          69,950          1.1
Construction                              63,867          59,269         -7.2
Wholesale Trade                           60,322          57,557         -4.6
TCPU**                                    49,548          53,635          8.2

 *   FIRE is finance, insurance and real estate.
**   TCPU is transportation, communications and utilities.

Source: Maryland Department of Labor

   [THE FOLLOWING TABLE WAS PRESENTED AS A PIE CHART IN THE PRINTED DOCUMENT]


                                BALTIMORE REGION
                        TOTAL EMPLOYMENT BY SECTOR 1998

Services & Technology                                                      33.3%
Wholesale & Retail                                                         23.8%
Government                                                                 18.4%
Manufacturing                                                               7.8%
Construction                                                                6.1%
Finance                                                                     5.8%
Transportation                                                              4.8%

Source: Bureau of Labor Statistics


   [THE FOLLOWING TABLE WAS PRESENTED AS A PIE CHART IN THE PRINTED DOCUMENT]


                                BALTIMORE REGION
                         TECHNOLOGY EMPLOYMENT BY SECTOR

Information Technology Services                                              42%
High Technology Research                                                     29%
High Tech Machining & Instruments                                            13%
Biotech & Biomedical                                                          9%
Defense & Aerospace                                                           5%
Energy & Chemicals                                                            2%

Source:  Dun & Bradstreet Marketplace. 1997

--------------------------------------------------------------------------------
EFFECTIVE BUYING INCOME*

                                     Mason-Dixon's
                                    Carroll County
                                      Core Market       Maryland          U.S.
--------------------------------------------------------------------------------
Median Household                      $   42,068      $   40,543      $   33,482
Average Household                         45,980          47,833          42,191
Per Capita                                15,917          17,520          15,555
Total EBI (Millions)                       2,313          89,147       4,161,512

* Effective Buying Income is money income less personal tax and nontax payments. It is also known as "disposable income."

Source: U.S. Bureau of Economic Analysis--12/97 Data

--------------------------------------------------------------------------------

Key Contiguous Counties Show Good Growth

To the east, Baltimore County firmly anchors the northern segment of the Common Market, and represents the most important contiguous natural market adjacent to Mason-Dixon's home territory. This jurisdiction features an extremely diverse economic base, ranging from heavy concentrations in primary industries to a large presence in a spectrum of high-technology sectors. Complementing and supporting this broad base is a highly skilled workforce, several national-recognized universities, unique transportation access to national and international markets, and headquarters of 6 Fortune 500 companies. The county's 19,300 businesses employ 284,000 workers.

In the heart of the corridor between Baltimore and Washington, D.C. lies Anne Arundel County, which is also a natural extension of Mason-Dixon's home territory providing a spectrum of complementary dynamics to add balance and solid opportunity for future growth. The county's economy is grounded in high-technology communications, distribution and computerized support services. Over 11,000 businesses employ 138,500 workers, in a rapidly growing environment.

Broader Region served by Mason-Dixon is Strong

Most economists agree that the company's multi-county market area should continue to outperform the rest of the state (and the nation), in terms of leading indicators such as low unemployment, personal income growth, new housing starts, improving commercial occupancy rates, and the ongoing fundamental migration of the area's economic base towards technology and service sectors as the principal drivers of new growth and diversification.


--------------------------------------------------------------------------------
DEMOGRAPHICS OF MASON-DIXON'S
PRIMARY MARKETS

                                          Est. 5-yr.                 Est. 5-yr.
                                            Growth       Per Capita    Growth
Area                          Households     Rate          Income       Rate
--------------------------------------------------------------------------------
Counties
  Carroll                        50,602      11.4%         $20,744      18.9%
  Baltimore                     282,991       2.9%          23,102      16.6%
  Harford                        75,725      10.3%          19,558      12.4%
  Howard                         85,323      13.3%          27,078      13.5%
  Anne Arundel                  166,662       6.2%          22,483      15.0%
Maryland                      1,878,523       4.3%          21,922      16.3%
U.S.                         98,741,200       4.9%          18,885      21.7%

Average of the the 50 states and the District of Columbia
Source: U.S. Dept. of Commerce--6/97 Data

--------------------------------------------------------------------------------


                                 ---------------------------------------------------------------------------------------------------
                                                  Total Households                                    Total Employment
------------------------------------------------------------------------------------------------------------------------------------
Jurisdiction                       1995          2000          2005     CAGR (%)       1995          2000          2005     CAGR (%)
------------------------------------------------------------------------------------------------------------------------------------
Baltimore City                   268,000       268,900       270,800      .11%       452,500       457,200       461,800      .20%
Anne Arundel                     162,700       176,100       188,500     1.48%       258,300       274,300       289,800     1.16%
Baltimore                        289,000       299,700       309,900      .70%       409,600       429,100       446,400      .86%
Carroll                           48,400        53,300        58,200     1.86%        57,400        61,800        65,800     1.38%
Harford                           73,600        81,700        88,100     1.81%        80,500        89,200        96,000     1.78%
Howard                            81,200        94,900       108,600     2.95%       123,600       138,800       153,100     2.16%
Total Region                     922,900       974,600     1,024,100     1.04%     1,381,900     1,450,400     1,512,900      .91%
------------------------------------------------------------------------------------------------------------------------------------

Source: Baltimore Metropolitan Council


--------------------------------------------------------------------------------
                                     Page 4

--------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA



                                                                                     Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                 1998            1997            1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
  Interest income                                        $   82,066      $   67,435      $   58,796      $   46,737      $   34,790
  Interest expense                                           44,191          36,175          29,244          23,071          15,392
                                                         --------------------------------------------------------------------------
    Net interest income                                      37,875          31,260          29,552          23,666          19,398
  Provision for credit losses                                 3,677             138             836              --              --
                                                         --------------------------------------------------------------------------
    Net interest income after provision
      for credit losses                                      34,198          31,122          28,716          23,666          19,398
    Other operating income                                   17,014           7,990           7,481           4,159           3,245
    Other operating expenses                                 36,113          26,791          24,758          17,944          13,806
                                                         --------------------------------------------------------------------------
    Income before taxes                                      15,099          12,321          11,439           9,881           8,837
  Applicable income taxes                                     4,288           3,162           3,003           2,582           2,225
                                                         --------------------------------------------------------------------------
      Net income                                         $   10,811      $    9,159      $    8,436      $    7,299      $    6,612
                                                         ==========================================================================
Per Share Data
  Net income (basic)*                                    $     2.13      $     1.77      $     1.60      $     1.54      $     1.52
  Net income (diluted)*                                  $     2.13      $     1.77      $     1.60      $     1.54      $     1.52
  Dividends paid*                                        $     0.70      $     0.62      $     0.52      $    0.485      $     0.45
  Book value                                             $    16.20      $    14.86      $    13.71      $    12.67      $     9.89
  Tangible book value                                    $    14.88      $    14.28      $    12.80      $    11.66      $     9.89
  Shares outstanding                                      5,071,682       5,077,468       5,303,166       5,258,040       4,326,125

Other Data
  Total assets                                           $1,102,242      $  992,180      $  841,074      $  765,781      $  507,572
  Total investments                                      $  566,878      $  453,900      $  358,531      $  340,512      $  282,202
  Total loans--net                                       $  453,664      $  455,160      $  392,997      $  348,221      $  192,885
  Total deposits                                         $  640,349      $  651,249      $  620,735      $  593,835      $  383,058
  Total stockholders' equity                             $   82,139      $   75,449      $   72,699      $   66,596      $   42,773

Key Ratios
  Return on average stockholders' equity                      13.82%          12.63%          12.27%          13.69%          15.28%
  Return on average total assets                               1.02%           1.00%           1.05%           1.18%           1.34%
  Dividends declared to net income                            32.85%          35.10%          32.60%          31.83%          29.71%
  Average stockholders' equity to average
    total assets                                               7.36%           7.88%           8.54%           8.60%           8.75%


* Based on the weighted average number of shares after giving effect to the 3-for-1 stock split in 1994.







--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following pages of this report present management's discussion and analysis of the consolidated financial condition, results of operations and cash flows of Mason-Dixon Bancshares, Inc. ("Mason-Dixon") and subsidiaries, including its principal operating subsidiaries: Carroll County Bank and Trust Company ("Carroll County Bank"), Bank of Maryland, Rose Shanis Financial Services, LLC ("Rose Shanis") and Bay Insurance, LLC. Certain reclassifications have been made to amounts previously reported to conform with classifications made in 1998.

     Mason-Dixon is a multi-entity bank-holding company headquartered in Westminster, Maryland. On February 11, 1998, Mason-Dixon acquired substantially all of the assets and assumed certain liabilities of Rose Shanis Companies, a consumer finance company located in Baltimore, Maryland. Mason-Dixon paid $15.4 million in cash in a transaction accounted for as a purchase. As a result of the acquisition, Rose Shanis became a wholly-owned subsidiary of Mason-Dixon.

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

     As a result of applying the purchase method of accounting, historical statements of earnings included in this Management Discussion and the accompanying financial statements are not restated to include the historical financial information of Rose Shanis prior to the acquisition. Therefore, results of operations include Rose Shanis for approximately 11 months for 1998 and not at all in 1997 or 1996.

     Portions of this annual report contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about the Company's confidence, policies, and strategies, the Year 2000 issue, provisions and allowance for credit losses, adequacy of capital levels, and liquidity. Such forward-looking statements involve certain risks and uncertainties, including general economic conditions, competition in the geographic and business areas in which the Company and its affiliates operate, inflation, fluctuations in interest rates, legislation, and governmental regulations. These risks and uncertainties are described in more detail in Mason-Dixon's Form 10-K, Exhibit 99, under the heading "Risk Factors." Actual results may differ materially from such forward-looking statements. Mason-Dixon assumes no obligation to update forward-looking statements at any time.

Performance Overview

     Mason-Dixon achieved a record level of earnings for 1998, marking the 14th consecutive year of higher profits. Net income for 1998 totaled $10,811,000, an increase of 18% over 1997's net income of $9,159,000. Basic and diluted earnings per share were $2.13 in 1998, up 20% from $1.77 in 1997. Mason-Dixon's return on average assets was 1.02%, compared to 1.00% posted in 1997. Return on average stockholders' equity was 13.82%, increasing from 12.63% in 1997.

     Several significant non-recurring items affected net income in 1998. The table below highlights the various non-recurring gains and expenses and their effects on reported net income. Core net income (excludes non-recurring gains and expenses of $665,000) for 1998 totaled $10,146,000, an increase of 11% over $9,159,000 reported in 1997. Basic and diluted earnings per share on core earnings totaled $2.00, an increase of 13% compared to $1.77 for 1997. Mason-Dixon's return on average assets based on core earnings was .95%, lower than the 1.00% posted in 1997. Return on average stockholders' equity was 12.97%, increasing from 12.63% in 1997. Contributing to the rise in core earnings were increased levels of net interest income of $6,615,000 and higher levels of fee income which grew by $2,307,000. Offsetting these increases were increased non-interest expenses of $7,316,000.

(dollars in thousands, except per share data)                              1998
--------------------------------------------------------------------------------
Reported net income                                                    $ 10,811
Non-recurring items
  Gain on sale of branches                                               (6,717)
  Special loan loss provision for loans
    with Year 2000 risk                                                     918
  Special loan loss provision for change in
    chargeoff policy                                                      2,000
  Reorganization costs                                                      465
  Year 2000 costs                                                           700
  Impairment loss on mortgage
    sub-servicing rights                                                    841
Income tax expense on the non-recurring
  items above                                                             1,128
                                                                       --------
Core net income                                                        $ 10,146
                                                                       ========

     The acquisition of Rose Shanis in 1998, as well as the acquisition of Bank of Maryland in 1995, required the application of the purchase method of accounting, which created significant levels of goodwill. The recorded goodwill is a non-cash charge to earnings being amortized over a 10 year period for Rose Shanis and 15 years for Bank of Maryland, using the straight-line method. The amortization of goodwill and other non-cash items created as a result of the application of purchase accounting has significant effects on Mason-Dixon's reported earnings and operating ratios. The introduction of these non-cash items affects the comparability of



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Mason-Dixon's earnings and operating ratios for periods subsequent to these acquisitions. To assist in the comparison of earnings and operating ratios, the table below adjusts reported earnings and operating ratios to "cash" or "tangible" results, which negates the effects of purchase accounting on earnings and operating ratios. The reporting of tangible results for comparative purposes has become more important to stockholders over recent years due to the increase in acquisitions being accounted for under the purchase method of accounting.

(dollars in thousands, except per share data)            1998            1997
--------------------------------------------------------------------------------
Reported net income                                   $ 10,811        $  9,159
Purchase method adjustments
  Tax-deductible goodwill amortization                     188              --
  Non-deductible goodwill amortization                     268             346
  Other purchase accounting
    adjustments (net of income taxes)                     (126)           (250)
  Acquired net operating loss
    income tax benefits                                    609             609
                                                      ------------------------
Tangible net income                                   $ 11,750        $  9,864
                                                      ========================

Tangible operating ratios
  Tangible basic earnings per share (1)               $   2.32        $   1.90
  Tangible return on average assets (2)                   1.11%           1.08%
  Tangible return on average equity (3)                  16.41%          14.51%


(1)  Tangible net income divided by average shares outstanding.

(2)  Tangible net income divided by average total assets, less average goodwill.

(3)  Tangible net income divided by average equity, less average goodwill.

     Tangible net income totaled $11,750,000 for 1998, compared to $9,864,000 in 1997; an increase of 19%. Tangible earnings per share increased 22% to $2.32 for 1998, compared to $1.90 for 1997. Tangible return on average assets and return on average equity were 1.11% and 16.41%, respectively, for 1998, compared to 1.08% and 14.51% in 1997.

     Adjusting for the various non-recurring items discussed earlier, tangible net income from core earnings totaled $11,084,000 for 1998, increasing by 12%, compared to $9,864,000 in 1997. Tangible earnings per share (basic and diluted) equaled $2.18, an increase of 15% compared to the $1.90 recorded in 1997. Tangible return on average assets and return on average equity based on core earnings were 1.05% and 15.48%, respectively, for 1998, compared to 1.08% and 14.51% in 1997.

Net Interest Income

     Net interest income continues to be the principal component of net income and totaled $37,875,000. Net interest income for 1997 was $31,260,000. The increase in net interest income was primarily attributable to the growth in earning assets and the acquisition of Rose Shanis.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

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


(dollars in thousands)                            1998                          1997                         1996
------------------------------------------------------------------------------------------------------------------------------
                                      Average               Yield/   Average             Yield/   Average             Yield/
                                      Balance   Interest     Rate    Balance  Interest    Rate    Balance  Interest    Rate
------------------------------------------------------------------------------------------------------------------------------
Earning assets
  Loans (1)                        $  482,300   $48,812      10.12% $432,581   $39,175     9.06% $365,778   $34,122      9.33%
  Interest bearing deposits in banks    6,228       368       5.91%      634        23     3.63%      210        16      7.62%
  Federal funds sold                   21,821     1,185       5.43%   19,725     1,110     5.63%   21,826     1,176      5.39%
  Investments:
    Mortgage-backed securities        251,388    16,936       6.74%  249,611    17,579     7.04%  221,624    15,315      6.91%
    U.S. Government (2)               135,173     8,934       6.61%   69,053     4,543     6.58%   61,575     4,128      6.70%
    Other securities (3)               27,813     2,044       7.35%   11,202       913     8.15%    4,929       357      7.24%
    State and municipal (4)            84,603     7,017       8.29%   81,902     6,833     8.34%   72,394     6,029      8.33%
                                   -------------------------------------------------------------------------------------------
  Total earning assets              1,009,326    85,296       8.45%  864,708    70,176     8.12%  748,336    61,143      8.17%
                                                 ------                         ------                       ------
Non-interest earning assets
  Cash and due from banks              18,803                         20,294                       19,701
  Premises and equipment               15,171                         15,427                       15,552
  Other assets                         28,297                         24,688                       26,313
  Allowance for credit losses          (8,550)                        (5,320)                      (4,827)
                                   ----------                       --------                     --------
Total assets                       $1,063,047                       $919,797                     $805,075
                                   ==========                       ========                     ========
Interest bearing liabilities
  Demand deposits                  $   58,315   $ 1,166       2.00% $ 58,169   $ 1,336     2.30% $ 58,676   $ 1,514      2.58%
  Savings deposits                    174,830     5,158       2.95%  184,972     5,964     3.22%  182,857     5,628      3.08%
  Time deposits                       317,714    17,841       5.62%  302,205    16,898     5.59%  286,557    15,860      5.53%
  Borrowings                          332,649    20,026       6.02%  204,608    11,977     5.85%  115,919     6,242      5.38%
                                   -------------------------------------------------------------------------------------------
  Total interest bearing liabilities  883,508    44,191       5.00%  749,954    36,175     4.82%  644,009    29,244      4.54%
                                                 ------                         ------                       ------
Non-interest bearing liabilities
  Demand deposits                      90,666                         89,488                       83,825
  Other                                10,621                          7,858                        8,471
Stockholders' equity                   78,252                         72,497                       68,770
                                   ----------                       --------                     --------
Total liabilities and
  stockholders' equity             $1,063,047                       $919,797                     $805,075
                                   ==========                       ========                     ========
Net interest spread                             $41,105       3.45%            $34,001     3.30%            $31,899      3.63%
                                                =======                        =======                      =======
Net interest margin                                           4.07%                        3.93%                         4.26%

(1) Interest income includes tax equivalent adjustment of $194,000 for 1998, $164,000 for 1997 and $165,000 for 1996.

(2) Interest income includes tax equivalent adjustment of $589,000 for 1998, $190,000 for 1997 and $132,000 for 1996.

(3) Interest income includes tax equivalent adjustment of $62,000 for 1998, $61,000 for 1997 and $0 for 1996.

(4) Interest income includes tax equivalent adjustment of $2,385,000 for 1998, $2,326,000 for 1997 and $2,050,000 for 1996.




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Net interest income on a tax equivalent basis was $41,105,000, an increase of 21% from 1997's net interest income of $34,001,000. The tax equivalent net interest margin increased to 4.07% from 3.93%. The increase in the margin occurred as average rates on earning assets increased 33 basis points, while the average rates paid on deposits and borrowings increased by 18 basis points. Yields on loans increased 106 basis points, primarily due to the addition of Rose Shanis.

     Changes in net interest income occur from year to year due to changes in both the levels of earning assets and interest bearing liabilities, as well as the average rates received on earning assets and average rates paid on deposits and borrowings. Changes in the levels of earning assets and interest bearing liabilities are referred to as volume-related variances, while changes in average rates received on earning assets and average rates paid on deposits and borrowings are referred to as rate-related variances. The following table summarizes the changes in tax equivalent net interest income due to volume and rate variances:

(dollars in thousands)                              1998 compared to 1997
--------------------------------------------------------------------------------
                                                          Increase
                                                         (decrease)
                                                           due to
--------------------------------------------------------------------------------
                                               Volume        Rate         Total
--------------------------------------------------------------------------------
Interest income
  Loans                                      $  4,503     $  5,134     $  9,637
  Investments:
    Mortgage-backed securities                    125         (768)        (643)
    U.S. Government                             4,350           41        4,391
    Other securities                            1,354         (223)       1,131
    State and municipal                           226          (42)         184
  Other earning assets                            321           99          420
                                             -----------------------------------
Total interest income                          10,879        4,241       15,120

Interest expense
  Interest bearing demand deposits                  3         (173)        (170)
  Savings deposits                               (327)        (479)        (806)
  Time deposits                                   867           76          943
  Borrowings                                    7,495          554        8,049
                                             -----------------------------------
Total interest expense                          8,038          (22)       8,016
                                             -----------------------------------
Net interest income                          $  2,841     $  4,263     $  7,104
                                             ===================================



(dollars in thousands)                              1997 compared to 1996
--------------------------------------------------------------------------------
                                                          Increase
                                                         (decrease)
                                                           due to
--------------------------------------------------------------------------------
                                               Volume        Rate         Total
--------------------------------------------------------------------------------
Interest income
  Loans                                       $ 6,232      $(1,179)     $ 5,053
  Investments:
    Mortgage-backed securities                  1,934          330        2,264
    U.S. Government                               501          (86)         415
    Other securities                              454          102          556
    State and municipal                           792           12          804
  Other earning assets                            (81)          22          (59)
                                             -----------------------------------
Total interest income                           9,832         (799)       9,033

Interest expense
  Interest bearing demand deposits                (13)        (165)        (178)
  Savings deposits                                 65          271          336
  Time deposits                                   866          172        1,038
  Borrowings                                    4,776          959        5,735
                                             -----------------------------------
Total interest expense                          5,694        1,237        6,931
                                             -----------------------------------
Net interest income                           $ 4,138      $(2,036)     $ 2,102
                                             ===================================


     Interest income on a tax equivalent basis totaled $85,296,000, an increase of $15,120,000 or 22%, from 1997. The increase was attributable to higher levels of average earning assets which grew $144,618,000 or 17%, compared to 1997, as well as higher yields on loans. The mix of average earning assets changed little from 1997, while average yields increased 33 basis points due to higher yields on loans added in the Rose Shanis acquisition.

     Interest expense totaled $44,191,000, up $8,016,000 or 22%, from $36,175,000 in 1997. Average interest bearing deposits increased $5,513,000 and average borrowings increased $128,041,000, resulting in higher interest expense. The mix of interest bearing liabilities shifted to more costly borrowings and time deposits and resulted in an overall increase in average rates paid for interest bearing liabilities of 18 basis points. Included in the increase in borrowings is the issuance of $20,000,000 of Preferred Securities issued by Mason-Dixon Capital Trust II, which carry an annual dividend rate of 8.40% and a $20,000,000, 10-year subordinated note with an annual cost of 7.48%. The Trust Preferred Securities and the notes were issued to raise cash for the acquisition of Rose Shanis and to payoff an existing line of credit maintained by Rose Shanis which had a higher overall cost. The Trust Preferred Securities and the note are discussed further in the Balance Sheet Review of this Management Discussion, as well as in Note 11 of the consolidated financial statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)



Provision and Allowance for Credit Losses

     Mason-Dixon places a strong emphasis on asset quality and performs a thorough analysis of the risks in its loan portfolio and the allowance for credit losses. Each subsidiary maintains an adequate allowance for credit losses and performs a regular overview to assure that adequacy. Review of the loan portfolio and assessment of the adequacy of the allowance for credit losses is a continuing process in light of changing economic conditions and changes in the strength of borrowers. In management's opinion, the allowance for credit losses is adequate as of December 31, 1998.

     The provision for credit losses in 1998 totaled $3,677,000, compared to $138,000 in 1997. The increase in the provision is largely due to two significant provisions recognized in 1998. Concurrent with the acquisition of Rose Shanis, the chargeoff policy for the consumer finance receivables purchased was changed to align write-offs of these receivables more closely with industry standards. As a result, consumer finance receivables are now generally charged off when they become 180 days delinquent on a contractual basis. Prior to the acquisition, Rose Shanis charged off receivables at 270 days delinquent on a contractual basis and 90 days on a recency basis. This change in policy resulted in a one-time increase in net chargeoffs approximating $2,000,000. Also during 1998, Mason-Dixon's banking affiliates performed necessary due diligence of loans with possible risks related to the Year 2000 issue. The resultant analysis of these loans resulted in a special provision of $918,000. Net chargeoffs increased by $2,822,000 to total $2,896,000. As a percentage of average loans, net chargeoffs were .60%, compared to .02% in 1997. Excluding the chargeoffs associated with the change in chargeoff policy for Rose Shanis (approximately $2,000,000), net chargeoffs as a percentage of average loans totaled .19%. This increase resulted due to higher net chargeoffs at banking affiliates, as well as chargeoffs associated with Rose Shanis. The table below shows net chargeoffs of banking affiliates, and Rose Shanis individually. Loss levels increased during 1998 primarily as a result of losses associated with Rose Shanis. Mason-Dixon will likely experience higher net chargeoffs in the future due to the somewhat higher risk associated with consumer finance receivables. The effects of these losses are significantly mitigated by the higher margins associated with the consumer finance receivables and higher reserve levels which exist for Rose Shanis.

Net Chargeoffs Analysis
(dollars in thousands)                                   1998             1997
--------------------------------------------------------------------------------
Net chargeoffs
Banking affiliates                                    $    493         $     74
Rose Shanis                                              2,403               --
                                                      --------------------------
  Total                                               $  2,896         $     74
                                                      ==========================
Average loans
Banking affiliates                                    $444,361         $432,581
Rose Shanis                                             37,939               --
                                                      --------------------------
  Total                                               $482,300         $432,581
                                                      ==========================

Net chargeoffs as a percentage
  of average loans
Banking affiliates                                        0.11%            0.02%
Rose Shanis                                               6.33%              --
  Total                                                   0.60%            0.02%

     The allowance for credit losses was 1.92% of loans outstanding at December 31, 1998 and 1.14% at December 31, 1997. The significant increase is associated with the higher reserves of Rose Shanis, as well as increased reserves for the banking affiliates. The table below highlights the reserve levels for banking affiliates and Rose Shanis.

Allowance for Credit Losses Analysis
(dollars in thousands)                                   1998             1997
--------------------------------------------------------------------------------
Allowance for credit losses
Banking affiliates                                    $  5,853         $  5,231
Rose Shanis                                              3,040               --
                                                      --------------------------
  Total                                               $  8,893         $  5,231
                                                      ==========================

Period end loans
Banking affiliates                                    $418,719         $460,391
Rose Shanis                                             43,838               --
                                                      --------------------------
  Total                                               $462,557         $460,391
                                                      ==========================

Allowance as a percentage of
  period end loans
Banking affiliates                                        1.40%            1.14%
Rose Shanis                                               6.93%              --
  Total                                                   1.92%            1.14%



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     In addition to the stated reserves, Rose Shanis further mitigates losses through reserves established by dealers who sell notes to Rose Shanis. These reserves are held to absorb losses on notes purchased from dealers and are classified as liabilities on the balance sheet, since the reserves are refundable to the dealer if the notes are paid off as agreed. The total amount of dealer reserves at December 31, 1998 included in other liabilities totaled $331,000.

     Accruing loans 90 days past due and non-accrual loans (non-performing loans) totaled $6,078,000 (1.31% of loans outstanding), compared to $3,786,000 (.82% of loans outstanding) at year end 1997. Coverage of non-performing loans (allowance for credit losses divided by non-performing loans) equaled 1.46x at December 31, 1998, compared to 1.38x at December 31, 1997. As with other credit quality statistics, Mason-Dixon's level of non-performing loans has been materially increased as a result of the Rose Shanis acquisition. Again, this risk is mitigated by substantially higher net interest margins and significant reserves. The table below highlights levels of non-performing loans and coverage ratios for banking affiliates and Rose Shanis separately.

Non-Performing Loans Analysis
(dollars in thousands)                                   1998             1997
--------------------------------------------------------------------------------
Non-performing loans
Banking affiliates                                    $  4,030         $  3,786
Rose Shanis                                              2,048               --
                                                      --------------------------
   Total                                              $  6,078         $  3,786
                                                      ==========================

Period end loans
Banking affiliates                                    $418,719         $460,391
Rose Shanis                                             43,838               --
                                                      --------------------------
   Total                                              $462,557         $460,391
                                                      ==========================

Non-performing loans as a
  percentage of period end loans
Banking affiliates                                        0.96%            0.82%
Rose Shanis                                               4.67%              --
--------------------------------------------------------------------------------
  Total                                                   1.31%            0.82%

Allowance coverage of
  non-performing loans
Banking affiliates                                       1.45x            1.38x
Rose Shanis                                              1.48x               --
--------------------------------------------------------------------------------
  Total                                                  1.46x            1.38x

Other Operating Income

     Other operating income consists of service charges on deposit accounts, fees for trust services, gains on sales of loans and securities, commissions received on sales of retail investment products and credit related insurance products, loan servicing fees and other miscellaneous income, such as safe deposit box rental fees and sales of assets.

     Total other operating income amounted to $17,014,000, up $9,024,000 or 113%, from 1997. Other operating income in 1998 included a one-time gain on the sale of branches of $6,717,000. Excluding the one-time gain, other operating income increased by $2,307,000, or 29%. Contributing to the increase was significant growth in mortgage banking revenue, commission income of Rose Shanis and Bay Insurance, as well as increases in most other components of other operating income.

     Service charges decreased $183,000 due to the loss of service charge income associated with the demand deposit accounts of the branches which were sold in June of 1998. Trust Division income continued to increase, up by $195,000, or 13%. Trust assets under management grew by $20,100,000 to reach $224,000,000. Gains on sales of securities totaled $792,000, compared to $554,000 in 1997. Gains on sales of mortgage loans increased to $2,140,000, compared to gains of $1,843,000 in 1997. The increase accompanied continued growth in mortgage loan origination volume. All other sources of other operating income increased by $1,760,000, or 93%. Most of the increase resulted from commissions from the sales of credit related insurance products from Rose Shanis and Bay Insurance which added $1,566,000. Fees on debit card transactions increased $66,000, while commissions from the sales of mutual funds increased $58,000.

Other Operating Expenses

     Total other operating expenses increased by $9,322,000 or 35%. Most components of other operating expenses increased. Total operating expenses added through the acquisition of Rose Shanis totaled $5,746,000. Non-recurring items included in the overall increase in operating expenses include reorganization costs of $465,000, Year 2000 expenses totaling $700,000 and an impairment recognition in value of mortgage sub-servicing rights of $841,000. Excluding the effects of Rose Shanis and the various non-recurring items, expenses increased $1,570,000, or 6%.

     Salaries and employee benefits increased by $5,127,000 or 32%. Salary costs related to Rose Shanis added approximately $3,386,000, while reorganization costs added $465,000. Otherwise, salaries and benefits increased by $1,276,000, or 8%. This increase resulted from normal increases in salaries, as well as higher incentive compensation paid from increased mortgage and mutual fund volume.

     Net occupancy expenses grew by $175,000 or 7%. Occupancy costs associated with Rose Shanis added $244,000. Excluding Rose Shanis, occupancy declined $69,000, reflecting the decrease in occupancy costs associated with the sale of the branches.

     Equipment expenses increased by $340,000. This increase is attributable to added costs of Rose Shanis of



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)

$152,000, as well as higher depreciation expenses associated with several technology related initiatives.

     Legal and other professional fees decreased by $71,000. Expenses in 1997 were higher as a result of litigation expenses associated with a group of dissident stockholders, as well as increased consulting fees.

     Outside data processing expenses increased by $22,000 or 2%. Normal inflationary increases in this category were mitigated somewhat by the sale of the branches which decreased average account volumes for 1998.

     Amortization of mortgage sub-servicing rights totaled $1,198,000 in 1998, increasing $783,000 when compared to 1997. The increase in expense reflects the write-down of the book value of mortgage sub-servicing rights of $841,000. Mortgage sub-servicing rights permit the company to maintain escrow and other deposits for loans serviced by a third party. The impairment recognition resulted from a change in valuation method which more closely aligns the carrying value of these rights to current market rates of interest as well as recently quoted market values. Decreases in market interest rates and increases in prepayments of the underlying pools have both contributed to the underlying valuation. Decreases in market interest rates result in lower potential investment income from investing the deposits, while higher prepayments reduce the projected remaining life of the income stream generated by investing the deposits. Mortgage sub-servicing rights are discussed in detail in the Balance Sheet Review of this Management Discussion, as well as in the notes to the consolidated financial statements.

     Amortization of intangible assets totaled $643,000 in 1998, compared to $444,000 in 1997. Intangible assets being amortized included goodwill created as a result of purchase acquisitions, as well as a core deposit intangible acquired in the Bank of Maryland merger. Amortization for 1998 reflects increases for the goodwill associated with the Rose Shanis acquisition of $436,000. Intangible amortization relating to the acquisition of Bank of Maryland decreased $237,000 due to a core deposit amortization which was fully amortized in the fourth quarter of 1997, as well as a reduction in goodwill associated with the branches which were sold during 1998, thereby reducing amortization expense beginning in June 1998. The adjustment in the goodwill for the sale of the branches is discussed in more detail in the Balance Sheet section of this Management Discussion.

     Other expenses increased by $2,749,000 or 81%. Other expenses of Rose Shanis added $1,965,000, while costs associated with remedying Year 2000 issues approximated $700,000. Excluding these items, other expenses increased by $84,000, or 2%.

Income Taxes

     Income tax expenses increased $1,126,000 from 1997, and the effective tax rate for 1998 was 28.4%, up from 25.7% in 1997. The increase is attributable to increased taxable income and the non-deductibility of the goodwill reduction associated with the sale of branches, which more than offset higher levels of tax exempt income. Note 17 of the consolidated financial statements includes a reconciliation of Federal income tax expense computed using the Federal statutory rate of 35%. See Notes 1 and 17 of the consolidated statements for additional information relating to income tax expense and deferred tax benefits.

LIQUIDITY AND INTEREST RATE RISK

     Liquidity describes the ability of Mason-Dixon and its bank subsidiaries to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the banks' customers and to fund current and planned expenditures. Through its bank subsidiaries, Mason-Dixon derives liquidity from increased customer deposits, the maturity distribution of the investment portfolio, loan repayments and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met utilizing short-term funds markets. Longer term funding requirements can be obtained through advances from the Federal Home Loan Bank ("FHLB"). Mason-Dixon's bank subsidiaries maintain lines of credit with the FHLB of $315,000,000, with a remaining availability of $45,449,000. At December 31, 1998, Mason-Dixon's loan-to-deposit ratio was 72%. Additionally, Mason-Dixon's securities classified as available for sale, which totaled $381,512,000, were available for the management of liquidity and interest rate risk. Mortgage-backed securities classified as held to maturity, which totaled $52,269,000, provide significant cash flow each month. Cash and cash equivalents at December 31, 1998 were $25,643,000, down from $37,963,000 at year end 1997, primarily due to a decline in Federal funds sold. Management is not aware of any trends, demands, commitments, or uncertainties that are reasonably likely to result in material changes in liquidity.

     Interest rate sensitivity is an important factor in the management of the composition and maturity configurations of earning assets and funding sources. Asset/Liability Committees of the subsidiary banks manage the interest rate sensitivity position in order to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with liquidity, growth and capital adequacy goals.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Mason-Dixon's interest rate sensitivity at December 31, 1998, on a consolidated basis, is set forth in the table below:

                                                                    After 3    After 1                  Non-
                                                                    Months-     Year-                 Interest
                                                       Within       Within     Within       After     Sensitive
(dollars in thousands)                                3 Months      1 Year     5 Years     5 Years      Funds        Total
---------------------------------------------------------------------------------------------------------------------------
Assets
  Investment securities                               $101,482    $  99,957   $265,821    $ 99,618   $      --   $  566,878
  Loans (including loans held for sale)                175,120       52,588    194,444      48,050          --      470,202
  Other rate sensitive assets                            3,001           --         --          --          --        3,001
  Interest sensitivity hedges on assets                 15,000           --     (5,000)    (10,000)         --           --
  Non-interest earning assets                               --           --         --          --      62,161       62,161
                                                      ---------------------------------------------------------------------
    Total Assets                                      $294,603    $ 152,545   $455,265    $137,668   $  62,161   $1,102,242
                                                      =====================================================================

Liabilities and Stockholders' Equity
  Interest bearing deposits                           $ 71,499    $ 205,888   $242,629    $ 25,387   $      --   $  545,403
  Short-term borrowings                                 41,816           --         --          --          --       41,816
  Long-term borrowings                                 142,885       52,143     73,285      60,034          --      328,347
  Interest sensitivity hedges on liabilities           (22,000)          --     22,000          --          --           --
  Non-interest bearing liabilities
    and stockholders' equity                                --           --         --          --     186,676      186,676
                                                      ---------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity        $234,200    $ 258,031   $337,914    $ 85,421   $ 186,676   $1,102,242
                                                      =====================================================================

Interest rate sensitivity gap                         $ 60,403    $(105,486)  $117,351    $ 52,247   $(124,515)
Cumulative interest rate sensitivity gap              $ 60,403    $ (45,083)  $ 72,268    $124,515   $      --
Cumulative ratio of interest sensitive
  assets to interest sensitive liabilities                1.26         0.91       1.09        1.14        1.00


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

     At December 31, 1998, Mason-Dixon had a negative one year GAP (rate sensitive liabilities in excess of rate sensitive assets) of $45,083,000, which was 4% of total assets. At five years, Mason-Dixon has a positive GAP (rate sensitive assets in excess of rate sensitive liabilities) of $72,268,000, or 7% of total assets.

     At December 31, 1997, Mason-Dixon had a positive one year GAP of $42,252,000 and a positive five year GAP of $85,069,000. The change in cumulative GAP position at one-year was due to increases in investment securities with maturities beyond one year, and increases in interest bearing deposits and long-term borrowings which are assumed to reprice within one year. These changes were the result of balance sheet strategies employed after the sale of branches. Securities with longer maturities were purchased to replace the loans sold, while borrowings with somewhat shorter repricing opportunities replaced a portion of the deposits sold.

     Mason-Dixon tests its interest rate sensitivity through the deployment of simulation analysis. Earnings simulation models are used to estimate what effect specific interest rate changes would have on one year of net interest income. Derivative financial instruments, such as interest rate swaps, are included in the analysis. Interest rate caps and floors on all products are included to the extent they become effective within a one year period. Changes in prepayments have been included where changes in payment behavior pattern are assumed to be significant to the simulation. Call features on certain securities are based on their projected call probability in view of the assumed rate environment. At December 31, 1998, Mason-Dixon's estimated earnings sensitivity profile reflected a modest sensitivity to interest rate changes. Based on an assumed



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)

100 basis point immediate increase in interest rates, Mason-Dixon's pretax net interest income would increase by $576,000 (1%) if rates were to increase by 100 basis points, and decline by $1,097,000 (3%) should rates fall 100 basis points.

     Mason-Dixon's bank subsidiaries employ the use of interest rate swaps to manage the interest rate risks of certain transactions and manage overall levels of interest rate risk. Interest rate swaps involve an agreement to exchange fixed and variable rate interest payments based on a notional amount. The use of interest rate swaps involves no exposure to loss of principal, as swaps do not involve the exchange of notional amounts, only net interest payments. Any credit risk is equal to the fair value of the instrument if a counterparty fails to perform, which is normally a small percentage of the notional amount and fluctuates with movements in interest rates. Counterparty risk is mitigated by executing all transactions in national markets with highly rated counterparties using International Derivatives Association Master Agreements. At December 31, 1998, the notional amount of all interest rate swaps totaled $82,000,000. The risk of loss due to failure of the counterparty to perform was $112,000, which is the total of all interest rate swaps in a gain position. The terms of all interest rate swaps as of December 31, 1998 were as follows:

                                     Interest Rate Swaps that mature within:
                                    One     Two      Five      Ten
(dollars in thousands)             Year    Years     Years    Years    Total
------------------------------------------------------------------------------
Pay fixed/receive floating:
  Notional amount                 $5,000  $15,000   $10,000  $32,000  $62,000
  Weighted average rates received   5.19%    5.45%     5.69%    5.36%    5.42%
  Weighted average rates paid       5.11%    6.44%     5.24%    5.36%    5.58%
Receive fixed/pay floating:
  Notional amount                 $   --  $20,000   $    --  $    --  $20,000
  Weighted average rates received     --     5.55%       --       --     5.55%
  Weighted average rates paid         --     5.38%       --       --     5.38%


Balance Sheet Review

     Total assets ended 1998 at $1,102,242,000, eclipsing $1 billion for the first time and increasing $110,062,000, or 11%. The growth in total assets reflects increased levels of loans and investment securities. The increase in assets was funded through increases in borrowed funds and stockholders' equity.

     Investment securities totaled $566,878,000, an increase of $112,978,000 or 25%. Much of the increase occurred due to the purchase of $60,000,000 of investment securities to replace loans sold in the branch sale. Securities classified as held to maturity decreased $18,679,000, or 9%, as maturities and prepayments exceeded purchases in this portfolio. The market value of the held to maturity investments was $188,522,000, a 2% unrealized appreciation over the amortized cost of $185,366,000. Securities classified as available for sale increased by $131,657,000, driven by the securities purchased to replace sold loans, as well as more aggressive management of Federal funds sold. Management believes that the available for sale portfolio, which totaled $381,512,000 at December 31, 1998, is more than sufficient to allow for prudent management of liquidity and interest rate risk.

     Overall, the securities portfolio was comprised mainly of U.S. Treasury securities and obligations of U.S. government agencies or sponsored agencies, which totaled $339,311,000 (60%). Obligations of states and political subdivisions totaled $99,885,000 (18%) at December 31, 1998. For several years, management has increased the holdings of tax exempt securities. The increase has been attributable to attractive tax equivalent yields, compared to alternative high quality securities with similar term structures. Continued growth in the level of the tax exempt portfolio will be influenced by tax equivalent rates offered on tax exempt securities compared to other investment alternatives, potential changes in tax laws and Alternative Minimum Tax considerations.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Loans increased by $2,166,000. In June of 1998, approximately $58,370,000 of loans were included in the sale of the Eastern Shore branches. In February 1998, approximately $44,366,000 of loans were added with the acquisition of Rose Shanis. Excluding the sale and acquisition, loans increased $16,170,000 or 4%. Changes in loans outstanding resulting from the branch sale, the acquisition of Rose Shanis, and other activity are presented in the table below:


                                                                   Rose Shanis          Branch
                                                   December 31,       Loans              Loans          Other          December 31,
(dollars in thousands)                                 1997          Acquired            Sold          Activity            1998
-----------------------------------------------------------------------------------------------------------------------------------
Construction and land development                  $  31,427        $      --        $      --        $   9,835        $  41,262
Residential real estate--mortgage                    186,978              423          (42,452)           6,054          151,003
Commercial real estate--mortgage                     136,194               --           (4,308)          (4,061)         127,825
Commercial                                            88,669               --           (6,850)           5,347           87,166
Consumer                                              17,464           44,619           (4,760)          (2,020)          55,303
                                                   --------------------------------------------------------------------------------
  Total loans                                        460,732           45,042          (58,370)          15,155          462,559
Unearned income on loans                                (341)            (676)              --            1,015               (2)
                                                   --------------------------------------------------------------------------------
  Loans (net of unearned income)                   $ 460,391        $  44,366        $ (58,370)       $  16,170        $ 462,557
                                                   ================================================================================

     Construction and land development loans increased $9,835,000, or 31%. Residential real estate mortgages decreased by $35,975,000, or 19%. Residential loans sold with the branch sale totaled $42,452,000. While the volume of portfolio mortgage loans increased in 1998, maturities and prepayments accelerated. These effects resulted in a net gain in outstandings of $6,054,000, or 3%, excluding the effects of the branch sale and Rose Shanis acquisition. Commercial real estate mortgage loans decreased with loans divested in the branch sale totaling $4,308,000. Commercial loans also decreased ($1,503,000, or 2%) with total commercial loans sold equaling $6,850,000. Prepayment activity accelerated in commercial mortgages and regular commercial loans. Consumer loans increased $37,839,000, primarily due to the acquisition of Rose Shanis, bringing consumer loans to 12% of total loans outstanding. As a result of activity during 1998, the mix in the portfolio is more evenly balanced compared to December 31, 1997.

     Deferred income taxes decreased by $392,000. Utilization of net operating loss carryforwards totaled $609,000. This decline in deferred taxes was offset by the increase in deferred taxes related to the available for sale investment portfolio. The unrealized gain on available for sale securities decreased by $579,000, increasing deferred income taxes by $223,000.

     Mortgage servicing and sub-servicing rights declined by $1,199,000, due to normal scheduled amortization, as well as the recognition of an impairment loss of $841,000. The valuation method of these rights was changed in light of recent declines in market interest rates and declines in approximate market value of the sub-servicing rights. Bank of Maryland holds mortgage sub-servicing rights to maintain escrow and other deposits for mortgages serviced by Greystone, a mortgage servicing company. These rights are valued much like a core deposit intangible, with the value of the rights to place the deposits driven by current market rates of interest and expected life of the mortgages being serviced. Recent declines in market interest rates and increasing prepayments of the underlying mortgages resulted in a reduced value. The right to maintain these deposits, both interest bearing and non-interest bearing, were purchased originally for $10,030,000. The purchase price is being amortized using the straight-line method. At year end, accumulated amortization had reduced the book value to $2,119,000. Valuations are performed regularly to determine if there has been any significant deterioration in value which would require an adjustment in reported book value. Carroll County Bank had unamortized mortgage servicing rights totaling $94,000 at year end 1998, compared to $95,000 on December 31, 1997.

     Intangible assets at December 31, 1998 represent goodwill created as a result of the Bank of Maryland and Rose Shanis acquisitions. Goodwill is typically created in acquisitions accounted for under the purchase method of accounting and represents the excess of the purchase price over the fair value of the net assets acquired. This amount is being amortized over 15 years for the Bank of Maryland acquisition and 10 years for the Rose Shanis acquisition using the straight-line method. Goodwill was also reduced by $1,128,000 to recognize the proportionate decrease in unamortized goodwill associated with the Eastern Shore branches sold. The proportionate goodwill reduction amount was based on the estimated net income produced by these branches as a percentage of total net income for Bank of Maryland. This reduction of goodwill is governed by Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," which requires the


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)

immediate recognition of any impairment in long-lived assets. The remaining book value of Bank of Maryland goodwill was $1,640,000 at December 31, 1998. Goodwill attributable to the acquisition of Rose Shanis of $5,450,000 was recorded in February of 1998. The remaining unamortized goodwill totaled $5,014,000 at December 31, 1998.

     Total deposits decreased by $10,900,000, or 2%. Most deposit types decreased due to the sale of branches. The following table highlights the changes in overall deposit levels and the amounts attributable to the sale of the branches:

                                           Branch
                            December 31,  Deposits       Other      December 31,
(dollars in thousands)         1997         Sold       Activity        1998
--------------------------------------------------------------------------------
Non-interest
  bearing
  deposits                  $ 89,692     $ (8,553)     $ 13,807      $ 94,946
NOW accounts                  63,782       (8,292)        9,182        64,672
Regular savings               94,248       (8,010)        2,942        89,180
Money market
  savings                     89,106       (5,655)       (9,008)       74,443
Time deposits                314,421      (56,742)       59,429       317,108
                            ----------------------------------------------------
  Total deposits            $651,249     $(87,252)     $ 76,352      $640,349
                            ====================================================


     Deposits balances sold totaled $87,252,000. Excluding the sale of deposits, deposits increased $76,352,000 or 12%. Trends continued toward growth in non-interest demand deposits accounts and higher cost certificates of deposits. Most of the growth in deposits (excluding the deposits sold) occurred in time deposits which grew by $59,429,000, or 19%. Non-interest bearing deposits increased $13,807,000, or 15%. NOW accounts also grew by 14%, to $64,672,000 at year end 1998. Money market accounts decreased 10%, while regular savings accounts decreased by 3%.

     Short-term borrowings decreased by $55,387,000. The decrease resulted as a significant amount of short-term borrowings were converted to long-term FHLB advances. These increased advances were utilized to achieve lower overall cost or to realize other beneficial features of a longer-term maturity structure.

     Long-term borrowings increased by $167,458,000 or 104%. Borrowings from the FHLB increased $128,075,000, which supported growth in earning assets, replaced a portion of the deposits sold and converted several short-term borrowings to long-term borrowings. The use of advances from the FHLB has increased over the last several years. These advances often carry longer-term fixed rates and provide a funding source that minimizes interest rate risk on long-term fixed rate loans. Variable rate advances are also utilized to lower funding costs, as FHLB advances can be an alternative to repurchase agreements or other short-term funding sources. Longer-term maturities available on variable rate FHLB advances provide a longer-term source of liquidity, compared to short-term funding sources. Some of the fixed rate advances have call provisions, which may result in repayment of the advance before the stated maturity. Several variable rate advances have interest rate reset options, which may result in adjustments to stated rates of interest.

     In addition to increases in FHLB borrowings, Mason-Dixon completed the issuance of $20,000,000 of Preferred Securities of Mason-Dixon Capital Trust II, a Trust established by Mason-Dixon for financing purposes. The issuance was completed in April of 1998. Mason-Dixon also completed in April of 1998 the placement of $20,000,000 of long-term fixed rate senior notes with a 10-year maturity. The proceeds from the issuance of the Preferred Securities and the notes were used to pay for the cash acquisition of Rose Shanis, as well as to repay a line of credit Rose Shanis maintained with a financial institution. The repayment of the variable rate line of credit with the fixed rate notes and Preferred Securities provided Rose Shanis with a fixed rate source of funding, thereby insulating Rose Shanis from any interest rate risk on its fixed rate loan portfolio. The Preferred Securities issued during 1998 have a fixed dividend yield of 8.40%, redemption date of June 30, 2028 and are subject to varying call provisions beginning April 22, 2003. The stated value of the Preferred Securities is unconditionally guaranteed on a subordinated basis by Mason-Dixon. Issuance costs associated with the Preferred Securities are being amortized to maturity using the straight-line method. The senior notes carry a fixed interest rate of 7.48% and a redemption date of April 22, 2008.

Stockholders' Equity and Capital Resources

     Total stockholders' equity ended 1998 at $82,139,000, up $6,690,000 from year end 1997. Retained earnings grew $7,260,000 as a result of $10,811,000 in net income, less $3,551,000 in cash dividends paid. Accumulated other comprehensive income, consisting solely of unrealized appreciation in certain debt and equity securities, decreased by $355,000, as market values ended 1998 somewhat lower than year end 1997. The market value, net of tax effect, is included as a separate component of stockholders' equity. Net reduction in common stock and surplus totaled $215,000, reflecting several small share repurchases and issuances during 1998.

     Various regulatory agencies have implemented capital adequacy guidelines which are based on an individual institution's risk profile. By regulatory definition, a "well capitalized" institution has a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more and a capital leverage ratio of 5% or more. Institutions which maintain ratios to qualify as "well capitalized" face fewer regulatory hindrances in operations and qualify for the lowest deposit insurance premiums. Minimum ratios of 8%, 4%, and 3% have been established for



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

total capital, Tier 1 capital and capital leverage ratios, respectively. Tier 1 capital consists of stockholders' equity and qualifying Trust Preferred Securities, less unrealized gains on securities classified as available for sale and intangible assets. Deferred income tax assets which cannot be realized in the next 12 months are also disallowed from Tier 1 capital. Total capital consists of Tier 1 capital, plus any portion of Trust Preferred Securities which do not qualify as Tier 1 capital, and the qualifying amount of the allowance for credit losses. Trust Preferred Securities are limited by regulation for inclusion as Tier 1 capital to a maximum of one-third of "core capital elements." Any amount in excess of one-third of core capital elements qualifies for inclusion as total capital. Core Capital Elements are defined as total stockholders' equity adjusted for any unrealized gain or loss on securities classified as available for sale. The amount of the allowance for credit losses which is included as total capital is limited to a maximum of 1.25% of risk-adjusted assets.

     The following table summarizes Mason-Dixon's capital adequacy for 1998 and 1997:

(dollars in thousands)                                   1998             1997
--------------------------------------------------------------------------------
Tier 1 Capital:
  Total stockholders' equity                        $   82,139       $   75,449
  Qualifying trust preferred
    securities (1)                                      26,782           20,000
  Less: Unrealized appreciation
         on certain debt and equity
         securities                                      1,794            2,149
       Intangible assets                                 6,654            2,956
       Disallowed deferred
         income taxes                                    4,208            4,771
                                                    ----------------------------
  Total Tier 1 Capital                                  96,265           85,573
Total Capital:
  Add:  Qualifying trust preferred
         securities (1)                                 13,218               --
       Qualifying allowance for
         credit losses (2)                               8,025            5,231
                                                    ----------------------------
  Total Capital                                     $  117,508       $   90,804
                                                    ============================

Risk-weighted assets                                $  642,007       $  580,693
Quarterly average assets                            $1,084,984       $  979,160
Total Capital Ratio (3)                                  18.30%           15.64%
Tier 1 Capital Ratio (4)                                 14.99%           14.74%
Capital Leverage Ratio (5)                                8.87%            8.74%


(1) Trust Preferred Securities qualifying as Tier 1 Capital are limited to one-third of core capital elements. Remainder qualify as Total Capital.

(2) Allowance for credit losses qualifying for Total Capital is limited to 1.25% of risk-weighted assets.

(3)  Total Capital divided by risk-weighted assets.

(4)  Tier 1 Capital divided by risk-weighted assets.

(5)  Tier 1 Capital divided by quarterly average assets.

     All measures of capital adequacy improved significantly in 1998 primarily due to growth in stockholders' equity and the issuance of additional Trust Preferred Securities. The issuance of Trust Preferred Securities in 1998 added $6,782,000 to eligible Tier 1 and $20,000,000 to Total Capital of Mason-Dixon. The Capital Leverage Ratio improved from 1997 as the percentage increase in qualifying capital was greater than the increase in average quarterly assets. Both Total Capital and Tier 1 Capital Ratios increased as the rate of growth of qualifying capital was greater than the rate of growth of risk-weighted assets. Management believes the increased levels of regulatory capital are sufficient to support the future growth of Mason-Dixon while maintaining a "well capitalized" regulatory status. See Note 12 to the consolidated financial statements for more detailed information relating to capital adequacy ratios.

1997 Compared to 1996

     The following discussion and analysis provides a comparison of Mason-Dixon's results of operations for the years ended December 31, 1997 and 1996. This discussion should be read in conjunction with the consolidated financial statements and related notes included in this report.

Performance Overview

     Mason-Dixon's net income of $9,159,000 represented a 9% increase over 1996's net income of $8,436,000. Basic and diluted earnings per share were $1.77 and $1.60 for 1997 and 1996, respectively; an increase of 11%. Return on average stockholders' equity was 12.63%, increasing from 12.27% in 1996. Return on average assets for 1997 was 1.00%, down from 1.05% in 1996. Factors contributing to the increase in profits were higher levels of net interest income, which increased $1,708,000, and other operating income which grew by $509,000.

     Tangible net income was $9,864,000, an increase of 10% over 1996 tangible net income of $8,960,000. Tangible return on average assets was 1.08% for 1997, compared to 1.12% for 1996. Tangible return on average equity equaled 14.51%, up from 14.02% for 1996.

     Net interest income totaled $31,260,000, compared to $29,552,000 for 1996, with most of the increase attributable to growth in average earning assets, which increased by 16%. The tax equivalent net interest margin decreased to 3.93% in 1997, down from 4.26% in 1996. The decrease occurred as average rates earned on earning assets decreased 5 basis points, while average rates on deposits and borrowings increased by 28 basis points.

     The provision for credit losses in 1997 totaled $138,000, compared to $836,000 recognized in 1996. The decrease in the provision was largely attributable to the decrease in net chargeoffs. Net chargeoffs totaled $74,000 in 1997, compared


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)

to $398,000 in 1996. Net losses as a percentage of average total loans was .02% in 1997, compared to .11% in 1996.

     Other operating income increased $509,000 or 7% from 1996. Service charges increased $100,000 due to increased volume of overdrafts and Automated Teller Machine transactions. Trust Division income continued to increase, up by 5%, or $64,000. Trust assets under management grew by $42,645,000 to reach $203,900,000. Gains on sales of securities totaled $554,000, compared to $271,000 for 1996. Gains on sales of mortgage loans increased to $1,843,000, compared to $584,000 for 1996, due to a significant increase in the volume of loan originations and subsequent sales. 1996's other operating income included a gain on the sale of branch deposits of $1,469,000. All remaining sources of other operating income for 1997 increased by $272,000, largely due to increased commissions from sales of mutual funds and annuities.

     Total other operating expenses increased by $2,033,000 or 8%. All components of other operating expenses increased, with the exception of amortization expense of other intangible assets.

     Salaries and employee benefits increased by $1,676,000 or 12%. Salary costs related to mortgage banking activities increased approximately $826,000. Otherwise, salaries and benefits increased by $850,000, or 6%. This increase resulted from normal increases in salaries, as well as staff increases. Retirement plan expenses decreased by $168,000.

     Net occupancy expenses grew by $214,000 or 9%. Increases in maintenance and repairs, as well as additional rental expenses for the opening of additional mortgage offices, contributed to the increase.

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

     Amortization of mortgage sub-servicing rights totaled $415,000 in 1997, equal to 1996. This expense reflects the amortization of the purchase price of mortgage sub-servicing rights acquired in the purchase of Bank of Maryland. Mortgage sub-servicing rights permit the company to maintain escrow and other deposits for loans serviced by a third party. These rights are discussed in detail in the Balance Sheet Review of this Management Discussion, as well as in the notes to the consolidated financial statements.

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

     Other expenses decreased by $380,000 or 10%. Expenses in 1996 included $256,000 for costs associated with the disposition of the Bethesda branch of Bank of Maryland.

     Income tax expenses increased $159,000 from 1996, due to higher levels of pretax net income. The effective tax rate for 1997 was 25.7%, down slightly from 26.3% in 1996. Note 17 to the consolidated financial statements includes a reconciliation of Federal income tax expense computed using the Federal statutory rate of 35%. See Notes 1 and 17 to the consolidated statements for additional information relating to income tax expense and deferred tax benefits.

Year 2000

     This is a Year 2000 Readiness Disclosure under the Year 2000 Information and Readiness Disclosure Act of 1998. Mason-Dixon continued its progress in preparing for the Year 2000 throughout 1998. The Year 2000 Issue is the result of computer programs and equipment which are dependent on using two digits rather than four to define any particular year. Any of Mason-Dixon's computer programs or other equipment that are date-dependent may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations, causing disruptions of operations, a temporary inability to process transactions, send invoices or engage in similar normal business activity.

     Mason-Dixon has had in place a task force which has been preparing information technology (IT) systems, as well as non-IT systems for over a year. Representatives of the task force regularly update Mason-Dixon's Senior Management and Board of Directors with progress reports which outline progress and future timetables for completion of critical phases of the Year 2000 project. Mason-Dixon adopted a Year 2000 plan developed by its task force in accordance with guidelines set forth by the Federal Financial Institutions Examination Council (FFIEC). Mason-Dixon expects that all phases of its Year 2000 plan will be completed by the deadlines established by the FFIEC.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The initial "assessment" phase of the Year 2000 project began in 1997 and included an inventory of all systems (IT and non-IT) with potential Year 2000 risk. Critical IT systems, which include item processing, communications with the Federal Reserve ("Fedline") and core loan and deposit processing systems were identified. Critical non-IT systems which include telephone and internal communications systems, ATM's and payroll were also identified. Vendors who provide various systems were contacted to assess their Year 2000 readiness. Mason-Dixon has completed its review of customized computer code included in the data processing system provided by its primary supplier of data processing services. The assessment phase is complete, although it is updated periodically as necessary.

     During the most recent quarter, the project progressed with the renovation and/or replacement of systems to achieve Year 2000 readiness and the testing of all critical and noncritical systems.

     Test scripts were completed for testing critical software during the most recent quarter. Mason-Dixon has completed testing of a significant number (48%) of systems as of December 31, 1998 and expects to complete testing all critical applications by March 31, 1999. Mason-Dixon expects to complete testing all systems (critical and non-critical) by September 30, 1999. From vendor responses and/or certifications of Year 2000 compliance, Mason-Dixon has determined that several critical IT and non-IT systems will have to be modified to achieve Year 2000 readiness or be replaced with Year 2000 compliant systems. Mason-Dixon does not perform in-house programming, and thus is dependent on external vendors to modify customized software code. Mason-Dixon's primary supplier of data processing services had adopted a Year 2000 plan and timetable and has provided written assurances to Mason-Dixon of its progress and intention to achieve Year 2000 readiness of both its standard system and customized computer code by March 31, 1999. Mason-Dixon expects that non-compliant systems will be replaced or renovated prior to January 1, 2000.

     The contingency planning phase of Mason-Dixon's Year 2000 project began during the third quarter of 1998 and was completed by the end of January 1999. This process incorporates both Business Redemption Plans and Business Resumption Plans. Business Redemption Plans identify alternative vendors with the capacity to convert systems which are not Year 2000 compliant to compliant systems prior to the end of 1999. Business Resumption Plans establish manual procedures capable of processing critical systems where transactions or volumes are limited in the event normal business operations are disrupted.

     The expected cost of modifications and replacements to non-compliant systems is currently estimated to be between $700,000 and $1,000,000 and is being funded through operating cash flows. To date, direct expenses related to the Year 2000 issue have been $387,000 and does not include any internal personnel costs. In the second quarter of 1998, Mason-Dixon recorded a charge to earnings of $700,000 for these estimated costs.

     During the second quarter of 1998, Mason-Dixon completed a review of the Year 2000 readiness of all significant borrowers. Mason-Dixon has determined that the ability of some of Mason-Dixon's customers to repay their obligations to Mason-Dixon may be impaired by their inability to remedy their own Year 2000 issues. Mason-Dixon does not anticipate that such impairment will materially impact its financial position. Mason-Dixon's monitoring of credit risk attributable to the Year 2000 issue continued through the remainder of 1998 and resulted in a year-to-date increase in the allowance for credit losses of approximately $918,000.

     Mason-Dixon has distributed surveys to determine the Year 2000 readiness of significant funds providers to Mason-Dixon. Responses have been received from a significant number of these providers, however, since Mason-Dixon's assessment process is not yet complete, the potential for unplanned reductions in the availability of funds from significant funding sources that have not taken appropriate steps to manage their own Year 2000 problems exists. Most of the significant funds providers are banks or bankers' banks which are subject to regulatory oversight relating to the Year 2000 issue. Follow-up and assessment of the Year 2000 readiness of significant funds providers will continue until determination of Year 2000 readiness is made. Contingency plans will be developed to provide alternative funding sources should funds providers fail to provide adequate assurance of Year 2000 readiness.

     Management of Mason-Dixon believes that the potential effects on Mason-Dixon's internal operations of the Year 2000 problem can and will be addressed prior to the year 2000. However, if required modifications or conversions are not made or are not completed on a timely basis prior to the year 2000, the Year 2000 problem could disrupt normal business operations. The most reasonably likely worst case Year 2000 scenarios foreseeable at this time would include Mason-Dixon temporarily not being able to process, in some combination, various types of customer transactions. This could affect the ability of Mason-Dixon to, among other things, originate new loans, post loan payments, accept deposits or allow immediate withdrawals and, depending on the amount of time such a scenario lasted, could have material adverse effects on Mason-Dixon.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  (CONTINUED)

     Ultimately, the success of Mason-Dixon's efforts to address the Year 2000 issue depends to a large extent not only on the corrective measures that Mason-Dixon undertakes, but also on the efforts undertaken by businesses, government entities and other independent entities who provide data to, or receive data from, Mason-Dixon, such as borrowers, vendors or deposit customers. In particular, Mason-Dixon's credit risk associated with its borrowers may increase as a result of problems such borrowers may have resolving their own Year 2000 issues. Although it is not possible to evaluate the magnitude of any potential increased credit risk at this time, the impact of the Year 2000 issue on borrowers could result in increases in problem loans and credit losses in future years.

     The entire cost of the project and projected completion dates are based on management's best estimates, which were derived using numerous assumptions of future events. There can be no guarantee that these estimates will be achieved and actual results could materially differ from the estimates. Factors that might affect the timely and efficient completion of Mason-Dixon's Year 2000 projects include, but are not limited to, vendors' abilities to adequately correct or convert software and the effect on Mason-Dixon's ability to test its systems, the availability and the cost of personnel trained in the Year 2000 area and the ability to identify and correct all relevant computer programs and similar uncertainties.

     Bank regulatory agencies assess Year 2000 readiness. The failure of a financial institution to take appropriate action to address deficiencies in the Year 2000 project management process may result in enforcement actions which could have a material adverse effect on Mason-Dixon, result in civil money penalties or result in the delay of applications seeking to acquire other entities or otherwise expand activities.

Recent Stock Prices and Dividends

     Mason-Dixon's common stock is traded on the Nasdaq National Market(R) system under the symbol "MSDX." The number of stockholders of record as of December 31, 1998 and 1997 was 1,769 and 1,822, respectively. The table below indicates the range of stock prices and cash dividends paid in 1998 and 1997:

                                            1998
--------------------------------------------------------------------------------
                                                      Cash
                                    High     Low    Dividend
--------------------------------------------------------------------------------
1st Quarter                       $36.63   $29.00    $0.17
2nd Quarter                       $35.25   $31.50    $0.17
3rd Quarter                       $33.00   $29.50    $0.17
4th Quarter                       $30.75   $25.00    $0.19
================================================================================
                                            1997
--------------------------------------------------------------------------------
                                                      Cash
                                    High     Low    Dividend
--------------------------------------------------------------------------------
1st Quarter                       $22.00   $19.25    $0.15
2nd Quarter                       $22.25   $20.75    $0.15
3rd Quarter                       $28.75   $21.63    $0.15
4th Quarter                       $30.25   $26.00    $0.17
================================================================================



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                                                                              December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                                  1998                  1997
------------------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                                         $    22,642           $    20,245
  Interest bearing deposits in other banks                                                                638                   482
  Federal funds sold                                                                                    2,363                17,236
  Investment securities available for sale (AFS)--at fair value                                       381,512               249,855
  Investment securities held to maturity (HTM)--at amortized cost--
    fair value of $188,522 (1998) and $206,515 (1997)                                                 185,366               204,045
  Loans held for sale                                                                                   7,645                 4,439
  Loans (net of unearned income)                                                                      462,557               460,391
    Less: Allowance for credit losses                                                                  (8,893)               (5,231)
                                                                                                  ----------------------------------
      Loans, net                                                                                      453,664               455,160
  Premises and equipment                                                                               15,213                15,530
  Other real estate owned                                                                                 388                   685
  Deferred income taxes                                                                                 5,697                 6,089
  Mortgage servicing and sub-servicing rights                                                           2,213                 3,412
  Intangible assets                                                                                     6,654                 2,956
  Accrued interest receivable and other assets                                                         18,247                12,046
                                                                                                  ----------------------------------
         Total Assets                                                                             $ 1,102,242           $   992,180
                                                                                                  ==================================

Liabilities
  Non-interest bearing deposits                                                                   $    94,946           $    89,692
  Interest bearing deposits                                                                           545,403               561,557
                                                                                                  ----------------------------------
    Total deposits                                                                                    640,349               651,249
  Short-term borrowings                                                                                41,816                97,203
  Long-term borrowings                                                                                328,347               160,889
  Accrued expenses and other liabilities                                                                9,591                 7,390
                                                                                                  ----------------------------------
         Total Liabilities                                                                          1,020,103               916,731
                                                                                                  ----------------------------------
Stockholders' Equity
  Common stock--$1.00 par value, authorized:
    10,000,000 share, issued and outstanding:
    5,071,682 shares (1998) and 5,077,468 (1997)                                                        5,072                 5,077
  Surplus                                                                                              35,738                35,948
  Retained earnings                                                                                    39,535                32,275
  Accumulated other comprehensive income                                                                1,794                 2,149
                                                                                                  ----------------------------------
         Total Stockholders' Equity                                                                    82,139                75,449
                                                                                                  ----------------------------------
         Total Liabilities and Stockholders' Equity                                               $ 1,102,242           $   992,180
                                                                                                  ==================================


See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME

                                                                                                     Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data)                                                1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------------
Interest Income
  Interest and fees on loans                                                               $48,618          $39,011          $33,957
  Interest on deposits in other banks                                                          368               23               16
  Interest on Federal funds sold                                                             1,185            1,110            1,176
  Interest and dividends on investment securities:
    Taxable interest on mortgage-backed securities                                          16,936           17,579           15,315
    Other taxable interest and dividends                                                    10,157            5,063            4,353
    Tax exempt interest and dividends                                                        4,802            4,649            3,979
                                                                                           -----------------------------------------
      Total interest income                                                                 82,066           67,435           58,796
                                                                                           -----------------------------------------
Interest Expense
  Interest on deposits:
    Time certificates of deposit of $100,000 or more                                         2,445            2,168            1,466
    Other deposits                                                                          21,720           22,030           21,536
                                                                                           -----------------------------------------
      Total interest on deposits                                                            24,165           24,198           23,002
  Interest on short-term borrowings                                                          3,780            4,880            2,511
  Interest on long-term borrowings                                                          16,246            7,097            3,731
                                                                                           -----------------------------------------
        Total interest expense                                                              44,191           36,175           29,244
                                                                                           -----------------------------------------
        Net interest income                                                                 37,875           31,260           29,552
Provision for Credit Losses                                                                  3,677              138              836
                                                                                           -----------------------------------------
        Net interest income after provision for credit losses                               34,198           31,122           28,716
                                                                                           -----------------------------------------
Other Operating Income
  Service charges on deposit accounts                                                        2,045            2,228            2,128
  Trust Division income                                                                      1,666            1,471            1,407
  Gain on sale of securities                                                                   792              554              271
  Gain on sale of mortgage loans                                                             2,140            1,843              584
  Gain on sale of deposits                                                                      --               --            1,469
  Gain on sale of branches                                                                   6,717               --               --
  Other income                                                                               3,654            1,894            1,622
                                                                                           -----------------------------------------
        Total other operating income                                                        17,014            7,990            7,481
                                                                                           -----------------------------------------
Other Operating Expenses
  Salaries and employee benefits                                                            21,236           16,109           14,433
  Net occupancy expenses                                                                     2,708            2,533            2,319
  Equipment expenses                                                                         1,994            1,654            1,604
  Legal and professional fees                                                                1,007            1,078              690
  FDIC insurance expense                                                                        76               78                4
  Outside data processing expense                                                            1,090            1,068            1,008
  Amortization of mortgage sub-servicing rights                                              1,198              415              415
  Amortization of other intangible assets                                                      643              444              493
  Other expenses                                                                             6,161            3,412            3,792
                                                                                           -----------------------------------------
        Total other operating expenses                                                      36,113           26,791           24,758
                                                                                           -----------------------------------------
Income Before Taxes                                                                         15,099           12,321           11,439
Applicable Income Taxes                                                                      4,288            3,162            3,003
                                                                                           -----------------------------------------
Net Income                                                                                 $10,811          $ 9,159          $ 8,436
                                                                                           =========================================


Per Share Data
  Net Income Per Common Share (Basic)                                                      $  2.13          $  1.77          $  1.60
                                                                                           =========================================

  Net Income Per Common Share (Diluted)                                                    $  2.13          $  1.77          $  1.60
                                                                                           =========================================


See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                              Accumulated
                                                                                                  Other            Total
                                                            Common               Retained     Comprehensive    Stockholders'
(dollars in thousands, except per share data)                Stock     Surplus   Earnings        Income           Equity
---------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1996                                 $5,258    $39,807     $20,645        $  886          $66,596
  Net income                                                    --         --       8,436            --            8,436
  Other comprehensive income, net of tax:
    unrealized loss on securities of $482, net of
    reclassification adjustment for losses of $101                                                 (381)            (381)
                                                                                                                 -------
      Total comprehensive income                                                                                   8,055
  Cash dividends ($0.52 per share)                              --         --      (2,750)           --           (2,750)
  Issuance of additional shares of common stock                 45        753          --            --              798
                                                            ---------------------------------------------------------------
Balances at December 31, 1996                                5,303     40,560      26,331           505           72,699
  Net income                                                    --         --       9,159            --            9,159
  Other comprehensive income, net of tax:
    unrealized gain on securities of $1,646, net of
    reclassification adjustment for losses of $2                                                  1,644            1,644
                                                                                                                 -------
      Total comprehensive income                                                                                  10,803
  Cash dividends ($0.62 per share)                              --         --      (3,215)           --           (3,215)
  Issuance of additional shares of common stock                 24        551          --            --              575
  Repurchase of common stock                                  (250)    (5,163)         --            --           (5,413)
                                                            ---------------------------------------------------------------
Balances at December 31, 1997                                5,077     35,948      32,275         2,149           75,449
  Net income                                                    --         --      10,811            --           10,811
  Other comprehensive income, net of tax:
    unrealized loss on securities of $565, net of
    reclassification adjustment for losses of $210                                                 (355)            (355)
                                                                                                                 -------
      Total comprehensive income                                                                                  10,456
  Cash dividends ($0.70 per share)                              --         --      (3,551)           --           (3,551)
  Issuance of additional shares of common stock                 27        777          --            --              804
  Repurchase of common stock                                   (32)      (987)         --            --           (1,019)
                                                            ---------------------------------------------------------------
Balances at December 31, 1998                               $5,072    $35,738     $39,535        $1,794          $82,139
                                                            ===============================================================


See accompanying notes to consolidated financial statements.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                      Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                            1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                                                  $  10,811     $   9,159     $   8,436
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                                  1,611         1,519         1,392
    Amortization of mortgage sub-servicing rights                                                 1,198           415           415
    Amortization of intangibles                                                                     643           444           493
    Net accretion of purchase accounting adjustments                                               (206)         (408)         (702)
    Provision for credit losses                                                                   3,677           138           836
    Provision for deferred taxes                                                                    616           551           598
    Proceeds from sales of investment securities--Trading                                        12,826         3,177         4,002
    Purchases of investment securities--Trading                                                 (12,740)       (3,152)       (4,000)
    Originations of loans held for sale                                                         (52,126)      (46,879)      (22,485)
    Proceeds for sales of loans held for sale                                                    50,386        47,425        21,590
    Net gain on sale of assets                                                                   (8,969)       (2,397)         (846)
    Gain on sale of deposits                                                                         --            --        (1,469)
    Net (increase) decrease in accrued interest receivable and other assets                      (5,759)       (2,853)          913
    Net (decrease) increase in accrued expenses and other liabilities                               (46)       (1,241)        1,861
    Other--net                                                                                      (22)          300           299
                                                                                              --------------------------------------
      Net cash provided by operating activities                                                   1,900         6,198        11,333
                                                                                              --------------------------------------
Cash Flows From Investing Activities
  Proceeds from maturities of investment securities--HTM                                         82,059        23,529        29,915
  Purchases of investment securities--HTM                                                       (63,283)      (35,612)      (56,759)
  Proceeds from maturities of investment securities--AFS                                         88,314        27,313        46,137
  Proceeds from sales of investment securities--AFS                                              99,399        74,842        71,249
  Purchases of investment securities--AFS                                                      (319,626)     (182,634)     (109,518)
  Net increase in loans                                                                         (18,563)      (62,033)      (45,065)
  Capital expenditures                                                                           (3,251)       (1,578)       (1,873)
  Purchases of mortgage servicing rights                                                             --            --           (15)
  Purchase of loans                                                                                 (18)           --            --
  Proceeds from sales of fixed assets                                                             2,500            --           709
  Sale of branches                                                                              (21,037)           --            --
  Sale of deposits                                                                                   --            --       (18,694)
  Acquisitions of subsidiaries, net of cash acquired                                            (14,993)           --            --
                                                                                              --------------------------------------
    Net cash used by investing activities                                                      (168,499)     (156,173)      (83,914)
                                                                                              --------------------------------------
Cash Flows From Financing Activities
  Net increase in deposits                                                                       76,352        30,562        47,347
  Net (decrease) increase in short-term borrowings                                              (85,730)       43,469         4,283
  Proceeds from long-term borrowings                                                            179,350       139,402        42,819
  Repayments of long-term borrowings                                                            (11,927)      (63,788)       (6,673)
  Issuance of additional shares of common stock                                                     804           575           798
  Repurchase of common stock                                                                     (1,019)       (5,413)           --
  Dividends paid                                                                                 (3,551)       (3,215)       (2,750)
                                                                                              --------------------------------------
    Net cash provided by financing activities                                                   154,279       141,592        85,824
                                                                                              --------------------------------------
Net (Decrease) Increase in Cash and Cash Equivalents                                            (12,320)       (8,383)       13,243
Cash and Cash Equivalents at Beginning of Year                                                   37,963        46,346        33,103
                                                                                              --------------------------------------
Cash and Cash Equivalents at End of Year                                                      $  25,643     $  37,963     $  46,346
                                                                                              ======================================
Supplemental Cash Flow Information
  Interest payments                                                                           $  44,806     $  35,439     $  28,306
  Income tax payments                                                                         $   4,778     $   2,378     $   1,406
Noncash Investing Activities
  Transfers from loans to other real estate owned                                             $     133     $     184     $     170
  Elimination of valuation for deferred income taxes                                          $      --     $   1,400     $      --



See accompanying notes to consolidated financial statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

1.   Summary of Significant Accounting Policies

     The consolidated financial statements include the accounts of Mason-Dixon Bancshares, Inc. ("Mason-Dixon") and its subsidiaries, including principal operating subsidiaries Carroll County Bank and Trust Company ("Carroll County Bank"), Bank of Maryland, Rose Shanis Financial Services, LLC ("Rose Shanis") and Bay Insurance, LLC with all significant intercompany transactions eliminated. The accounting and reporting policies of Mason-Dixon conform to generally accepted accounting principles (GAAP) and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1998.

     Nature of Operations--Mason-Dixon, through its subsidiaries, conducts domestic financial services business in Central Maryland. Mason-Dixon's largest subsidiary, Carroll County Bank, is the largest commercial bank operating in Carroll County. Bank of Maryland, Rose Shanis, and Bay Insurance operate in the Baltimore Metropolitan area defined as Baltimore City and its surrounding counties. The primary financial services provided include real estate, commercial and consumer lending, as well as offering demand deposits, savings products, trust services and retail investment products. Products and services are offered to individuals, partnerships, corporations, governments and associations.

     Use of Estimates--The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Purchase Method of Accounting--Net assets of companies acquired in purchase transactions are recorded at the fair value at the date of acquisition. The excess of purchase price over the fair value of net assets acquired (goodwill) is amortized on a straight-line basis. Goodwill related to the acquisition of Bank of Maryland is being amortized over 15 years. Goodwill related to the acquisition of Rose Shanis is being amortized over 10 years.

     Investment Securities Held to Maturity--Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. Mason-Dixon has the ability and intent to hold these securities until maturity.

     Investment Securities Available for Sale--Investment securities designated as available for sale are stated at fair value based on quoted market prices. Securities available for sale represent those securities which management may sell as part of its asset/liability management or in response to changing interest rates, prepayment risk, or liquidity needs. The cost of securities sold is determined by the specific identification method.

     Trading Account Securities--Investment securities designated for the trading account are carried at fair value. Gains and losses on trading account securities are included in other operating income. Mason-Dixon had no securities classified as "trading" at December 31, 1998 or 1997.

     Loans Held for Sale--Loans held for sale are carried at the lower of aggregate cost or fair value. Gains and losses on sales of these loans are shown as a separate component of other operating income. Loans held for sale are originated and sold without recourse. Retention of the servicing rights to these loans for the collection of principal and interest payments and escrow account management is elected by the customer at the time of origination. The income derived from servicing these loans is included in other operating income.

     Loans--Loans are stated at their principal balance outstanding, net of any deferred fees and costs. Interest income on most loans is accrued at the contractual rate based on the principal outstanding. Interest income on certain installment loans is recognized on the actuarial method. Mason-Dixon discontinues the accrual of interest on loans when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Interest accruals may also be discontinued earlier if management believes collection is unlikely.

     Loans are considered impaired when, based on current information, it is probable that the full amount of principal and interest will not be fully collected according to contractual terms. Loans are generally considered impaired once principal payments become ninety days or more past due, and the accrual of interest is discontinued. Management also considers the cash flow of the borrower, cash flows of the loan and the value of the related collateral. Impaired loans do not include large groups of smaller, homogeneous loans such as consumer and residential real estate loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during the periods where payments are less than ninety days past due, provided eventual collection of all amounts due is expected. The impairment of a loan is measured based on present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the repayment of the loan is expected to be provided through the liquidation of the collateral. Interest income on impaired loans is recognized on the cash basis.

     Allowance for Credit Losses--The allowance for credit losses represents an amount which, in management's opinion, is sufficient to absorb probable future losses on existing loans and other extensions of credit that may become uncollectible.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

The adequacy of the allowance is determined through continual review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish an appropriate level. Management considers historical loss experience, loss allocations for specific nonperforming credits, portfolio trends, the Year 2000 issue and general economic conditions. Allowances for impaired loans are generally determined based on collateral values. Loans deemed uncollectible are charged against the allowance, while recoveries are credited to the allowance. Management adjusts the level of the allowance through the provision for credit losses, which is recognized as a current period expense.

     Management believes the allowance for credit losses is adequate to provide for potential loan losses. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or deterioration in the overall quality of the loan portfolio.

     Long-Lived Assets--Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of physical properties are computed on the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance, repairs, and minor renewals are charged to operating expenses; expenditures for betterments are charged to the property accounts. Upon retirement or other disposition of properties, the carrying value and the related accumulated depreciation are removed from the accounts.

     Intangible assets are amortized using the straight-line method. Goodwill is being amortized over periods ranging from 10 to 15 years.

     Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset.

     Other Real Estate Owned--Real estate acquired in foreclosure of loans is carried at cost or fair value, less estimated costs of disposal, whichever is lower. Fair value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of loan balance over fair value is charged to the allowance for credit losses. Any subsequent reduction in value, as well as any operating expenses, are included in other operating expenses.

     Mortgage Servicing Rights--The rights to service certain mortgages, including those purchased as well as originated, are amortized in proportion to, and over the estimated period of, the related net servicing revenues. Mortgage sub-servicing rights to maintain escrow and other deposits for mortgages serviced by a mortgage servicing company are amortized using the straight-line method.

     Pension Plan--Mason-Dixon sponsors a defined benefit pension plan covering certain employees if they satisfy specific plan criteria. The benefits are based on years of service and the employee's average compensation during the final five years of employment. The funding policy is to contribute the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     Post-Retirement Benefits--Mason-Dixon provides health care benefits for its retired employees. Certain currently active employees who meet established age and service criteria will also be eligible for health care benefits upon retirement. Carroll County Bank also provides life insurance benefits for retirees. Current employees may become eligible for these benefits if they satisfy specific plan criteria. The plan is not funded, and obligations under the plan are recognized on the accrual basis.

     Net Income Per Share--Basic net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted net income per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year, including any potential dilutive common shares outstanding, such as options and warrants.

     Stock-Based Compensation--Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share impacts are provided as if the fair value method had been applied.

     Income Taxes--Deferred income taxes reflect the future years' tax consequences of differences between the tax and financial accounting bases of assets and liabilities.

     Trust Assets and Income--Assets (other than cash deposits) held for others under fiduciary and agency relationships are not included in the accompanying balance sheets. Trust Division income is accounted for on a cash basis. Recognition of such income on an accrual basis would not materially affect reported income.

     Cash Flows--Mason-Dixon has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks," "Interest bearing deposits in other banks," and "Federal funds sold."

     Financial Instruments--Interest rate swaps used in asset/liability management activities are accounted for using the accrual method. Net interest income (expense) resulting


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis.

     Fair Value Disclosure--Disclosure of fair value information about financial instruments is presented for instruments where it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Mason-Dixon.

          Cash and Cash Equivalents--The carrying amounts reported in the balance sheet for cash and cash equivalents approximate fair values for those assets.

          Investment Securities (including mortgaged-backed securities)--Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans Held for Sale--The fair value of loans held for sale is based upon secondary market quotations for similar instruments.

          Loans--For all variable rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate commercial, consumer and some mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          Deposit Liabilities--The fair values disclosed for demand deposits (e.g., interest and non-interest bearing checking), savings and certain types of money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-Term and Long-Term Borrowings--The fair values of short-term and long-term borrowings (except Trust Preferred securities) are estimated using discounted cash flow analyses, based on the Banks' current incremental borrowing rates for similar types of borrowing arrangements. The fair value of Trust Preferred securities included in long-term borrowings is based on quoted market prices.

          Off-Balance Sheet Instruments--Fair values for loan commitments are based on fees currently charged to enter into similar agreements, taking into account remaining terms of the agreements and the counterparties' credit standards. The fair value of interest rate swaps is based upon secondary market quotations for similar contracts with like terms and conditions.

     Recent Accounting Pronouncements--Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income," was issued in June 1997. This statement established standards for reporting and displaying of comprehensive income and its components in the financial statements. The provisions of this disclosure requirement were adopted on January 1, 1998 and did not affect Mason-Dixon's financial condition or results of operations.

     SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was also issued in June 1997. This statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. The statement was adopted by Mason-Dixon for 1998 annual reporting and did not impact Mason-Dixon's financial condition or results of operations.

     SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," was issued in 1998. This statement modifies previous disclosure requirements and was adopted in 1998 for annual reporting. The provisions of this statement did not impact Mason-Dixon's financial condition or results of operations.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued in June 1998. This statement requires that derivative financial instruments be carried at fair value on the balance sheet. The statement continues to allow the continued use of derivatives to hedge certain risks and establishes specific criteria for the use of hedge accounting. The statement also allows for offsetting changes in fair values or cash flows of both the derivative instrument and hedged asset or liability to be recognized in earnings in the same period. Derivative instruments not accounted for as hedges must have changes in fair value recognized in earnings. This statement will become effective for reporting beginning January 1, 2000, with early adoption permitted. Mason-Dixon is reviewing the provisions of this statement. The impact of



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


adoption will depend on a number of factors, including the financial position of Mason-Dixon and the nature and purpose of the derivative instruments in place at the time the statement is adopted.

2.   Mergers and Acquisitions

     On February 11, 1998, Mason-Dixon purchased substantially all of the assets and assumed certain liabilities of Rose Shanis Companies ("Rose Shanis") of Baltimore, Maryland. Rose Shanis is a consumer finance company which operates twelve branch offices; eleven in Central Maryland and one on Maryland's Eastern Shore. At the acquisition date, Mason-Dixon purchased assets totaling $42,500,000 and assumed certain liabilities totaling $32,600,000, for a consideration of $15,400,000 which was paid in cash. Goodwill recognized in the transaction totaled $5,450,000 and is being amortized over 10 years using the straight-line method. The acquisition is being accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). Under the rules of this opinion, historical results of Mason-Dixon have not been restated to include Rose Shanis, however, disclosure rules governed by APB 16 require certain supplemental data be presented on a pro forma basis for the current and prior year. The following pro forma combined information reflects the results of operations for the current and prior year as though Mason-Dixon and Rose Shanis had combined at the beginning of each respective period:

(dollars in thousands, except per share data)           1998               1997
--------------------------------------------------------------------------------
Revenue                                              $100,488           $ 89,255
Net income                                           $ 10,615           $  9,136
Earnings per share                                   $   2.09           $   1.76


     On January 5, 1999, Mason-Dixon completed the acquisition of Sterling Bancorp, a privately held commercial bank headquartered in Baltimore, Maryland. Sterling Bancorp was the parent company of Sterling Bank & Trust Co., which operated four branches; one in Baltimore City, two in Baltimore County (Pikesville and Timonium) and one in Anne Arundel County (Annapolis). On February 12, 1999, Mason-Dixon merged Sterling Bank & Trust Co. into Bank of Maryland and simultaneously closed the branch offices in Pikesville and Baltimore City, servicing existing customers of these branches through nearby Bank of Maryland locations. The acquisition was paid for in cash totaling $10,300,000 and will be accounted for as a purchase in accordance with APB 16. At December 31, 1998, Sterling Bancorp had consolidated assets approximating $73,800,000, liabilities of $67,200,000 and stockholders' equity of $6,600,000. Sterling recorded a net loss for 1998 of $250,000 before merger related expenses. Goodwill associated with the purchase will be amortized over 15 years using the straight-line method.

3.   Restrictions on cash and due from banks

     The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves are based on percentages of certain deposit types and totaled $7,394,000 at December 31, 1998.

4.   Investment Securities

     The amortized cost and estimated fair values of investment securities available for sale are as follows:


(dollars in thousands)                                                 1998
---------------------------------------------------------------------------------------------------
                                                                 Gross        Gross
                                                Amortized     Unrealized   Unrealized     Fair
                                                   Cost          Gains       Losses       Value
---------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. government agencies                    $138,864     $    898     $     69     $139,693
Mortgage-backed securities                        219,202        2,460           47      221,615
                                                 --------------------------------------------------
Total debt securities available for sale          358,066        3,358          116      361,308
Equity securities available for sale               20,523           94          413       20,204
                                                 --------------------------------------------------
Total investment securities available for sale   $378,589     $  3,452     $    529     $381,512
                                                 ==================================================


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(dollars in thousands)                                               1997
------------------------------------------------------------------------------------------------
                                                                Gross      Gross
                                                Amortized    Unrealized  Unrealized       Fair
                                                   Cost         Gains      Losses        Value
------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. government agencies                    $ 50,233     $     85     $     --    $  50,318
Mortgage-backed securities                        184,160        2,799           12      186,947
                                                 -----------------------------------------------
Total debt securities available for sale          234,393        2,884           12      237,265
Equity securities available for sale               11,960          630           --       12,590
                                                 -----------------------------------------------
Total investment securities available for sale   $246,353     $  3,514     $     12    $ 249,855
                                                 ===============================================


     The amortized cost and estimated fair values of investment securities held to maturity are as follows:


(dollars in thousands)                                                  1998
------------------------------------------------------------------------------------------------
                                                               Gross        Gross
                                                Amortized    Unrealized   Unrealized     Fair
                                                   Cost         Gains       Losses       Value
------------------------------------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. government agencies        $ 26,292     $    190     $     --    $  26,482
Obligations of states and political subdivisions   99,885        2,862          313      102,434
Mortgage-backed securities                         52,269          544          342       52,471
Other debt securities                               6,920          215           --        7,135
                                                 -----------------------------------------------
Total debt securities held to maturity            185,366        3,811          655      188,522
Other securities                                       --           --           --           --
                                                 -----------------------------------------------
Total investment securities held to maturity     $185,366     $  3,811     $    655    $ 188,522
                                                 ===============================================


(dollars in thousands)                                                 1997
------------------------------------------------------------------------------------------------
                                                                Gross       Gross
                                                 Amortized   Unrealized   Unrealized     Fair
                                                    Cost        Gains       Losses       Value
------------------------------------------------------------------------------------------------
U.S. Treasury securities and
  obligations of U.S. government agencies        $ 40,447     $    116     $     34    $  40,529
Obligations of states and political subdivisions   84,490        2,032            3       86,519
Mortgage-backed securities                         77,793          674          312       78,155
                                                 -----------------------------------------------
Total debt securities held to maturity            202,730        2,822          349      205,203
Other securities                                    1,315           --            3        1,312
                                                 -----------------------------------------------
Total investment securities held to maturity     $204,045     $  2,822     $    352    $ 206,515
                                                 ===============================================

     The amortized cost and fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Available for           Held to
(dollars in thousands)                   Sale Portfolio      Maturity Portfolio
--------------------------------------------------------------------------------
                                       Amortized    Fair     Amortized    Fair
                                          Cost      Value       Cost      Value
--------------------------------------------------------------------------------
Due in one year                        $  5,304   $  5,315   $  7,313   $  7,388
Due after one year through five years    23,653     24,039     13,546     13,928
Due after five years through ten years  109,907    110,339     41,091     41,973
Due after ten years                          --         --     71,147     72,762
Mortgage-backed securities              219,202    221,615     52,269     52,471
                                       -----------------------------------------
Total debt securities                  $358,066   $361,308   $185,366   $188,522
                                       =========================================


     Proceeds from sales of investments in securities were $99,399 in 1998, $74,842 in 1997, and $71,249 in 1996.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


     Gross gains and gross losses on investment securities were as follows:

(dollars in thousands)                        1998           1997           1996
--------------------------------------------------------------------------------
Gross gains                                   $812           $778           $431
Gross losses                                  $ 20           $224           $160

     Investment securities held to maturity with a book value of $43,166,000 and investment securities available for sale with a book value of $263,848,000 at December 31, 1998, were pledged as collateral for certain liabilities as required or permitted by law.

     There were no state, county, and municipal securities whose book value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 1998 or 1997.

5. Loans and Allowance for Credit Losses At December 31, loans were as follows:

(dollars in thousands)                                   1998             1997
--------------------------------------------------------------------------------
Construction and land development                    $  41,262        $  31,427
Residential real estate--mortgage                      151,003          186,978
Commercial real estate--mortgage                       127,825          136,194
Commercial                                              87,166           88,669
Consumer                                                55,303           17,464
                                                     ---------------------------
  Total loans                                          462,559          460,732
Unearned income on loans                                    (2)            (341)
                                                     ---------------------------
  Loans (net of unearned income)                     $ 462,557        $ 460,391
                                                     ===========================


     Proceeds from sales of loans in 1998 and 1997 were $50,386,000 and $47,425,000, respectively.

     Changes in the allowance for credit losses were as follows:

(dollars in thousands)                        1998          1997          1996
--------------------------------------------------------------------------------
Balance at January 1                        $ 5,231       $ 5,167       $ 4,729
Allowance applicable to loans
  of acquired company                         2,881            --            --
Provision charged to
  operating expense                           3,677           138           836
Recoveries                                      579           503           338
Loans charged off                            (3,475)         (577)         (736)
                                            ------------------------------------
Balance at December 31                      $ 8,893       $ 5,231       $ 5,167
                                            ====================================

     In accordance with SFAS Nos. 114 and 118, "Accounting By Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," Mason-Dixon has identified certain loans as impaired. The following table presents information relating to impaired loans as of December 31:

(dollars in thousands)                                       1998          1997
--------------------------------------------------------------------------------
Actual recorded investment at year end                      $2,237        $1,716
                                                            ====================
Average recorded investment                                 $2,044        $1,586
                                                            ====================
Allowance for credit losses relating
  to all impaired loans                                     $  339        $  364
                                                            ====================

Cash payments:
  Applied to principal                                      $   14        $   40
  Applied to interest                                           49            95
                                                            --------------------
Totals                                                      $   63        $  135
                                                            ====================

6.   Premises and Equipment

     At December 31, premises and equipment consisted of the following:

(dollars in thousands)                                         1998        1997
--------------------------------------------------------------------------------
Land                                                         $ 2,981     $ 3,325
Buildings and leasehold improvements                          12,808      14,911
Vehicles and equipment                                        10,865      10,187
Construction and projects-in-process                           1,263         463
                                                            --------------------
                                                              27,917      28,886
Accumulated depreciation and amortization                     12,704      13,356
                                                            --------------------
Premises and equipment, net                                  $15,213     $15,530
                                                            ====================


     Depreciation expense on premises, equipment and leasehold improvements totaled $1,611,000, $1,519,000 and $1,392,000, for 1998, 1997 and 1996,
respectively.

     Total rental expenses for premises and equipment were $1,151,000 for 1998, $1,077,000 for 1997 and $1,060,000 for 1996. At December 31, 1998, the aggregate minimum rental commitments under all noncancelable operating leases for premises are indicated below. There were no rental commitments for equipment.

(dollars in thousands)
--------------------------------------------------------------------------------
1999                                                                    $ 1,233
2000                                                                      1,167
2001                                                                      1,132
2002                                                                      1,074
2003                                                                      1,010
Thereafter                                                                4,408
                                                                        -------
  Total                                                                 $10,024
                                                                        =======

     In addition to minimum rentals, certain leases have escalation clauses and include provisions for additional payments to cover taxes, insurance and maintenance.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


7.   Mortgage Servicing and Sub-Servicing Rights

     Bank of Maryland retains the mortgage sub-servicing rights to maintain escrow and other deposits for mortgages currently serviced by Greystone, a mortgage servicing company. As of December 31, the total amounts of these deposits included in the consolidated statements of financial condition were $13,278,000 for 1998 and $16,373,000 for 1997. The $10,030,000 purchase price is reduced by $7,911,000 in accumulated amortization and write-down costs as of December 31, 1998. An impairment loss of $841,000 was recorded during 1998, reflecting a deterioration in value precipitated by lower market interest rates and higher prepayment levels related to the underlying mortgages.

     Carroll County Bank retains servicing on certain loans it sells into the secondary market. At December 31, 1998, Carroll County Bank's servicing portfolio totaled $74,998,000. The servicing portfolio totaled $95,463,000 and $106,880,000 at December 31, 1997 and 1996, respectively. Escrow deposit balances relating to the servicing portfolio were $303,000, $911,000 and $1,310,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The amounts capitalized in connection with acquiring the right to service mortgage loans were $12,000 in 1998, $26,000 in 1997 and $50,000 in 1996.
Unamortized mortgage servicing rights at December 31, 1998 and 1997 were $94,000 and $95,000, respectively.

8.   Intangible Assets

     Intangible assets at December 31, 1998 consisted of the unamortized portion of goodwill related to the purchases of Bank of Maryland and Rose Shanis. The original goodwill for Bank of Maryland of $5,191,000 has been reduced by accumulated amortization of $1,023,000, the elimination during 1997 of a $1,400,000 valuation originally established for deferred income tax assets acquired and a reduction of $1,128,000 in 1998 reflecting the goodwill associated with the sale of five branches on the Eastern Shore of Maryland.

9.   Deposits

     At December 31, deposits were as follows:

(dollars in thousands)                                     1998            1997
--------------------------------------------------------------------------------
Non-interest bearing deposits                           $ 94,946        $ 89,692
Interest bearing deposits:
  Passbook and statement savings                          89,180          94,248
  Money market savings                                    74,443          89,106
  Time deposits:
    $100,000 or more                                      50,901          45,068
    Less than $100,000                                   266,207         269,353
                                                        ------------------------
  Total time deposits                                    317,108         314,421
  NOW accounts                                            64,672          63,782
                                                        ------------------------
Total interest bearing deposits                          545,403         561,557
                                                        ------------------------
Total deposits                                          $640,349        $651,249
                                                        ========================

10.  Short-Term Borrowings

     Short-term borrowings include securities sold under agreements to repurchase, which are securities sold to customers, at the customers' request, under a "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury notes or notes of Federal agencies which are segregated in Mason-Dixon's custodial accounts from other investments securities. The following table summarizes certain information for short-term borrowings:

(dollars in thousands)                      1998           1997           1996
--------------------------------------------------------------------------------
Average amount
  outstanding during year                $ 68,729       $ 87,173       $ 45,823
Weighted average
  interest rate during year                  5.50%          5.60%          5.48%
Amount outstanding at
  year end                               $ 41,816       $ 97,203       $ 53,734
Weighted average
  interest rate at year end                  4.70%          5.73%          5.42%
Maximum amount at
  any month end                          $107,529       $119,774       $ 67,607



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


11.  Long-Term Borrowings

     Long-term borrowings consisted of the following as of December 31, 1998:

(dollars in thousands)                                                     1998
--------------------------------------------------------------------------------
Federal Home Loan Bank of Atlanta (FHLB):
  5.30% Advance due January 18, 1999                                    $  3,980
  5.09% Advance due February 3, 2000                                      10,000
  5.47% Advance due April 18, 2000                                        40,000
  5.26% Advance due May 2, 2000                                           30,000
  5.31% Advance due July 10, 2000                                         11,918
  5.20% Advance due July 10, 2000                                            582
  5.00% Advance due September 20, 2000                                       571
  5.21% Advance due July 10, 2001                                          9,500
  6.03% Advance due June 26, 2002                                         25,000
  5.66% Advance due September 24, 2002                                     5,000
  4.91% Advance due January 15, 2003                                      10,000
  4.91% Advance due September 15, 2003                                     6,000
  5.03% Advance due November 26, 2007                                     25,000
  4.99% Advance due June 12, 2008                                         25,000
  5.51% Advance due June 23, 2008                                          5,000
  4.89% Advance due July 10, 2008                                         25,000
  5.31% Advance due July 20, 2008                                          5,000
  5.31% Advance due July 21, 2008                                         20,000
  5.09% Advance due August 28, 2008                                        5,000
  4.74% Advance due September 11, 2008                                     7,000
                                                                        --------
    Subtotal                                                             269,551
Unsecured Senior Notes--7.48% due April 22, 2008                          20,000
Mason-Dixon Capital Trust I--10.07% due
  June 15, 2027, net of $569 underwriting discount                        19,431
Mason-Dixon Capital Trust II--8.40% due
  June 30, 2028, net of $635 underwriting discount                        19,365
                                                                        --------
    Total                                                               $328,347
                                                                        ========

     The contractual annual maturities on long-term borrowings over the next five years are as follows: 1999--$3,980,000; 2000--$93,071,000;
2001--$9,500,000; 2002--$30,000,000; 2003--$16,000,000. Actual principal payments on the advances may vary, as Mason-Dixon has the option of prepaying principal on several advances. Some advances have interest rate reset provisions, which may result in changes to interest rates from the rates included in the table above. Mason-Dixon has pledged $89,548,000 of residential mortgage loans and $222,042,000 of investment securities as collateral for the advances.

     In June of 1997, Mason-Dixon Capital Trust ("MDCT"), a wholly-owned subsidiary of Mason-Dixon, issued $20,000,000 10.07% Preferred Securities due in 2027. MDCT invested the proceeds of the Preferred Securities, combined with $619,000 paid by Mason-Dixon for MDCT's Common Securities, in $20,619,000 of Mason-Dixon's 10.07% Junior Subordinated Debentures. MDCT's sole asset is the Junior Subordinated Debentures which matures in 2027. Mason-Dixon has fully and unconditionally guaranteed all of MDCT's obligations under the Preferred Securities. The Preferred Securities of MDCT qualify for inclusion in Tier 1 Capital under current capital guidelines and are subject to varying call provisions beginning in 2007.

     In April of 1998, Mason-Dixon Capital Trust II ("MDCT II"), a wholly-owned subsidiary of Mason-Dixon, issued $20,000,000 8.40% Preferred Securities due in 2028. MDCT II invested the proceeds of the Preferred Securities, combined with $619,000 paid by Mason-Dixon for MDCT II's Common Securities, in $20,619,000 of Mason-Dixon's 8.40% Junior Subordinated Debentures. MDCT II's sole asset is the Junior Subordinated Debentures which matures in 2028. Mason-Dixon has fully and unconditionally guaranteed all of MDCT II's obligations under the Preferred Securities. A portion of the Preferred Securities of MDCT II qualify for inclusion in Tier 1 Capital under current capital guidelines, while any amount not qualifying as Tier 1 Capital is included in Total Capital. Preferred Securities issued by MDCT II are subject to varying call provisions beginning in 2003.

     In April of 1998, Mason-Dixon issued $20,000,000 of its 7.48% Senior Notes through a private placement. The notes are not secured by any assets of Mason-Dixon, are non-amortizing and mature in full in 2008. The note agreement contains various covenants which are considered usual and customary.

12.  Stockholders' Equity

     Dividend Restriction--Under Maryland banking law, the Boards of Directors of Mason-Dixon subsidiary banks may declare cash dividends to Mason-Dixon from undivided profits and, with the prior consent and approval of the Bank Commissioner, from each individual bank's excess surplus after providing for expenses, losses, interest and taxes accrued or due. The amount of cash dividends that Mason-Dixon's subsidiaries could have paid without approval from the Bank Commissioner totaled $15,440,000 at December 31, 1998.

     Capital Adequacy--Mason-Dixon and its subsidiary banks ("the Banks") are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Quantitative measures defined by regulation to ensure capital adequacy require the Banks to maintain the amounts and ratios of total and Tier I capital to risk-weighted assets and of capital leverage to average assets as set forth in the following table. As of December 31, 1998, management believes that the Banks meet all capital adequacy requirements to which they are subject.

     The most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action as of December 31, 1998. To be categorized as well capitalized, the Banks must maintain minimum total capital, Tier I capital, and capital leverage ratios as indicated in the table. There are no conditions or events since that notification that management believes have changed the Banks' category. The Banks' actual capital amounts and ratios are also presented as of December 31, 1998 and 1997.

                                                                                                                    To Be Well
                                                                                               For Capital       Capitalized Under
                                                                                                Adequacy         Prompt Corrective
                                                                           Actual               Purposes         Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                               Amount       Ratio     Amount     Ratio     Amount       Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1998
 Total Capital (to Risk-Weighted Assets):
    Mason-Dixon                                                     $117,508      18.30%    $51,361     8.00%    $64,201      10.00%
    Carroll County Bank                                             $ 51,464      12.75%    $32,302     8.00%    $40,378      10.00%
    Bank of Maryland                                                $ 23,555      12.69%    $14,850     8.00%    $18,562      10.00%
  Tier 1 Capital (to Risk-Weighted Assets):
    Mason-Dixon                                                     $ 96,265      14.99%    $25,680     4.00%    $38,520       6.00%
    Carroll County Bank                                             $ 48,609      12.04%    $16,151     4.00%    $24,227       6.00%
    Bank of Maryland                                                $ 21,234      11.44%    $ 7,425     4.00%    $11,137       6.00%
  Capital Leverage (to Average Assets):
    Mason-Dixon                                                     $ 96,265       8.87%    $32,550     3.00%    $54,249       5.00%
    Carroll County Bank                                             $ 48,609       6.39%    $22,810     3.00%    $38,017       5.00%
    Bank of Maryland                                                $ 21,234       7.84%    $ 8,124     3.00%    $13,541       5.00%
As of December 31, 1997
 Total Capital (to Risk-Weighted Assets):
    Mason-Dixon                                                     $ 90,804      15.64%    $46,447     8.00%    $58,059      10.00%
    Carroll County Bank                                             $ 55,239      15.44%    $28,621     8.00%    $35,777      10.00%
    Bank of Maryland                                                $ 22,862      10.51%    $17,402     8.00%    $21,753      10.00%
  Tier 1 Capital (to Risk-Weighted Assets):
    Mason-Dixon                                                     $ 85,573      14.74%    $23,222     4.00%    $34,833       6.00%
    Carroll County Bank                                             $ 52,533      14.68%    $14,314     4.00%    $21,471       6.00%
    Bank of Maryland                                                $ 20,337       9.35%    $ 8,700     4.00%    $13,050       6.00%
  Capital Leverage (to Average Assets):
    Mason-Dixon                                                     $ 85,573       8.74%    $29,373     3.00%    $48,955       5.00%
    Carroll County Bank                                             $ 52,533       7.48%    $21,069     3.00%    $35,116       5.00%
    Bank of Maryland                                                $ 20,337       7.71%    $ 7,913     3.00%    $13,189       5.00%



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


     Dividend Reinvestment Plan--Mason-Dixon sponsors a Dividend Reinvestment and Stock Purchase Plan. This plan provides for 125,000 shares of Mason-Dixon's common stock to be reserved for issuance under the plan. The plan allows for participating stockholders to purchase additional shares by reinvesting the dividends paid on shares registered in their name, by making optional cash purchases or both. Shares reinvested or purchased are acquired in the open market at fair market value (average high and low sale price on the investment date as quoted on NASDAQ). Optional cash purchases are limited to a maximum of $5,000 per calendar quarter. Mason-Dixon reserves the right to amend, modify, suspend or terminate the plan at its discretion at any time.

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

(dollars in thousands)                             1998        1997        1996
--------------------------------------------------------------------------------
Service cost--benefits
  earned during year                              $ 389       $ 318       $ 373
Interest cost on projected
  benefit obligation                                504         490         475
Expected return on plan assets                     (740)       (616)       (519)
Amortization of transition asset                    (52)        (52)        (21)
Amortization of prior
  service cost                                      (21)         --          --
                                                  ------------------------------
Net pension cost                                  $  80       $ 140       $ 308
                                                  ==============================

Weighted average discount
  rate used in determining
  the actuarial present value
  of the projected benefit
  obligation                                       6.75%       7.25%       7.50%
Rate of increase in future
  compensation                                     5.50%       5.50%       5.50%
Long-term rate of return
  on assets                                        9.00%       9.00%       9.00%

     The following table sets forth the plan's funded status and amounts recognized in the balance sheet at December 31:

(dollars in thousands)                                      1998          1997
--------------------------------------------------------------------------------
Change in benefit obligation
  Benefit obligation at beginning of year                 $ 7,160       $ 6,987
  Service cost                                                389           318
  Interest cost                                               504           490
  Plan participants' contributions                             --            --
  Amendments                                                   --          (524)
  Actuarial loss                                              667           166
  Benefits paid                                              (301)         (277)
                                                          ----------------------
  Benefit obligation at end of year                         8,419         7,160
                                                          ----------------------
Change in plan assets

  Fair value of assets at beginning of year                 8,106         6,829
  Actual return on plan assets                                715         1,033
  Employer contributions                                      504           521
  Plan participants' contributions                             --            --
  Benefits paid                                              (301)         (277)
                                                          ----------------------
  Fair value of assets at end of year                       9,024         8,106
                                                          ----------------------
  Funded status                                               605           946
  Unrecognized transition asset                              (108)         (160)
  Unamortized prior service cost                             (257)         (278)
  Unrecognized actuarial loss/(gain)                          458          (234)
                                                          ----------------------
  Net amount recognized                                   $   698       $   274
                                                          ======================

     Mason-Dixon sponsors an employee savings and investment plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees meeting age and service requirements and provides for both employee and employer matching contributions and additional unmatched discretionary contributions. Participants in either matched or unmatched contributions may be required to invest a portion in common stock of Mason-Dixon. Contributions to the plan totaled $232,000 for 1998, $249,000 for 1997 and $352,000 for 1996.

14.  Stock Options

     Mason-Dixon has awarded stock options to directors and executive officers pursuant to various compensation plans. Each grant was made at a price equal to the fair market value of the stock on the date of the grant. Options are granted upon approval of the Board of Directors under various vesting schedules with a maximum exercise term of 10 years.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Information with respect to options is as follows for the years ended December 31:


                                                                    1998                    1997                1996
---------------------------------------------------------------------------------------------------------------------------
                                                                        Pricing                 Pricing              Pricing
                                                           Shares        Range      Shares       Range      Shares    Range
---------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                           10,905   $19.75-$21.00    4,500        $  21.00       --  $   --
  Granted                                                  18,631    29.75- 33.00    6,405           19.75    4,500   21.00
  Exercised                                                    --              --       --              --       --      --
  Expired/canceled/forfeited                               (1,040)   33.00- 33.00       --              --       --      --
                                                           ----------------------------------------------------------------
Outstanding at end of year                                 28,496   $19.75-$33.00   10,905   $19.75-$21.00    4,500  $21.00
                                                           ================================================================
Weighted average exercise price                                           $ 27.48                 $  20.27           $21.00

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                              1998          1997          1996
--------------------------------------------------------------------------------
Dividend yield                                2.06%         2.73%         2.73%
Expected volatility                          30.00%        30.00%        30.00%
Risk-free interest rate                       5.69%         6.29%         6.29%
Expected lives                            10 years      10 years      10 years

     Mason-Dixon has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board No. 25 and related interpretations in accounting for options. If Mason-Dixon had elected to recognize compensation cost based on the fair value at the grant dates for awards prescribed by SFAS 123, pro forma net income and basic earnings per share would have been as follows:

(dollars in thousands,
except per share data)                      1998           1997           1996
--------------------------------------------------------------------------------
Net income                              $   10,742      $   9,115      $   8,403
Basic earnings per share                $     2.12      $    1.76      $    1.59

15.  Post-Retirement Health Care and Life Insurance Benefits

     The expected cost of providing post-retirement benefits is recognized in the financial statements during the employee's active service period.

     Post-retirement benefit expense for the years ended December 31 is as follows:

(dollars in thousands)                                   1998     1997     1996
--------------------------------------------------------------------------------
Service cost                                             $  6     $  5     $  6
Interest cost on projected benefit obligation              49       43       66
Amortization of prior service cost                        (16)     (16)      --
Amortization of unrecognized net loss (gain)                3       --       (1)
                                                         -----------------------
Net post-retirement benefit cost                         $ 42     $ 32     $ 71
                                                         =======================

     Mason-Dixon's post-retirement benefit plan is not funded. The status of the plan as of December 31 was as follows:

(dollars in thousands)                                        1998        1997
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated post-retirement benefit
    obligations--
      Retirees                                                $(521)      $(585)
      Fully eligible active plan participants                    (9)        (39)
      Other active plan participants                            (73)        (41)
                                                              ------------------
                                                               (603)       (665)
Unrecognized prior service cost                                (221)       (237)
Unrecognized net loss from the effect of change
  of assumption                                                  35          92
                                                              ------------------
Accrued post-retirement liability                             $(789)      $(810)
                                                              ==================


     The assumed health care cost trend rate used in measuring the accumulated post-retirement obligation was 6.80% for 1998, gradually declining to 5.00% over the next 7 years and remaining at that level thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated post-retirement obligation as of December 31, 1998 by 10.00%. The assumed discount rate in determining the accumulated post-retirement benefit obligation was 7.25% for 1998 and 7.75% for 1997 and 8.00% for 1996.

16.  Deferred Compensation

     Mason-Dixon, Carroll County Bank, and Bank of Maryland have entered into deferred compensation agreements with former executive officers, certain members of senior management, and Boards of Directors. Under the terms of the agreements, certain portions of officers' base salaries and the directors' fees have been deferred. The plan is entirely contributory by the participant and, therefore, no benefit expense is included in the consolidated statements of income for 1998, 1997, and 1996.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

17.  Income Taxes

     Applicable income taxes were as follows:

(dollars in thousands)                            1998        1997        1996
--------------------------------------------------------------------------------
Current:
  Federal                                       $ 3,558     $ 2,347     $ 2,089
  State                                             114         264         316
                                                --------------------------------
    Total current                                 3,672       2,611       2,405
                                                --------------------------------
Deferred:
  Federal                                           505         451         490
  State                                             111         100         108
                                                --------------------------------
    Total deferred                                  616         551         598
                                                --------------------------------
    Total income tax expense                    $ 4,288     $ 3,162     $ 3,003
                                                ================================

     Components of deferred income tax expense for the three years ended December 31 were as follows:

(dollars in thousands)                            1998        1997        1996
--------------------------------------------------------------------------------
Allowance for loan losses                       $  (502)    $  (157)    $  (257)
Pension expense                                     236          75          83
Depreciation                                         42          26          18
Loan fees                                           399         (17)        (23)
Loan costs                                          (34)         62         (43)
Deferred compensation                                21        (188)       (114)
Post-retirement benefits                              5          13          (3)
Mortgage sub-servicing rights                      (218)         85          85
Net operating loss carryforwards                    609         609         718
Lease expense                                        16         (64)         --
Purchase accounting adjustments                      17         157         271
Other                                                25         (50)       (137)
                                                --------------------------------
  Total deferred income tax expense             $   616     $   551     $   598
                                                ================================

     At December 31, 1998 and 1997, net deferred income taxes are as follows:

(dollars in thousands)                                            1998     1997
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                                    $2,345   $1,843
  Purchase accounting adjustments                                    62       79
  Deferred compensation                                             674      695
  Post-retirement benefits                                          305      310
  Deferred loan fees and costs                                       37      402
  Pension expense                                                    --       --
  Mortgage sub-servicing rights                                     775      557
  Net operating loss carryforwards                                2,923    3,532
  Lease expense                                                      48       64
  Other                                                             146      222
                                                                 ---------------
    Total deferred tax assets                                     7,315    7,704
                                                                 ---------------
Deferred tax liabilities:
  Depreciation                                                      214      172
  Pension expense                                                   275       39
  Other                                                              --       52
  Unrealized gain on securities available for sale                1,129    1,352
                                                                 ---------------
    Total deferred tax liabilities                                1,618    1,615
                                                                 ---------------
Net deferred income taxes                                        $5,697   $6,089
                                                                 ===============



--------------------------------------------------------------------------------

     Total income tax expense of $4,288,000, $3,162,000 and $3,003,000 for 1998,
1997 and 1996 was 28.4%, 25.7% and 26.3%, respectively, of income before taxes as compared to the maximum statutory rate for Federal income taxes, reconciled as follows:

(dollars in thousands)                                                     1998                  1997                 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Percent               Percent               Percent
                                                                              of Pretax             of Pretax             of Pretax
                                                                     Amount    Income      Amount    Income      Amount    Income
-----------------------------------------------------------------------------------------------------------------------------------
Computed at statutory rate                                          $ 5,285     35.0%     $ 4,312     35.0%     $ 4,004     35.0%
Increases (decreases) in taxes resulting from:
  Tax exempt interest income                                         (1,745)   (11.5)      (1,647)   (13.3)      (1,521)    (13.3)
  Dividend exclusion                                                    (42)    (0.3)         (33)    (0.3)          (1)      --
  State income taxes, net of Federal income tax benefit                 146      1.0          236      1.9          307      2.7
  Nondeductible interest expense                                        249      1.6          234      1.9          197      1.7
  Nondeductible goodwill and merger expenses                            501      3.3          156      1.3          173      1.5
  Other--net                                                           (106)    (0.7)         (96)    (0.8)        (156)    (1.3)
                                                                    ---------------------------------------------------------------
Actual tax expense                                                  $ 4,288     28.4%     $ 3,162     25.7%     $ 3,003     26.3%
                                                                    ===============================================================


     Net operating loss carryforwards obtained through the acquisition of Bank of Maryland totaled approximately $7,571,000 for income tax purposes at December 31, 1998, and expire at various times beginning in 2002. Under Section 382 of the Internal Revenue Code, Mason-Dixon's utilization of these loss carryforwards is limited to an annual maximum amount of $1,575,000, which can only be applied to the taxable income of Bank of Maryland. At December 31, 1997, a $1,400,000 valuation allowance related to the net operating loss carryforwards was eliminated. The valuation was determined to be unnecessary in light of Bank of Maryland's continued pattern of profitability and likelihood of fully realizing all of the net operating loss carryforward.

18.  Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which is effective for reporting periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation and more closely align earnings per share definitions with international rules. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. Diluted earnings per share is arrived at by dividing net income by the weighted average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and the conversion impact of any convertible equity securities.

     The calculations of basic and diluted earnings per share were as follows:

(dollars in thousands, except per share data)    1998         1997        1996
--------------------------------------------------------------------------------
Basic earnings per share:
  Net income                                     $10,811      $9,159      $8,436
  Average common shares outstanding--basic     5,073,518   5,183,659   5,285,268
  Net income per common share--basic               $2.13       $1.77       $1.60
Diluted earnings per share:
  Net income                                     $10,811      $9,159      $8,436
  Average common shares outstanding            5,073,518   5,183,659   5,285,268
  Stock option adjustment                          4,260       1,492          --
  Average common shares outstanding--diluted   5,077,778   5,185,151   5,285,268
  Net income per common share--diluted             $2.13       $1.77       $1.60



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


19.  Related Party Transactions

     During the ordinary course of business, Mason-Dixon's subsidiaries make loans to many of their directors and their associates and several of their policy-making officers on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers. Loans outstanding, both direct and indirect, to directors, their associates, and policy-making officers totaled $8,644,000 and $3,552,000 at December 31, 1998 and 1997, respectively. During 1998, $25,889,000 of new loans were made and repayments totaled $20,797,000. In 1997, $1,990,000 of new loans were made and repayments totaled $1,285,000.

20.  Commitments and Contingencies

     Mason-Dixon is a party to litigation related to its business. In the opinion of management, the ultimate liability, if any, resulting from these matters would not have a significant effect on Mason-Dixon's consolidated financial position, results of operations or liquidity.

21.  Financial Instruments with Off-Balance Sheet Risk

     Mason-Dixon is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments may include commitments to extend credit, standby letters of credit, interest rate swaps and purchase commitments. Mason-Dixon uses these financial instruments to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. Financial instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk. These do not represent unusual risks, and management does not anticipate any losses which would have a material effect on the accompanying financial statements.

     The following is a summary of the contract or notional amount of significant commitments and contingent liabilities:

(dollars in thousands)                                   1998             1997
--------------------------------------------------------------------------------
Commitments to extend credit                           $137,278         $151,403
Standby letters of credit                              $ 16,475         $  6,072
Interest rate swaps                                    $ 82,000         $ 55,000
Purchase commitments                                   $    311         $    779

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

     Interest rate swaps involve an agreement to exchange fixed and variable rate interest payments based on a notional principal amount and maturity date. The differential between the fixed and variable rate is included as interest income or expense of the asset or liability being hedged. These derivative financial instruments are used for asset/liability management. Entering into swaps involves the risk of dealing with counterparties and their ability to meet the terms of outstanding contracts and risks related to movements in interest rates. The credit risk of interest rate swap contracts is controlled through credit approvals, limits and monitoring procedures. The principal or notional amounts are used to compute the volume of interest obligations, but the amounts potentially subject to risk are much smaller. With regard to these agreements, the risk of loss is estimated as $112,000 at December 31, 1998, representing the current cost of replacing only those swaps in a gain position in the event of counterparty failure.

     Purchase commitments include contract agreements to purchase land and certain computer equipment. Mason-Dixon entered into a five-year agreement for outside computer processing services expiring June, 2001. There is a minimum monthly processing fee of $78,000, plus additional amounts based on the number and types of transactions.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

22.  Fair Value Of Financial Instruments

     The fair values of Mason-Dixon's financial instruments at December 31 were as follows:


(dollars in thousands)                               1998                     1997
-------------------------------------------------------------------------------------------
                                            Book Value  Fair Value   Book Value  Fair Value
-------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                    $  22,642   $  22,642    $  20,245   $  20,245
  Interest bearing deposits in other banks   $     638   $     638    $     482   $     482
  Federal funds sold                         $   2,363   $   2,363    $  17,236   $  17,236
  Investment securities--HTM                 $ 185,366   $ 188,522    $ 204,045   $ 206,515
  Investment securities--AFS                 $ 381,512   $ 381,512    $ 249,855   $ 249,855
  Loans held for sale                        $   7,645   $   7,791    $   4,439   $   4,486
  Loans                                      $ 462,557   $ 462,364    $ 460,391   $ 461,278
Financial Liabilities

  Deposits                                   $ 640,349   $ 640,636    $ 651,249   $ 654,301
  Short-term borrowings                      $  41,816   $  41,816    $  97,203   $  97,203
  Long-term borrowings                       $ 328,347   $ 331,622    $ 160,889   $ 165,242
Off-Balance Sheet Items

  Commitments to extend credit               $      --   $      --    $      --   $      --
  Standby letters of credit                  $      --   $     330    $      --   $     121
  Interest rate swaps                        $      --   $  (2,520)   $      --   $    (269)


23.  Segment Information

     In June of 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. This accounting statement requires disclosure of revenues and other information based on the way management organizes segments of the business for making operating decisions and assessing performance.

     Mason-Dixon is organized into two distinct lines of business; community banking and consumer finance. Community banking is comprised of lending and the sale of traditional banking products, as well as retail investment products through Mason-Dixon's community banking affiliates. Lending activities consist of commercial, small business, residential and installment lending (primarily home equity). Investment products include checking, savings, and money market accounts; certificates of deposit, trust services, and non-deposit investment products such as mutual funds and annuities. Consumer finance activities relate to the activities of Rose Shanis and Bay Insurance. These companies are involved in making small consumer loans and sales of credit related insurance products through its independent branch offices, as well as the purchase of loans through a network of dealers throughout Central Maryland. Mason-Dixon believes these are two distinct lines of business, and measures and manages financial and operating performance of business separately.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


     Information by business segment for 1998 is included in the table below. Rose Shanis and Bay Insurance were acquired during 1998. Prior to the acquisition of these companies, Mason-Dixon had no operating segments as defined by SFAS No. 131.


                                                            Community     Consumer     Intersegment
(dollars in thousands)                                       Banking       Finance     Eliminations      Total
-----------------------------------------------------------------------------------------------------------------
Interest income                                           $    73,910    $     9,746   $    (1,590)   $    82,066
Interest expense                                               43,672          2,109        (1,590)        44,191
                                                          -------------------------------------------------------
  Net interest income                                          30,238          7,637            --         37,875
Provision for credit losses                                     1,114          2,563            --          3,677
                                                          -------------------------------------------------------
  Net interest income after provision for credit losses        29,124          5,074            --         34,198
Other operating income                                         15,592          1,566          (144)        17,014
Other operating expense                                        30,511          5,746          (144)        36,113
Net intersegment income                                        (1,734)         1,734            --             --
                                                          -------------------------------------------------------
Income before taxes                                       $    12,471    $     2,628   $        --    $    15,099
                                                          =======================================================
Average total assets                                      $ 1,041,173    $    40,884   $   (19,010)   $ 1,063,047
                                                          =======================================================


24.  Subsequent Event (Unaudited)

     On January 27, 1999, Mason-Dixon entered into an Agreement and Plan of Reorganization with BB&T Corporation ("BB&T") of Winston-Salem, North Carolina. The agreement allows for the acquisition of Mason-Dixon by BB&T. The terms of the agreement call for stockholders of Mason-Dixon to receive 1.3 shares of BB&T common stock for each common share of Mason-Dixon. The acquisition will be structured as a tax-free exchange and accounted for as a pooling-of-interests. The transaction is subject to various regulatory approvals and approval by Mason-Dixon stockholders. In conjunction with the agreement, Mason Dixon entered into a Stock Option Agreement which grants BB&T the option to purchase up to 1,006,868 common shares of Mason-Dixon at a price per share of $40.00. Under the conditions of the Agreement and Plan of Reorganization, Mason-Dixon is not permitted to issue any new shares of common stock other than those permitted under Mason-Dixon's Omnibus Stock Plan without prior written consent of BB&T. Additionally, Mason-Dixon may not issue any new debt, enter into any long-term contracts or operate outside its normal course of business without written consent from BB&T.

25.  Quarterly Results Of Operations (Unaudited)

     The following is a summary of Mason-Dixon's unaudited quarterly results of operations:

(dollars in thousands, except per share data)               1998
--------------------------------------------------------------------------------
Three months ended:                          12/31     9/30      6/30      3/31
--------------------------------------------------------------------------------
Interest income                            $20,780   $20,672   $20,936   $19,678
Interest expense                            11,314    11,378    11,053    10,446
                                           -------------------------------------
Net interest income                          9,466     9,294     9,883     9,232
Provision for credit losses                     63       125     3,172       317
Other operating income                       2,777     2,252     9,076     2,117
Gain on sales of securities                    287       148        46       311
Operating expenses                           8,960     8,747    10,444     7,962
                                           -------------------------------------
Income before taxes                          3,507     2,822     5,389     3,381
Applicable income taxes                        780       586     2,052       870
                                           -------------------------------------
Net income                                 $ 2,727   $ 2,236   $ 3,337   $ 2,511
                                           =====================================
Net income per common share (Basic)        $  0.54   $  0.44   $  0.66   $  0.49
                                           =====================================
Net income per common share (Diluted)      $  0.54   $  0.44   $  0.66   $  0.49
                                           =====================================


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(dollars in thousands, except per share data)                1997
--------------------------------------------------------------------------------
Three months ended:                          12/31      9/30      6/30      3/31
--------------------------------------------------------------------------------
Interest income                           $ 18,095  $ 17,720  $ 16,125  $ 15,495
Interest expense                            10,149     9,910     8,356     7,760
                                          --------------------------------------
Net interest income                          7,946     7,810     7,769     7,735
Provision for credit losses                     42       (12)       51        57
Other operating income                       2,101     1,928     1,802     1,605
Gain on sales of securities                    220        26        87       221
Operating expenses                           6,949     6,717     6,720     6,405
                                          --------------------------------------
Income before taxes                          3,276     3,059     2,887     3,099
Applicable income taxes                        829       771       738       824
                                          --------------------------------------
Net income                                $  2,447  $  2,288  $  2,149  $  2,275
                                          ======================================
Net income per common share (Basic)       $   0.48  $   0.45  $   0.41  $   0.43
                                          ======================================
Net income per common share (Diluted)     $   0.48  $   0.45  $   0.41  $   0.43
                                          ======================================


26.  Parent Company Only Financial Information

     Condensed financial information for Mason-Dixon Bancshares, Inc. (Parent Company Only) is as follows:

(dollars in thousands)                                           December 31,
--------------------------------------------------------------------------------
Condensed Balance Sheets                                      1998         1997
--------------------------------------------------------------------------------
Assets
  Cash and due from banks                                  $    629     $  1,703
  Interest bearing deposits in subsidiaries                   3,893          849
  Investment securities available for sale--
    at fair value                                             6,544        7,462
  Investment securities held to maturity--
    at amortized cost--
    fair value of $1,002 (1998) and $998 (1997)               1,000        1,000
  Loans to subsidiaries                                      28,600           --
  Investment in subsidiaries                                102,690       86,493
  Advances to subsidiaries and other assets                   2,931          948
                                                           ---------------------
    Total Assets                                           $146,287     $ 98,455
                                                           =====================
Liabilities
  Long-term borrowings                                     $ 63,034     $ 22,031
  Deferred income taxes                                          --          243
  Other liabilities                                           1,114          732
                                                           ---------------------
    Total Liabilities                                        64,148       23,006
                                                           ---------------------
Stockholders' Equity
  Common stock                                                5,072        5,077
  Surplus                                                    35,738       35,948
  Retained earnings                                          39,535       32,275
  Accumulated other comprehensive income                      1,794        2,149
                                                           ---------------------
    Total Stockholders' Equity                               82,139       75,449
                                                           ---------------------
    Total Liabilities and Stockholders' Equity             $146,287     $ 98,455
                                                           =====================



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


(dollars in thousands)                                                                                 December 31,
---------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Income for the period ended                                             1998        1997      1996
---------------------------------------------------------------------------------------------------------------------------
Income
  Cash dividends from subsidiaries                                                           $ 12,379    $  4,139   $ 6,372
  Interest and dividend income                                                                  2,289         517       131
  Other income                                                                                  1,171         281        60
                                                                                             ------------------------------
  Total Income                                                                                 15,839       4,937     6,563
Interest expense on long-term borrowings                                                        4,548       1,394       490
Operating expenses                                                                                863         853       498
                                                                                             ------------------------------
Income before income tax benefit and equity in undistributed income of subsidiaries            10,428       2,690     5,575
Income tax benefit                                                                               (410)       (554)     (264)
                                                                                             ------------------------------
Income before equity in undistributed income of subsidiaries                                   10,838       3,244     5,839
Equity in undistributed income of subsidiaries                                                    (27)      5,915     2,597
                                                                                             ------------------------------
    Net Income                                                                               $ 10,811    $  9,159   $ 8,436
                                                                                             ==============================



(dollars in thousands)                                                                                 December 31,
---------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows for the period ended                                         1998        1997      1996
---------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                                                 $ 10,811    $  9,159   $ 8,436
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed income of subsidiaries                                                 27      (5,915)   (2,597)
    Gain on sale of assets                                                                       (341)       (220)       --
    Net (increase) decrease in other assets                                                      (850)       (400)      167
    Net increase (decrease) in other liabilities                                                  545        (201)      189
    Other--net                                                                                     35          23        --
                                                                                             ------------------------------
      Net Cash Provided by Operating Activities                                                10,227       2,446     6,195
                                                                                             ------------------------------
Cash Flows From Investing Activities
  Investments in and advances to subsidiaries                                                 (46,132)     (6,179)      (60)
  Repayment of advances to subsidiaries                                                           431          60        60
  Purchases of investment securities                                                           (8,968)    (10,021)       --
  Proceeds from sales of investment securities                                                  9,278       3,397        --
                                                                                             ------------------------------
      Net Cash Used by Investing Activities                                                   (45,391)    (12,743)       --
                                                                                             ------------------------------
Cash Flows From Financing Activities
  Proceeds from long-term borrowings                                                           39,969      20,019     2,000
  Repayment of long-term borrowings                                                                --      (1,313)   (5,188)
  Proceeds from advances from subsidiaries                                                      4,191          --        --
  Repayment of advances from subsidiaries                                                      (3,260)         --        --
  Repurchase of common stock                                                                   (1,021)     (5,413)       --
  Issuance of additional shares of common stock                                                   806         575       798
  Dividends paid                                                                               (3,551)     (3,215)   (2,750)
                                                                                             ------------------------------
      Net Cash Provided (Used) by Financing Activities                                         37,134      10,653    (5,140)
                                                                                             ------------------------------
  Net Increase in Cash and Cash Equivalents                                                     1,970         356     1,055
  Cash and Cash Equivalents at Beginning of Year                                                2,552       2,196     1,141
                                                                                             ------------------------------
  Cash and Cash Equivalents at End of Year                                                   $  4,522    $  2,552   $ 2,196
                                                                                             ==============================



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                          INDEPENDENT AUDITORS' REPORT

[LETTERHEAD]
STEGMAN
& COMPANY

Stockholders and Board of Directors
Mason-Dixon Bancshares, Inc.
Westminster, Maryland

     We have audited the accompanying consolidated balance sheets of Mason-Dixon Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mason-Dixon Bancshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ STEGMAN & COMPANY

Baltimore, Maryland
January 15, 1999



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                        EXECUTIVE OFFICERS AND DIRECTORS

                                  Subsidiaries



Carroll County Bank and Trust Company
Executive Officers:

Michael L. Oster
President and Chief Executive Officer

Gerald G. Alsentzer
Senior Vice President

William J. Gering
Senior Vice President

J. Edward Gottleib
Senior Vice President

Mark A. Keidel, CPA
Senior Vice President

Louna S. Primm
Senior Vice President

Marcus L. Primm
Senior Vice President

Christine L. Whiteleather, CFA
Senior Vice President


Directors:

William B. Dulany
Chairman of the Board
Partner, Dulany and Leahy Attorneys
Westminster

David S. Babylon, Jr.
Retired Accountant
Westminster

Miriam F. Beck
Retired Administrator
Carroll County Board of Education
Sykesville

Brian L. Haight
Vice President and Treasurer
Haight Funeral Home and Chapel
Eldersburg

Linda A. Hikel
Vice President and Partner
Shelter Systems Limited
Westminster

R. Neal Hoffman
Managing Partner
Hoffman, Comfort, Galloway & Offutt
Attorneys
Westminster

S. Ray Hollinger
Chairman
W.H. Davis Company
T/A Davis Buick-GMC Truck
Westminster

Michael L. Oster
President and Chief Executive Officer
Westminster

Edwin W. Shauck
Retired Executive Vice President
Carroll County Bank and Trust Company
Westminster

James C. Snyder
Retired
Manufacturing and Distribution of
Truck Equipment
Manchester

G. Lee Sturgill, CPA
Partner
Sturgill & Associates
Westminster

Stevenson B. Yingling
President
Yingling General Tire, Inc.
Westminster

Bank of Maryland
Executive Officers:

Hunter F. Calloway
President and Chief Executive Officer

Edward P. Barker
Senior Vice President

Douglas S. Ewalt
Senior Vice President

Richard C. Springer
Senior Vice President

Directors:

Henry S. Baker, Jr.
Chairman of the Board
Retired
Maryland National Bank
Monkton

Hunter F. Calloway
President and Chief Executive Officer
Towson

Donald H. Campbell
President and Chief Executive Officer
First State Packaging, Inc.
Salisbury

Henry D. Felton
Chairman of the Board
Avatech Solutions, Inc.
Owings Mills

R. Michael Gill
President and Chief Executive Officer
Americom
Lutherville

Ethan D. Grossman
President
Ethan Grossman Engineering
Washington, DC

J. Patrick Henry
Chief Operating Officer
Colonial Professional Cars, Ltd.
Annapolis

Larry S. Kamanitz, CPA
Business Consultant
Grant Thornton, LLP
Baltimore

J. William Middelton
Chairman
Middelton, Limburg & Company, Inc.
Lutherville

Roger R. Rice
President
Rice & Associates Insurance
Bel Air

Jack A. Serber
Retired Accountant
Bethesda

Stephen C. Winter
Esquire
Miles & Stockbridge
Towson

Mason-Dixon Business Services, LLC
(Bank Operations Subsidiary)

Officers:

A. Gary Rever
President

William K. Stocksdale
Senior Vice President

Rose Shanis Financial Services, LLC
Officers:

Bonnie V. Klapaska
Regional Manager

Scott D. Frankle
Regional Manager

Joshua C. Johnson
Regional Manager



--------------------------------------------------------------------------------

                        EXECUTIVE OFFICERS AND DIRECTORS
                      Mason-Dixon Bancshares, Inc.

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

Henry S. Baker, Jr.
Retired
Maryland National Bank
Monkton

Miriam F. Beck
Retired Administrator
Carroll County Board of Education
Sykesville

Donald H. Campbell
President and Chief Executive Officer
First State Packaging, Inc.
Salisbury

Thomas K. Ferguson
President and Chief Executive Officer
Westminster

R. Neal Hoffman
Managing Partner
Hoffman, Comfort, Galloway & Offutt Attorneys
Westminster

S. Ray Hollinger
Chairman
W.H. Davis Company
T/A Davis Buick-GMC Truck
Westminster

J. William Middelton
Chairman
Middelton, Limburg & Company, Inc.
Lutherville

Edwin W. Shauck
Retired
Executive Vice President
Carroll County Bank and Trust Company
Westminster

James C. Snyder
Retired
Manufacturing and Distribution of Truck Equipment
Manchester

Stevenson B. Yingling
President
Yingling General Tire, Inc.
Westminster






Designed by Curran & Connors, Inc. / www.curran-connors.com


--------------------------------------------------------------------------------

                          MASON-DIXON BANCSHARES, INC.

                               45 WEST MAIN STREET

                           WESTMINSTER, MARYLAND 21157

                                 (410) 857-3401

                                  www.msdx.com